      As filed with the Securities and Exchange Commission on March __,1998

                                                                Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           DAEDALUS ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)


      Delaware                                        3812                           38-1873250
(State or other jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)          Classification Code Number)             Identification No.)


                               300 Parkland Plaza
                            Ann Arbor, Michigan 48103
                                 (313) 769-5649
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                  Thomas R. Ory
                               300 Parkland Plaza
                            Ann Arbor, Michigan 48103
                                 (313) 769-5649
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------
                                   copies to:

                 MARK A. METZ                   MARK J. WISHNER
              DYKEMA GOSSETT PLLC       MICHAELS, WISHNER & BONNER, P.C.
            400 RENAISSANCE CENTER       1140 CONNECTICUT AVENUE, N.W.
            DETROIT, MICHIGAN 48243        WASHINGTON, D.C. 20036

                             ---------------------

     Approximate date of commencement of proposed sale to public: At the effective time of the merger of a wholly-owned subsidiary of Daedalus Enterprises, Inc. with and into S. T. Research Corporation as described in the enclosed Joint Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

                                                            Proposed                 Proposed
                                                            Maximum                  Maximum                  Amount of
Title of Each Class                     Amount to           Offering Price           Aggregate                Registration
of Securities to be Registered          be Registered       Per Unit (1)             Offering Price (1)       Fee
Common Stock, .01 par value             3,420,527                n/a                 $2,467,289               $728

     (1) Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee based on the book value of STR Common Stock on December 31, 1997.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

[Logo]



March __, 1998

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Daedalus Enterprises, Inc. ("DEI"), which will be held on April __, 1998 at DEI's principal office, 300 Parkland Plaza, Ann Arbor, Michigan, commencing at 9:00 a.m., local time.

     At this important meeting you will be asked to consider and vote to approve an amendment to DEI's certificate of incorporation to change DEI's name to "Sensys Technologies Inc." and increase the number of authorized shares of DEI common stock, par value $.01 per share ("DEI Common Stock"), to 5,000,000 pursuant to the Agreement and Plan of Merger dated as of December 23, 1997 (the "Merger Agreement"), by and among DEI, DEI Merger Sub, Inc., a wholly owned subsidiary of DEI ("Merger Sub"), and S.T. Research Corporation ("STR"). Upon consummation of the transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into STR and become a wholly owned subsidiary of DEI (the "Merger") and the stockholders of STR (other than stockholders of STR who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus) will receive 2.58 shares of DEI Common Stock for each outstanding share of STR common stock, which will represent approximately 86.5% of the outstanding shares of DEI Common Stock immediately following the Merger. You will also be asked to consider and vote upon the election of directors to the DEI Board of Directors and an amendment to DEI's Long-Term Incentive Plan. Approval of the Merger by DEI's stockholders is not required under applicable law. If the Merger Agreement is terminated, the amendment to the certificate of incorporation and the amendment to the Long-Term Incentive Plan will not become effective. The accompanying Joint Proxy Statement/Prospectus provides details of the proposed Merger and information related to the matters to be acted upon at the Annual Meeting. You are urged to read the Joint Proxy Statement/Prospectus carefully.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AS BEING FAIR TO, AND IN THE BEST INTERESTS OF DEI AND ITS STOCKHOLDERS. IN ORDER TO ENABLE THE MERGER TO OCCUR, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. IN ADDITION, THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS AND THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN.

     It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. In order to ensure that you will be represented, we encourage you to complete and return the enclosed proxy card promptly, even if you currently plan to attend the Annual Meeting. If you are a record owner, attend the Annual Meeting and vote in person, your vote will supersede your proxy.

Sincerely,



Thomas R. Ory
President and Chief Executive Officer

                           DAEDALUS ENTERPRISES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL __, 1998



To the Stockholders of
Daedalus Enterprises, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Daedalus Enterprises, Inc., a Delaware corporation ("DEI"), will be held on April __, 1998 at DEI's principal office, 300 Parkland Plaza, Ann Arbor, Michigan, commencing at 9:00 a.m., local time, for the following purposes:

              (1) to consider and vote upon a proposal to amend and restate DEI's certificate of incorporation to change DEI's name to "Sensys Technologies Inc." and increase the number of authorized shares of DEI common stock, par value $.01 per share (the "DEI Common Stock"), to 5,000,000 pursuant to the Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement"), by and among DEI, DEI Merger Sub, Inc., a wholly owned subsidiary of DEI ("Merger Sub"), and S.T. Research Corporation ("STR"), pursuant to which, among other things; (a) Merger Sub will be merged with and into STR (the "Merger"), and (b) each share of STR common stock outstanding immediately prior to the consummation of the Merger (other than shares held by stockholders of STR who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus), will be converted into the right to receive 2.58 shares of DEI Common Stock;

              (2) to elect a board of directors;

              (3) to approve an amendment to DEI's Long-Term Incentive Plan; and

              (4) to transact such other business as may properly come before the meeting or any adjournment thereof;

         Only holders of record of DEI Common Stock at the close of business on March __, 1998 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

         The matters to be voted upon at the Meeting are more completely described in the accompanying Joint Proxy Statement/Prospectus and the Annexes thereto. The Joint Proxy Statement/Prospectus and the Annexes thereto from a part of this Notice. All stockholders, whether or not they expect to attend the meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy will be revocable by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted, or by attending the meeting and voting there.

         YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON OR ATTEND THE ANNUAL MEETING. THE BOARD OF DIRECTORS OF DEI UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF DEI COMMON STOCK VOTE FOR APPROVAL OF EACH OF THE MATTERS LISTED ABOVE AND FOR THE ELECTION OF EACH OF THE DIRECTORS NOMINATED.

                                            By order of the Board of Directors,
                                            Lloyd A. Semple, Secretary


Ann Arbor, Michigan
March __, 1998

                                     [Logo]



March __, 1998


Dear Stockholders:

    A Special Meeting of Stockholders of S. T. Research Corporation ("STR") will be held at the principal offices of STR at 8419 Terminal Road, Newington, Virginia on April ___, 1998 at 9:00 a.m., local time.

    At this important meeting, you will be asked to consider and vote to approve the Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement"), by and among Daedalus Enterprises, Inc., a Delaware corporation ("DEI"), DEI Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary of DEI ("Merger Sub") and STR, pursuant to which Merger Sub will be merged with and into STR (the "Merger").

    Upon consummation of the Merger, STR will be the surviving corporation and the separate existence of Merger Sub will cease. Each share of STR common stock ("STR Common Stock") outstanding immediately prior to the consummation of the Merger (other than shares held by stockholders of STR who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus), will be converted into the right to receive 2.58 shares of DEI common stock, $.01 par value ("DEI Common Stock"). Immediately following the Merger, STR stockholders will own approximately 86.5% of the outstanding shares of DEI Common Stock.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF STR AND ITS STOCKHOLDERS AND, BY UNANIMOUS VOTE, HAS RECOMMENDED THAT THE STOCKHOLDERS OF STR VOTE FOR APPROVAL OF THE MERGER.

    In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by STR stockholders at the Special Meeting, and a proxy. The Joint Proxy Statement/Prospectus more fully describes the Merger and includes information about STR and DEI and the reasons for the Merger.

    All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may withdraw your proxy and vote in person if you wish. It is important that your shares be represented and voted at the Special Meeting.

                                           Sincerely,


                                           S. R. Perrino, President

                           S. T. RESEARCH CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL __, 1998


To the Stockholders of S. T. Research Corporation:

    A Special Meeting of Stockholders of S. T. Research Corporation ("STR") will be held on April __, 1998 at 9:00 a.m. at the principal offices of STR at 8419 Terminal Road, Newington, Virginia, to approve an Agreement and Plan of Merger between STR, Daedalus Enterprises, Inc., a Delaware corporation ("DEI"), and DEI Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of DEI ("Merger Sub"), dated as of December 23, 1997 (the "Merger Agreement"), pursuant to which, among other things, (i) Merger Sub will be merged with and into STR and STR will be the surviving corporation (the "Merger"); (ii) the separate existence of Merger Sub will cease; and (iii) each outstanding share of STR common stock ("STR Common Stock") (other than shares held by stockholders of STR who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus) will be converted into 2.58 shares of DEI common stock.

    The Board of STR has fixed the close of business on March __, 1998 as the record date for determination of the holders of STR Common Stock entitled to vote at the Special Meeting. Approval of the Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of STR Common Stock at the close of business on the record date.

    YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF STR AND ITS STOCKHOLDERS AND, BY UNANIMOUS VOTE OF THE DIRECTORS, HAS RECOMMENDED THAT THE STOCKHOLDERS OF STR VOTE FOR THE APPROVAL OF THE MERGER.

    The Merger and related matters are more fully described in the Merger Agreement attached to the accompanying Joint Proxy Statement/Prospectus.

         All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may withdraw your proxy and vote in person if you wish. It is important that your shares be represented and voted at the Special Meeting.



                                            By order of the Board of Directors



                                            Robert R. Bower, Secretary

            DAEDALUS ENTERPRISES, INC. and S.T. RESEARCH CORPORATION
                              JOINT PROXY STATEMENT

                      DAEDALUS ENTERPRISES, INC. PROSPECTUS

         This Joint Proxy Statement/Prospectus is being furnished to holders of shares of common stock of Daedalus Enterprises, Inc., a Delaware corporation ("DEI"), in connection with the solicitation of proxies by the Board of Directors of DEI for use at the annual meeting of stockholders of DEI to be held on April __, 1998 at DEI's principal offices, 300 Parkland Plaza, Ann Arbor, Michigan, commencing at 9:00 a.m., local time, and at any adjournments or postponements thereof (the "DEI Annual Meeting"). At the DEI Annual Meeting, stockholders of record of DEI, as of the close of business on March __, 1998, will consider and vote upon (i) a proposal to amend and restate DEI's certificate of incorporation (the "Charter Amendment") to increase the number of authorized shares of DEI common stock, $.01 par value ("DEI Common Stock"), and change the name of DEI to "Sensys Technologies Inc." pursuant to an Agreement and Plan of Merger, dated as of December 23, 1997, among DEI, DEI Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary of DEI ("Merger Sub"), and S.T. Research Corporation, a Virginia corporation ("STR") (the "Merger Agreement"); (ii) the election of directors; and (iii) the approval of an amendment to DEI's Long-Term Incentive Plan. The approval of the Charter Amendment is required to consummate the merger under the Merger Agreement.

         This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of common stock of STR in connection with the solicitation of proxies by the Board of Directors of STR for use at the special meeting of stockholders of STR to be held on April __, 1998 at STR's headquarters, located at 8419 Terminal Road, Newington, Virginia, commencing at 9:00 a.m., local time, and at any adjournments or postponements thereof (the "STR Special Meeting"). At the STR Special Meeting, stockholders of record of common stock, $.10 par value per share ("STR Common Stock"), as of the close of business on March __, 1998, will consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Pursuant to the Merger Agreement, Merger Sub will be merged with and into STR and STR will be the surviving corporation (the "Merger"). Upon consummation of the Merger, each outstanding share of STR Common Stock (other than shares held by stockholders of STR who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) will be converted into the right to receive 2.58 fully paid and nonassessable shares of DEI Common Stock. No fractional shares will be issued in connection with the Merger. Assuming no STR stockholder exercises dissenters' rights, immediately following the Merger, STR stockholders will hold approximately 86.5% of the outstanding shares of DEI Common Stock. See "The Merger Agreement -- Conversion and Exchange of STR Common Stock."

         The Boards of Directors of DEI and STR know of no business that will be presented for consideration at the meetings of stockholders of DEI and STR, respectively, other than the matters described in this Joint Proxy Statement/Prospectus. If any other matters are presented at either of such meetings, the proxies will be voted in accordance with the best judgment of the proxy holders.

         This Joint Proxy Statement/Prospectus also constitutes a prospectus of DEI with respect to up to 3,420,527 shares of DEI Common Stock to be issued in the Merger in exchange for outstanding shares of STR Common Stock. All information contained in this Joint Proxy Statement/Prospectus relating to DEI has been supplied by DEI and all information relating to STR has been supplied by STR. THE OFFERING OF DEI COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 13.

         This Joint Proxy Statement/Prospectus is first being mailed to stockholders of DEI and stockholders of STR on or about ___________, 1998.

THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS _________, 1998.

                              AVAILABLE INFORMATION

         DEI is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by DEI with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street NW, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (such as DEI) that file electronically with the Commission. Whether or not the Merger is consummated, DEI will continue to be required to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act.

         DEI has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued to STR stockholders pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. The Registration Statement may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         THIS JOINT PROXY STATEMENT/PROSPECTUS MAY INCLUDE OR INCORPORATE BY REFERENCE INFORMATION FROM DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO DEI, DIRECTED TO DAEDALUS ENTERPRISES, INC., 300 PARKLAND PLAZA, ANN ARBOR, MICHIGAN 48103 (TELEPHONE NUMBER 313-769-5649), ATTENTION: TREASURER; OR IN THE CASE OF DOCUMENTS RELATING TO STR, DIRECTED TO S.T. RESEARCH CORPORATION, 8419 TERMINAL ROAD, NEWINGTON, VIRGINIA 22122-1430 (TELEPHONE NUMBER: 703-550-7000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE DEI ANNUAL MEETING OR THE STR SPECIAL MEETING, AS APPLICABLE.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DEI, STR OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY OR SELL, OR A SOLICITATION OF AN OFFER TO BUY OR SELL, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DEI OR STR SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS



                                                                                                                  Page
Available Information ..........................................................................................   2
Table of Contents ..............................................................................................   3
Summary ........................................................................................................   4
Cautionary Statement Regarding Forward-Looking Statements ......................................................  12
Risk Factors ...................................................................................................  13
Introduction ...................................................................................................  17
The Merger and Related Matters .................................................................................  20
The Merger Agreement ...........................................................................................  29
The Employment Agreements ......................................................................................  33
The Voting Agreement ...........................................................................................  34
Unaudited Pro Forma Combined Financial Statements ..............................................................  35
Proposal to Amend the DEI Certificate of Incorporation .........................................................  42
Proposal to Amend the DEI Long-Term Incentive Plan .............................................................  41
Information about DEI ..........................................................................................  45
Election of DEI Directors ......................................................................................  58
Changes and Appointments to DEI's Board of Directors and Executive Officers ....................................  59
Principal Stockholders of DEI and Security Ownership of DEI Management .........................................  62
Information About STR ..........................................................................................  63
Principal Stockholders of STR and Security Ownership of STR Management .........................................  75
Information About Merger Sub. ..................................................................................  76
Description of DEI Capital Stock ...............................................................................  76
Comparison of Rights of STR Stockholders with Rights of DEI Stockholders .......................................  77
Legal Matters ..................................................................................................  80
Experts ........................................................................................................  80
Accountants' Representatives ...................................................................................  80
Stockholder Proposals for DEI's 1998 Annual Meeting ............................................................  80
Index to Financial Statements ..................................................................................  80
Annex A Agreement and Plan of Merger ...........................................................................  A-1
Annex B Opinion of Roney & Co. .................................................................................  B-1
Annex C Full Text of Sections 13.1-729 through 13.1-741 ........................................................  C-1
Annex D Form of Amended and Restated Certificate of Incorporation of DEI .......................................  D-1
Annex E Opinion of Corporate Finance of Washington, Inc. .......................................................  E-1

                                     SUMMARY

    The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and in the Annexes hereto and the documents referred to herein. Stockholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety.

BUSINESS OF DEI AND MERGER SUB

    DEI manufacturers products for, and performs development projects in, the field broadly described as "remote sensing." Remote sensing is the detection or measurement of various physical parameters of an object or system without making direct contact with the observed object. DEI's customers use these remote sensing products to detect and measure either the emitted or reflected radiation of objects or systems.

    The principal products manufactured by DEI are airborne imaging systems. DEI's customers install these systems in aircraft and use them to acquire radiation data from objects on the earth's surface and in the atmosphere. This data is then processed into a useful form by data handling and data processing equipment which, in some cases, is also manufactured by DEI. A principal application of DEI's remote sensing products has been the measurement of environmental parameters in support of pollution control programs and environmental impact studies.

    Merger Sub is a recently formed Virginia corporation which was organized for the sole purpose of effecting the Merger.

    DEI's and Merger Sub's principal executive offices are located at 300 Parkland Plaza, Ann Arbor, Michigan 48103 (telephone: 313-769-5649). See "Information About DEI" and "Information About Merger Sub."

BUSINESS OF STR

    STR designs, develops, manufacturers and markets intelligence sensory and electronic reconnaissance systems for defense and commercial markets. Various agencies of the U. S. Government are the principal customers for these systems.

    STR's principal executive offices are located at 8419 Terminal Road, Newington, Virginia 22122-1430 (telephone: 703-550-7000). See "Information About STR."

THE MERGER

    DEI, Merger Sub and STR have entered into the Merger Agreement pursuant to which Merger Sub will be merged with and into STR. Each share of STR Common Stock (other than shares held by stockholders of STR who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) which is issued and outstanding at the Effective Time (as defined below) of the Merger, will be converted into the right to receive 2.58 shares of DEI Common Stock. Based on the 1,325,786 shares of STR Common Stock outstanding at January 31, 1998 and assuming no STR stockholders perfect their dissenters' rights, approximately 3,420,527 shares of DEI Common Stock will be issued in the Merger, representing approximately 86.5% of the outstanding shares of DEI Common Stock immediately following the Merger. See "The Merger and Related Matters."

TIME, PLACE AND DATE OF ANNUAL MEETING OF STOCKHOLDERS OF DEI

    The annual meeting of the stockholders of DEI (the "DEI Annual Meeting") will be held on April __, 1998 at 9:00 a.m., local time, at DEI's principal offices. Only holders of record of DEI Common Stock at the close of business on March __, 1998 (the "DEI Record Date") will be entitled to notice of, and to vote at, the DEI Annual Meeting. At such date, there were __________ shares of DEI Common Stock outstanding and entitled to vote. The purpose of the DEI Annual Meeting is to consider and approve (a) the Charter Amendment, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex D; (b) the election of directors; (c) Long-Term Incentive Plan amendment; and (d) the transaction of such other business as may properly come before the DEI Annual Meeting or any adjournments thereof. See "Introduction."

TIME, PLACE AND DATE OF SPECIAL MEETING OF STOCKHOLDERS OF STR

    The special meeting of the stockholders of STR (the "STR Special Meeting") will be held on April __, 1998 at 9:00 a.m., local time, at STR's principal offices. Only holders of record of STR Common Stock at the close of business on March __, 1998 (the "STR Record Date"), will be entitled to notice of, and to vote at, the STR Special Meeting. At such date, there were _________ shares of STR Common Stock outstanding and entitled to vote. The purpose of the STR Special Meeting is to consider and approve the Merger Agreement and the Merger. See "Introduction."

DEI VOTE REQUIRED; QUORUM

    The approval of the Charter Amendment requires the affirmative vote of the holders of a majority of the shares of DEI Common Stock outstanding. Because the number of shares of DEI Common Stock to be issued in the Merger exceeds the number of shares which are currently authorized for issuance under DEI's certificate of incorporation, approval by the DEI stockholders of the Charter Amendment is a condition to the consummation of the Merger. A vote against the Charter Amendment will have the effect of a vote against the Merger. The election of the directors requires the approval of a plurality of the votes cast at the Annual Meeting. Approval of the Long-Term Incentive Plan amendment requires the affirmative vote of the holders of a majority of the shares of DEI Common Stock voting on the matter. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Abstentions and withheld votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting and broker non-votes are not counted. Abstentions and broker non-votes will have the effect of a vote against the Charter Amendment but will have no effect on the vote on the Long-Term Incentive Plan amendment. As of January 31, 1998, the executive officers and directors of DEI beneficially own approximately 16.6% of the outstanding shares of DEI Common Stock. Such persons have advised DEI that they intend to vote all of the shares over which they hold voting power in favor of the foregoing proposals and certain of such persons are contractually bound to do so. See "The Voting Agreement." A majority of the issued and outstanding shares of DEI Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the DEI Annual Meeting. See "Introduction -- DEI Record Date; Voting Quorum."

STR VOTE REQUIRED; QUORUM

    The affirmative vote of at least two-thirds of the outstanding shares of STR Common Stock is required to approve the Merger Agreement and Merger. Abstentions will have the effect of a vote against the Merger Agreement and the Merger. As of January 31, 1998, the principal stockholders, executive officers and directors of STR beneficially own approximately 62.5% of STR Common Stock and have informed STR that all such shares over which they hold voting power will be voted for approval of the Merger and certain of such persons are contractually bound to do so. See "The Voting Agreement." A majority of the issued and outstanding shares of STR Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the STR Special Meeting. See "Introduction -- STR Record Date; Voting Quorum."

CERTAIN EFFECTS OF THE MERGER


    The Merger will become effective when Articles of Merger are filed with the Virginia State Corporation Commission ("Effective Time"). At the Effective Time, each issued and outstanding share of STR Common Stock

(other than shares held by stockholders of STR who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) will be converted into the right to receive 2.58 newly issued shares of DEI Common Stock (the "Exchange Ratio"). STR stockholders will receive cash in lieu of any fractional share to which they are otherwise entitled. Promptly after the Effective Time, DEI will forward a letter of transmittal to stockholders of STR containing detailed instructions for the surrender of certificates representing STR Common Stock. See "The Merger and Related Matters -- Certain Effects of the Merger" and "The Merger Agreement."

RECOMMENDATION OF THE DEI BOARD

    THE BOARD OF DIRECTORS OF DEI BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF DEI AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF DEI VOTE FOR APPROVAL OF THE CHARTER AMENDMENT, THE LONG-TERM INCENTIVE PLAN AMENDMENT AND THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES. In making this determination, the Board of Directors of DEI has considered the factors described under the caption, "The Merger and Related Matters -- DEI's Reasons for the Merger; Recommendation of DEI's Board of Directors; Fairness to DEI's Stockholders." In connection with such recommendation, stockholders should consider the matters discussed in "The Merger and Related Matters -- Conflicts of Interest."

OPINION OF DEI'S FINANCIAL ADVISOR

    On December 23, 1997, Roney and Co. ("Roney"), DEI's financial advisor in connection with the transactions contemplated by the Merger Agreement, gave an opinion to the Board of Directors of DEI that the terms of the Merger are fair to the stockholders of DEI from a financial point of view. See "The Merger and Related Matters -- Opinion of DEI's Financial Advisor." The full text of the written opinion of Roney, which contains information as to the assumptions made, matters considered and the scope of and limitations on the review undertaken by Roney, is set forth as Annex B to this Joint Proxy Statement/Prospectus and should be read in its entirety. See "The Merger and Related Matters -- Opinion of DEI's Financial Advisor."

RECOMMENDATION OF THE STR BOARD

    THE BOARD OF DIRECTORS OF STR BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF STR AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF STR VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. In making this determination, the Board of Directors of STR has considered the factors described under the caption, "The Merger and Related Matters -- STR's Reasons for the Merger; Recommendation of STR's Board of Directors; Fairness to STR's Stockholders." In connection with such recommendation, stockholders should consider the matters discussed in "The Merger and Related Matters -- Conflicts of Interest."

OPINION OF STR'S FINANCIAL ADVISOR

    On December 23, 1997, Corporate Finance of Washington, Inc. ("Corporate Finance"), STR's financial advisor in connection with the transactions contemplated by the Merger Agreement, gave an opinion to the Board of Directors of STR that the terms of the Merger are fair to the stockholders of STR from a financial point of view. See "The Merger and Related Matters -- Opinion of STR's Financial Advisor." The full text of the written opinion of Corporate Finance which contains information as to the matters considered, and the scope and limitations of the review undertaken by Corporate Finance, is set forth as Annex E to this Joint Proxy Statement/Prospectus and should be read in its entirety. See "The Merger and Related Matters -- Opinion of STR's Financial Advisor."

CONDITIONS TO THE MERGER; TERMINATION OF THE MERGER AGREEMENT

    The obligations of DEI and STR are subject to the satisfaction of certain conditions, including obtaining the approval of the STR stockholders of the Merger Agreement and the approval of the DEI stockholders of the Charter Amendment. See "The Merger Agreement -- Conditions to Consummation of the Merger."

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of DEI or STR, by either DEI or STR if the Merger has not been consummated by May 31, 1998 and prior to such time upon the occurrence of certain events. If the Merger is not completed under certain circumstances, DEI or STR may be entitled to have its expenses paid by the other. See "The Merger Agreement -- Termination; Amendment; Waiver."

CONFLICTS OF INTEREST

    In considering the recommendation of STR's Board of Directors with respect to the Merger and the Merger Agreement and the recommendation of DEI's Board of Directors with respect to the Charter Amendment, stockholders should be aware that certain members of STR's Board of Directors and DEI's Board of Directors have interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of STR and DEI generally. The Boards of Directors of STR and DEI were aware of these interests and considered them, among other matters, in approving the Merger Agreement.

    As a condition to the parties' obligations to consummate the Merger, Thomas Ory, the President, Chief Executive Officer and a Director of DEI, and Charles Stanich, the Vice President - Research and Development, Chief Operating Officer and a Director of DEI, have entered into employment agreements with DEI which will become effective upon consummation of the Merger. See "The Employment Agreements."

    John D. Sanders is the Chairman of DEI's Board of Directors and is also a member of STR's Board of Directors. Mr. Sanders also acted as a consultant to DEI to assist management in seeking potential financing transactions and identifying joint venture and merger partners. Mr. Sanders received a fee of $1,500 per month from DEI from January 1997 to December 1997 but will not receive any fee which is contingent on consummation of the Merger. See "The Merger and Related Matters -- Background of the Merger."

    Certain directors and principal stockholders of STR have indicated they will vote to approve the Merger. These same persons will be nominated or appointed to serve on DEI's Board of Directors. Effective upon consummation of the Merger, DEI will increase the size of its Board of Directors to seven and S. R. Perrino, James Busey, Charles Bernard and S. Kent Rockwell will be appointed as directors of DEI. Charles Stanich and William Panschar will resign from the DEI Board upon consummation of the Merger. See "Election of DEI Directors -- Possible Changes and Appointments to DEI'S Board of Directors and Executive Officers."

    In addition, in connection with the Merger, Thomas Ory, Charles Stanich, John Sanders and Philip Power (the "DEI VA Stockholders"), S. R. Perrino, John Sanders, Robert Bower and Donald Reiser (the "STR VA Stockholders"), and DEI have entered into a Voting Agreement, dated as of December 23, 1997 (the "Voting Agreement"). The Voting Agreement provides that if the Merger Agreement has not been terminated in accordance with its terms, (i) the DEI VA Stockholders will vote their shares of DEI Common Stock for the approval of the Charter Amendment and the DEI Long- Term Incentive Plan at the DEI Annual Meeting and will not sell their shares of DEI Common Stock prior to the earlier of the Effective Time, the termination of the Merger Agreement or July 1, 1998; and (ii) the STR VA Stockholders will vote their shares of STR Common Stock for approval of the Merger Agreement at the STR Special Meeting and will not sell their shares of STR Common Stock prior to the earlier of the Effective Time, the termination of the Merger Agreement or July 1, 1998. DEI has agreed to reconstitute its Board of Directors and to nominate certain persons for two years after the Merger. See "The Voting Agreement."

    At the Effective Time, outstanding options to purchase STR Common Stock will be converted into options to purchase the same number of shares of DEI Common Stock as the holders of such options would have been entitled to receive pursuant to the Merger had such holders exercised such options in full immediately prior to the consummation of the Merger (without taking into account whether such option was in fact exercisable at such time). See "The Merger and Related Matters -- Conflicts of Interest."

DEI COMMON STOCK

    DEI Common Stock is the only authorized and issued class of capital stock of DEI. Each share of DEI Common Stock is entitled to one vote and cumulative voting is not permitted. See "Description of DEI Capital Stock -- DEI Capital Stock."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In general, the Merger is intended to be a tax-free reorganization for federal income tax purposes. If, as intended, the Merger is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the holders of STR Common Stock who exchange STR Common Stock for DEI Common Stock in the Merger, will recognize no gain or loss upon the exchange of shares of STR Common Stock for shares of DEI Common Stock, except that any realized gain or loss will be recognized with respect to the receipt of cash exchanged for fractional shares. See "The Merger and Related Matters -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

    The Merger will be treated as a reverse acquisition purchase by STR of DEI for financial reporting purposes. See "The Merger and Related Matters -- Accounting Treatment."

COMPARISON OF STOCKHOLDER RIGHTS

    Since STR is organized under the Virginia Stock Corporation Act ("VSCA") and DEI is organized under the Delaware General Corporation Law ("DGCL"), certain differences between the rights of holders of STR Common Stock and the rights of holders of DEI Common Stock arise from various provisions of the corporate laws of those states as well as from various differences in the provisions of the respective charters and bylaws of STR and DEI. Such differences include differences with respect to the ability of directors to declare dividends, the protection available against unsolicited takeovers, the general standards of conduct of directors, the rights of dissenting stockholders to seek an appraisal of their shares in connection with certain corporate transactions, the ability of stockholders to act without a meeting, the voidability of certain conflict of interest transactions, the permissibility and limitations regarding indemnification by a corporation of its directors and officers, and the limitations on liability of directors and officers to the corporation and to the stockholders. See "Comparison of Rights of STR Stockholders with Rights of DEI Stockholders."

APPRAISAL/DISSENTERS' RIGHTS

         Holders of DEI Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger because DEI is not a constituent corporation in the Merger.

         Holders of STR Common Stock are entitled to dissenters' rights under the VSCA in connection with the Merger. Certain provisions of the VSCA regarding dissenters' rights are reproduced in full as Annex C. Failure to follow any of the statutory procedures may result in a termination or waiver of dissenters' rights. See "The Merger and Related Matters -- Dissenters' Rights."

REGULATORY APPROVALS

    DEI and STR are not aware of any federal or state regulatory requirements or approvals which must be complied with or obtained in order to consummate the Merger.

AMENDMENT OF THE DEI CERTIFICATE OF INCORPORATION

    At the DEI Annual Meeting, the stockholders of DEI will be requested to approve the Charter Amendment, which will increase the number of authorized shares of DEI Common Stock from 2,000,000 to 5,000,000 shares and to change DEI's name to "Sensys Technologies Inc." The primary purpose of the increase in the number of shares is to authorize the shares of DEI Common Stock being issued to STR stockholders upon consummation of the Merger. Stockholder approval of the Charter Amendment is a condition to consummation of the Merger. The affirmative vote of the holders of a majority of the outstanding shares of DEI Common Stock is required for the approval of the Charter Amendment. The Charter Amendment will not become effective unless the Merger is consummated. See "Proposal to Amend the DEI Certificate of Incorporation."

ELECTION OF DIRECTORS AND AMENDMENT OF DEI'S LONG-TERM INCENTIVE PLAN

    Stockholders of DEI will also be asked, at the Annual Meeting, to vote on the election of directors to DEI's Board of Directors and to approve an amendment to DEI's Long-Term Incentive Plan. See "Election of Directors" and "Proposal to Amend the DEI Long-Term Incentive Plan."

RISK FACTORS

    In deciding how to vote their shares at the STR Special Meeting and DEI Annual Meeting, the following factors relating to DEI and STR, among others, should be considered by holders of STR Common Stock and DEI Common Stock: (i) DEI's dependence on its line of credit and DEI's going concern considerations;
(ii) STR's dependence on its line of credit; (iii) DEI's need for additional capital; (iv) potential unprofitability and variability of DEI's operating results; (v) the potential inability to integrate DEI and STR; (vi) DEI's and STR's dependence on government funding and government contracts; (vii) competition; (viii) STR's dependence on major suppliers; (ix) potential inability to implement DEI's growth plan; (x) DEI's and STR's dependence on key management; (xi) the potential inability of DEI and STR to attract and retain qualified personnel; (xii) the lack of an active market for the DEI Common Stock; (xiii) the fixed exchange ratio; and (xiv) conflicts of interest. See "Risk Factors."

DEI MARKET PRICES

    DEI Common Stock is traded over the counter. The information presented in the table below represents the average of the high and low sale prices quoted by the National Quotation Bureau, Inc. for DEI Common Stock on December 22, 1997, the last full trading day prior to the public announcement that the Merger Agreement had been executed, and on _______________, 1998, the last full trading day for which quotations were available at the time of the printing of this Joint Proxy Statement/Prospectus, as well as the "equivalent per share price" of STR Common Stock on such dates. There is no public trading market for STR Common Stock. The "equivalent per share price" of STR Common Stock at each specified date represents the average of the high and low sale prices quoted by the National Quotation Bureau, Inc. for DEI Common Stock at such specified date multiplied by the Exchange Ratio.

                                       DEI Common      STR Equivalent
                                      Stock Price      Per Share Price
                                      -----------      ---------------

         December 22, 1997                $ 3.00           $7.74

         _____________, 1998

    For information relating to market prices of DEI Common Stock during the current fiscal year and the past two fiscal years, see "Information About DEI -- Market Price and Dividend Information." Because the market price of DEI Common Stock is subject to fluctuation, the value of the consideration that holders of STR Common Stock will receive in the Merger may increase or decrease prior to consummation of the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR DEI COMMON STOCK.

SELECTED FINANCIAL INFORMATION

    The following selected consolidated financial data for DEI as of and for each of the five years ended July 31, 1997, and the selected financial data for STR as of and for each of the five years ended September 30, 1997, are derived from the audited financial statements of DEI and STR, respectively. The selected consolidated financial data of DEI as of and for the three months ended October 31, 1997 and 1996 and the selected financial data of STR as of and for the three months ended December 31, 1997 and 1996 are derived from unaudited financial statements of DEI and STR, respectively. The unaudited financial statements of DEI and STR included all adjustments, consisting solely of normal recurring accruals, which the management of DEI and STR, respectively, considered necessary for a fair presentation of the financial position and the results of operations for such periods. Operating results for the three months ended October 31, 1997 and 1996 for DEI and for the three months ended December 31, 1997 and 1996 for STR are not necessarily indicative of the results that may be expected for future periods. The data should be read in conjunction with the DEI and STR financial statements, related notes and other financial information included in this Joint Proxy Statement/Prospectus.

                   DEI SELECTED CONSOLIDATED FINANCIAL DATA


                                       For the three months ended
                                              October 31,                             For the year ended July 31,
                                            ----------------             -----------------------------------------------------
                                            1997        1996             1997          1996       1995         1994       1993
                                            ----        ----             ----          ----       ----         ----       ----
                                                              (in thousands except for per share data)
RESULTS OF OPERATIONS DATA
Total revenues                               $484        $846            $3,001       $2,090      $3,624        $2,453    $6,305
Net income (loss)(1)                          (97)         23               (64)        (967)       (362)         (631)      454
Net income (loss) per share-basic(2)        (0.18)       0.04             (0.12)       (1.85)      (0.70)        (1.24)     0.78
Net income (loss) per share-
  diluted(2)                                (0.18)       0.04             (0.12)       (1.85)      (0.70)        (1.24)     0.78
Dividends per share                            --          --                --           --        0.17          0.15      0.13

BALANCE SHEET DATA
  (as of end of period)
Total assets                               $2,108      $2,445            $2,070       $2,769      $3,930        $4,041    $4,762
Working capital                               172         315               268          213         801          1562     2,144
Long-term debt                                 --          --                --           --          --           278       314
Stockholders' equity                        1,316       1,496             1,411        1,473       2,390         2,830     3,516

(1) Effective August 1, 1993, the Company changed from completed component to cost incurred as a percentage of the total estimated cost as the method for determining percentage completion for revenue recognition on standard product contracts. The cumulative effect of this accounting change reduced the loss by $22, or $.04 per share, for fiscal 1994.

(2) Net income per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                         STR SELECTED FINANCIAL DATA


                                         For the three months ended
                                              December 31,              For the year ended September 30,
                                              ------------              --------------------------------
                                            1997      1996            1997      1996   1995    1994     1993
                                                   (dollars in thousands except for per share data)
RESULTS OF OPERATIONS DATA
Total revenues                           $5,837    $5,606           $23,953   $21,655 $16,562 $10,601 $12,198
Net income before cumulative effect
  of a change in accounting principle(1)    (69)      (18)              120       327     317      63      54
Net income                                  (69)      (18)              120       327     317      63     264
Net income per share-basic(2)             (0.09)    (0.02)             0.17      0.45    0.44    0.09    0.39
Net income per share-diluted(2)           (0.09)    (0.02)             0.16      0.42    0.42    0.09    0.39


BALANCE SHEET DATA
  (as of end of period)
Current assets                           $10,299    $7,111          $ 9,812  $7,267 $4,898  $4,068  $4,825
Total assets                              11,259     8,158           10,804   8,145  5,642   4,376   5,213
Current liabilities                        8,782     5,698            8,254   5,635  3,398   2,635   3,571
Working capital                            1,517     1,413            1,558   1,632  1,500   1,433   1,254
Long-term obligations                          9        61               14      90    151      15      19
Redeemable preferred stock                   ---       ---              ---     ---    ---     ---     105
Stockholders' equity(3)                    2,467     2,398            2,536   2,420  2,093   1,726   1,623

(1) Effective October 1, 1992, STR adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of this accounting change increased net income by approximately $210 or $0.31 per share.

(2) Net income per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share."

(3) STR has not declared any dividends during the periods presented. On January 30, 1998, STR issued 582,000 shares of its common stock for cash of $6.50 per share for aggregate proceeds of $3,783.

UNAUDITED PRO FORMA SELECTED COMBINED FINANCIAL DATA

    The following sets forth certain selected financial information of DEI and STR on an unaudited pro forma basis after giving effect to the Merger on a "reverse acquisition purchase" basis (as if STR had acquired DEI) and to the private placement of 582,000 shares of STR Common Stock on January 30, 1998 (Stock Issuance). The unaudited pro forma selected combined results of operations data include the results of operations of DEI and STR for the respective periods presented and gives effect to pro forma adjustments as if the Merger and the Stock Issuance had occurred at the beginning of the period. The unaudited pro forma selected combined balance sheet data includes the historical balance sheet data of DEI and STR as of December 31, 1997 and gives effect to the pro forma adjustments as if the Merger and Stock Issuance had occurred on that date. This data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, the Selected Financial Information, the Comparative Per Share Data and the separate historical financial statements of DEI and STR and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations.



                                     Three months ended   Fiscal year ended
                                        December 31,       September 30,
                                           1997               1997
                                       ------------        -------------
                                     (in thousands except for per share data)
RESULTS OF OPERATIONS DATA
Total revenues                            $6,321             $26,955
Net income (loss)                            (70)                313
Net income (loss) per share-basic          (0.02)               0.08
Net income (loss) per share-diluted        (0.02)               0.08
Dividends per share                           --                  --

                                  December 31,
                                      1997
                                  ------------
BALANCE SHEET DATA
  (as of end of period)
Total assets                           $13,939
Working capital                          5,472
Long-term debt                               9
Stockholders' equity                     8,138

COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of DEI and STR and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a "reverse acquisition purchase" basis (as if STR has acquired DEI) and the Stock Issuance. This data should be read in conjunction with the Selected Financial Information, the Unaudited Pro Forma Combined Financial Statements and the separate historical financial statements and the notes thereto of DEI and of STR included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations.

                                        As of and for the        As of and for the
                                        three months ended       fiscal year ended
                                         October 31, 1997         July 31, 1997
                                         ----------------         -------------
Historical - DEI
    Net loss per share-basic                $(0.18)                    $(0.12)
    Net loss per share-diluted               (0.18)                     (0.12)
    Book value per share                      2.46                       2.64
    Cash dividends per share                    --                         --
                                        As of and for the        As of and for the
                                       three months ended        fiscal year ended
                                        December 31, 1997        September 30, 1997
                                        -----------------        ------------------
Historical - STR
    Net income (loss) per share-basic       $(0.09)                     $0.17
    Net income (loss) per share-diluted      (0.09)                      0.16
    Book value per share                      3.41                       3.50
    Cash dividends per share                    --                         --

Pro forma combined - DEI and STR
    Net income (loss) per share-basic        (0.02)                      0.08
    Net income (loss) per share-diluted      (0.02)                      0.08
    Book value per share                      2.08                       2.10
    Cash dividends per share                    --                         --

Equivalent pro forma - STR (1)
    Net income (loss) per share-basic        (0.05)                      0.21
    Net income (loss) per share-diluted      (0.05)                      0.21
    Book value per share                      5.37                       5.42
    Cash dividends per share                    --                         --

(1) Equivalent pro forma per share amounts are calculated by multiplying the pro forma combined per share data amounts by the exchange ratio of 2.58 shares of DEI Common Stock for each share of STR Common Stock.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    The discussion in this Joint Proxy Statement/Prospectus contains forward-looking statements that are based on certain assumptions and involve risks and uncertainties. Actual future results may vary materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Information About DEI -- Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information About STR -- Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information About DEI -- Business," and "Information About STR -- Business," as well as those discussed elsewhere in this Joint Proxy Statement/Prospectus. Statements contained in this Joint Proxy Statement/Prospectus that are not historical facts are forward-looking statements that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. DEI and STR do not undertake any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                                  RISK FACTORS

    In deciding how to vote their shares at the DEI Annual Meeting and the STR Special Meeting, respectively, holders of shares of DEI Common Stock and shares of STR Common Stock should carefully consider all of the information contained in this Joint Proxy Statement/Prospectus and, in particular, the following factors.

DEI'S DEPENDENCE ON ITS LINE OF CREDIT AND GOING CONCERN CONSIDERATIONS

    DEI has incurred substantial losses during the last four fiscal years and in the first quarter of fiscal 1998. Due to these losses, DEI has experienced severe liquidity problems and has depended primarily on its bank line of credit to maintain operations. The bank line of credit is due on demand and is secured by substantially all of DEI's assets, including real estate. Borrowing availability under the line of credit is subject to a formula. As of October 31, 1997, the formula was $950,000 based on the value of the real estate, with the remaining available borrowings based on 50% of the value of certain receivables specified in the line credit agreement. As of October 31, 1997, total remaining availability was approximately $581,000 based on the formula. At that date, DEI had an outstanding balance of $310,000 under the line of credit with an additional $59,000 of the line reserved for a standby letter of credit. DEI's mortgage indebtedness is cross-collateralized and cross-defaulted with the line of credit. See "Summary -- Selected Financial Information" and "Information About DEI -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

    There can be no assurance that the lending bank will continue to permit DEI to borrow and will not demand payment at a time at which DEI is unable to repay or refinance such indebtedness. If the lending bank believes that the prospect of payment of DEI's indebtedness under the line of credit is impaired, the lending bank is permitted under the agreement governing the line of credit to declare such indebtedness due and payable or to limit DEI's ability to borrow additional funds thereunder. Although the Merger is expected to have a positive impact on DEI's consolidated results of operations and liquidity and substantially reduce its dependence on its line of credit, there can be no assurance that DEI will be profitable following the Merger or that it will generate cash flow at a rate sufficient to operate the business. If the Merger is consummated, the borrowing capacity under STR's line of credit is expected to be sufficient to support the operations of both DEI and STR, although there can be no assurance to that effect.

    DEI's financial statements have been prepared on the basis that DEI will continue operating as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. DEI's ability to continue as a going concern is dependent upon several factors, including DEI's ability to generate sufficient cash flow to meet its obligations on a timely basis. DEI's financial statements were audited by its independent certified public accountants, whose report includes an explanatory paragraph stating that the financial statements have been prepared assuming DEI will continue as a going concern and that DEI has incurred losses from operations that raise substantial doubt about its ability to continue as a going concern. If the Merger is not consummated, DEI will need additional financing to fund expected operating losses and other working capital needs. See "Information About DEI -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and DEI's Financial Statements included in this Joint Proxy Statement/Prospectus.


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

STR'S DEPENDENCE ON ITS LINE OF CREDIT

    Until STR completed a $3,783,000 private placement in January 1998, STR historically depended upon its line of credit from its bank and extended payment terms from its vendors to operate its business. The proceeds from the private placement were used to pay down the line of credit. Thereafter, advances under the line of credit were available to restore STR to normal credit terms with its vendors. If STR's operating performance does not improve or if DEI and STR cannot be effectively integrated, STR will again become reliant on its line of credit. The withdrawal of this line of credit could have a material adverse effect on STR's business. See "Information About STR -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEI'S NEED FOR ADDITIONAL CAPITAL

    DEI had working capital of approximately $172,000 at October 31, 1997. In order to provide additional working capital and retire current debt, DEI is attempting to sell its building and lease back a portion of the facility from the new owner. There can be no assurance that the building can be sold at a price acceptable to DEI or that an acceptable lease-back agreement can be negotiated. If DEI must relocate, management believes that a suitable facility can be found and that DEI's business will not be materially disrupted. DEI expects to continue efforts to sell its building if the Merger is consummated.

    The sale of the building is expected to result in the termination of DEI's existing line of credit. Management believes that a new line of credit supported by receivables, irrevocable letters of credit and other assets of DEI can be negotiated with the current bank lender or a substitute bank which will be adequate to support DEI's working capital needs provided that DEI's backlog increases significantly over the current level. There can be no assurance that DEI will be able to acquire a replacement line of credit at all or that the level of borrowing permitted under any replacement line of credit will be adequate for DEI's working capital needs if the Merger is not consummated or on a consolidated basis with STR if the Merger is consummated. Absent a new line of credit, STR believes the current borrowing capacity available under its lines of credit would be sufficient for both companies, although there can be no assurance to that effect. The failure to obtain an adequate line of credit may have a material adverse effect on DEI's financial condition and results of operations. See "Information About DEI -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL UNPROFITABILITY AND VARIABILITY OF OPERATING RESULTS

    STR's historical profit margins have been very low and DEI has operated at a loss over the past several fiscal years. Unless the combined companies are able to achieve the cost efficiencies and increased revenues anticipated as a result of the Merger, the combined companies may not be able to operate at a profit. Although, STR's management believes that the January 1998 infusion of equity will significantly reduce interest expense and will provide for an improved operating environment with other reduced costs, there can be no assurance that the anticipated cost efficiencies and revenue increases will occur.

    DEI's results of operations are affected by certain factors which can cause its results of operations to vary significantly from period to period and have led to losses in recent periods. DEI currently receives the majority of its revenue from a small number of relatively large contracts. Standard product contracts are generally of higher dollar value than customer-funded product development contracts, with each contract representing a substantial portion of total revenue each year. Therefore, the timing of the receipt of a standard product sales contract as well as the related manufacturing endeavor can have a material impact on a quarter-to-quarter or year-to-year comparison of DEI's results of operations. Delays in the receipt of certain U.S. Government contracts due to funding constraints and delays in the receipt of contracts from Asian customers due to adverse economic conditions have had, and continue to have, a material adverse effect on DEI's results of operations. As a result of these factors and others, there can be no assurance that DEI will be profitable in the future on a quarterly or annual basis, whether or not the Merger is consummated. If operating results are below the expectations of public market analysts and investors, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to DEI's business, the price of the DEI Common Stock may be materially adversely affected. DEI's ability to continue operations if the Merger is not consummated depends upon the receipt of additional significant orders in fiscal 1998 and the success of DEI's growth strategy. See "Summary -- Selected Financial Information," "Information About DEI -- Business -- Growth Plan" and "Information About DEI -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL INABILITY TO INTEGRATE DEI AND STR

    Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the businesses of DEI and STR can be achieved in an efficient and effective manner. The combination of the two businesses will require, among other things, partial integration of the companies' respective marketing and research and development efforts. Furthermore, the combined companies will have a new board of directors consisting of certain members of the current DEI and STR boards of directors and will have a new management team combining managers from DEI and STR. There can be no assurance that integration of the companies and their management will be accomplished successfully. Failure to effectively accomplish the integration of the two companies could have a material adverse effect on the combined companies' results of operations and financial condition. See "The Merger and Related Matters -- STR's Reasons for the Merger; Recommendation of STR's Board of Directors; Fairness to STR's Stockholders."

DEPENDENCE ON GOVERNMENT FUNDING AND GOVERNMENT CONTRACTS

    A substantial portion of DEI's revenue is generated from the U.S. Government or from customers who depend, at least in part, upon government appropriations for funding to purchase DEI's products. Because many of its customers are involved in programs aimed at improving man's impact on the environment, the ability or willingness of such customers to purchase DEI's products are often subject to political, economic and social factors outside the control of the customers and DEI. As a result of these factors, certain sales of DEI's products may not occur despite excellent sales efforts, competitive pricing and the customer's willingness to purchase.

    STR's historical market has been U.S. Government contracts, primarily prime contracts. The award of such contracts is dependent on government funding and there is currently a downward trend in funding for defense and intelligence programs. Although the markets in which STR participates are expected to grow, there can be no assurance that the U.S. Government funding will continue to be available to purchase STR's products or that the U.S. Government will wish to continue doing business with STR. The loss of all or a material part of STR's revenues from the U.S. Government could have a material adverse effect on STR's results of operation and financial position.

COMPETITION

    STR relies upon state of the art technological solutions to obtain its contracts, many of which are sole source contracts. STR can maintain this position only if its products remain highly regarded. Other companies may develop innovative products which the market regards as superior to those of STR. If this occurs, STR's market position could erode.

STR'S DEPENDENCE ON MAJOR SUPPLIERS

    STR relies upon certain sources to supply several component parts which are used in the STR manufacturing process. These parts are only available through these sources, which manufacture these components to STR's specifications. The inability of these sources to supply STR with the components could have a material adverse effect on STR's results of operation and financial position.

POTENTIAL INABILITY TO IMPLEMENT DEI'S GROWTH PLAN

    In 1995, DEI developed a growth plan to reduce fluctuations in its revenue and earnings which involves the use and sale of airborne digital cameras developed by DEI and performing domestic environmental surveys with DEI's airborne multispectral scanners. The successful implementation of DEI's growth plan involves a number of risks, including, without limitation, the potential inability to compete with larger and more numerous competitors, the potential inability to alter its sales and marketing strategies as necessary to participate in these new markets and the potential continued lack of available financing. As a result of these risks, there can be no assurance that the growth plan can be successfully implemented. DEI's inability to implement its growth plan could have a material adverse effect on its results of operations and financial position. See "Information About DEI -- Business -- Growth Plan."

DEPENDENCE ON KEY MANAGEMENT

    The operations of DEI have been largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, Thomas Ory and its Vice President and Chief Operating Officer, Charles Stanich. The loss of the services of Mr. Ory or Mr. Stanich could have a material adverse effect on DEI's business and prospects. DEI has entered into employment agreements with Mr. Ory and Mr. Stanich which will become effective at the Effective Time. See "The Employment Agreements."

ATTRACTING AND RETAINING QUALIFIED PERSONNEL

    The success of STR and DEI depends in large part upon their ability to attract, develop, motivate and retain qualified employees. Many of these employees are required in the information technology field. Today, especially in the geographic areas in which STR and DEI are located, employees with information technology backgrounds are in great demand and likely to remain so for the foreseeable future. There can be no assurance that STR and DEI will be able to continue to attract and retain a sufficient number of qualified personnel in the future. The inability of STR and DEI to hire sufficient qualified personnel could have a material adverse effect on their business, financial condition and results of operations.

    The operations of STR have been largely dependent on the skills, experience and efforts of senior management and especially its President and Chief Executive Officer, S. R. Perrino and its Senior Vice President, Donald Reiser. The loss of the services of Mr. Perrino and Mr. Reiser could have a material adverse effect on STR's business and prospects.

NO ACTIVE MARKET FOR THE DEI COMMON STOCK

    The DEI Common Stock is not listed on Nasdaq or any stock exchange. As a result, there is currently no active trading market for the DEI Common Stock. Although DEI intends to seek authorization to list the DEI Common Stock on the Nasdaq SmallCap Market following the Merger, there can be no assurance that the DEI Common Stock will qualify for such listing or that an active public trading market for the DEI Common Stock will develop following the Merger. Accordingly, STR stockholders who receive DEI Common Stock in the Merger may experience substantial difficulty selling such securities and the price of such securities may be subject to volatility.

FIXED EXCHANGE RATIO

    Under the terms of the Merger Agreement, each share of STR Common Stock issued and outstanding at the Effective Time (other than shares held by stockholders of STR who perfect their dissenters' rights) will be converted into the right to receive 2.58 shares of DEI Common Stock. The Merger Agreement does not contain any provisions for adjustment of such exchange ratio based on fluctuations in the market price of shares of DEI Common Stock. Accordingly, the value of the shares of DEI Common Stock to be received by the STR stockholders upon completion of the Merger may differ from the value of the shares of DEI Common Stock on December 23, 1997, the date on which the Merger Agreement was executed (when the average of the quoted bid and asked prices was approximately $3 7/16 per share). There can be no assurance that the market price of shares of DEI Common Stock on and after the Effective Time will not be lower than such price. See "Risk Factors -- No Active Market for the DEI Shares" and "Information about DEI -- Market Price and Dividend Information."

CONFLICTS OF INTEREST

    Certain members of DEI's management and STR's board of directors have interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of DEI and STR generally. Messrs. Ory and Stanich have become parties to employment agreements with DEI, which are contingent on the consummation of the Merger, and Messrs. Perrino, Rockwell, Busey and Bernard will become directors of DEI. The boards of directors of DEI and STR were aware of these interests and considered them, among other things, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger and Related Matters -- Conflicts of Interest."

                                  INTRODUCTION

    This Joint Proxy Statement/Prospectus is furnished to stockholders of DEI in connection with the solicitation of proxies by the Board of Directors of DEI for use at the DEI Annual Meeting to be held at 9:00 a.m. local time, on April __, 1998 at DEI's headquarters located at 300 Parkland Plaza, Ann Arbor, Michigan 48103, for the purpose of considering and voting upon (a) the approval of the Charter Amendment to increase the number of authorized shares of DEI Common Stock and change the name of DEI to "Sensys Technologies Inc." as required by the Merger Agreement; (b) the election of directors; and (c) the approval of an amendment to DEI's Long-Term Incentive Plan. It is also furnished to stockholders of STR in connection with the solicitation of proxies by the Board of Directors of STR for use at the STR Special Meeting to be held at 9:00 a.m. local time, on April __, 1998 at STR's headquarters located at 8419 Terminal Road, Newington, Virginia 22122-1430, for the purpose of considering and voting upon a proposal to approve the Merger Agreement and the Merger. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of DEI with respect to up to approximately 3,420,527 shares of DEI Common Stock to be issued in connection with the Merger.

    Pursuant to the Merger Agreement, among other things, Merger Sub, a wholly owned subsidiary of DEI, will be merged with and into STR, which will be the surviving corporation. The separate existence of Merger Sub will cease. Each share of STR Common Stock (other than shares held by stockholders of STR who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) which is issued and outstanding at the Effective Time of the Merger, will be converted into the right to receive 2.58 shares of DEI Common Stock. A copy of the Merger Agreement is attached hereto as Annex A. Based on the 1,325,786 shares of STR Common Stock outstanding at January 31, 1998 and assuming no STR stockholders perfect their dissenters' rights, approximately 3,420,527 shares of DEI Common Stock will be issued in the Merger.

    This Joint Proxy Statement/Prospectus contains certain information set forth more fully in Annexes A through E, and is qualified in its entirety by reference to such documents. In deciding how to vote on the proposals included herein, each stockholder of DEI and STR should carefully read all of these documents.

DEI RECORD DATE; VOTING QUORUM

    The Board of Directors of DEI has fixed the close of business on March __, 1998 for determination of holders of DEI Common Stock entitled to notice of, and to vote at, the DEI Annual Meeting. On the DEI Record Date, __________ shares of DEI Common Stock were issued and outstanding and entitled to vote. Each share of DEI Common Stock is entitled to one vote on all matters that properly come before the DEI Annual Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of DEI Common Stock entitled to vote constitutes a quorum at the DEI Annual Meeting.

    On January 31, 1998, 88,866 of the outstanding shares of DEI Common Stock (16.6% of the DEI Common Stock outstanding) were beneficially owned by the directors and executive officers of DEI. All such persons have indicated to DEI that they intend to vote all shares of DEI Common Stock over which they have voting power in favor of the Charter Amendment, the election of each of the director-nominees and the Long-Term Incentive Plan amendment, and certain of such persons are contractually bound to do so. See "The Voting Agreement."

STR RECORD DATE; VOTING QUORUM

    The Board of Directors of STR has fixed the close of business on March __, 1998 for determination of holders of STR Common Stock entitled to notice of, and to vote at, the STR Special Meeting. On the STR Record Date, __________ shares of STR Common Stock were issued and outstanding and entitled to vote. Each share of STR Common Stock is entitled to one vote on all matters that properly come before the STR Special Meeting. The presence, in person or by proxy, of a majority of the issued and outstanding shares of STR Common Stock entitled to vote constitutes a quorum at the STR Special Meeting.

    On January 31, 1998, 829,220 shares of STR Common Stock (62.5% of the STR Common Stock outstanding) were beneficially owned by the directors, executive officers and principal stockholders of STR. All such persons have indicated to STR that they intend to vote all shares of STR Common Stock over which they have voting power in favor of the Merger Agreement and certain of such persons are contractually bound to do so. See "The Voting Agreement."

DEI PROXIES; VOTE REQUIRED

    Stockholders of DEI are requested to complete, sign, date and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that their shares are voted. Shares of DEI Common Stock represented by proxies received by DEI prior to or at the DEI Annual Meeting will be voted in accordance with the instructions contained thereon. SHARES OF DEI COMMON STOCK REPRESENTED BY PROXIES FOR WHICH NO INSTRUCTION IS GIVEN WILL BE VOTED FOR THE CHARTER AMENDMENT, FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES AND FOR THE LONG-TERM INCENTIVE PLAN AMENDMENT.

    The approval of the Charter Amendment requires the affirmative vote of the holders of a majority of the shares of DEI Common Stock outstanding. Because the number of shares of DEI Common Stock to be issued in the Merger exceeds the number of shares which are currently authorized for issuance under DEI's certificate of incorporation, approval by the DEI stockholders of the Charter Amendment has been made a condition to the consummation of the Merger. A VOTE AGAINST THE CHARTER AMENDMENT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. The election of directors requires a plurality of the votes cast at the Annual Meeting. Approval of the Long-Term Incentive Plan amendment requires the affirmative vote of the holders of a majority of the shares of DEI Common Stock voted on such matter. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Abstentions and withheld votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting and broker non-votes are not counted. Abstentions and broker non-votes will have the effect of a vote against approval of the Charter Amendment but will have no effect on the vote on the Long-Term Incentive Plan amendment.

    A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later proxy with respect to the same shares or by written notice to the Secretary of DEI at any time prior to the vote at the DEI Annual Meeting. Mere attendance at the DEI Annual Meeting will not in itself revoke a proxy.

    The DEI Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this Joint Proxy Statement/Prospectus. If other matters are properly brought before the DEI Annual

Meeting, it is the intention of the persons named in the proxies to vote the shares to which such proxies relate in accordance with their best judgment.

    DEI will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of DEI, who will receive no compensation other than their regular salaries or fees, may solicit proxies by telephone, telegram or otherwise. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of DEI Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

    DEI'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF DEI AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE CHARTER AMENDMENT AND THE LONG-TERM INCENTIVE PLAN AMENDMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF DEI VOTE FOR THE CHARTER AMENDMENT, FOR THE LONG-TERM INCENTIVE PLAN AMENDMENT AND FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES.

STR PROXIES; VOTE REQUIRED

    Stockholders of STR are requested to complete, sign, date and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that their shares are voted. Shares of STR Common Stock represented by proxies received by STR prior to or at the STR Special Meeting will be voted in accordance with the instructions contained thereon. SHARES OF STR COMMON STOCK REPRESENTED BY PROXIES FOR WHICH NO INSTRUCTION IS GIVEN WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    The affirmative vote of at least two-thirds of the outstanding shares of STR Common Stock is required to approve the Merger Agreement and Merger. An abstention will have the effect of a vote against the Merger Agreement.

    The STR Board of Directors knows of no matters to be presented at the STR Special Meeting other than those described in this Joint Proxy Statement/Prospectus. If other matters are properly brought before the STR Special Meeting, it is the intention of the persons named in the proxies to vote the shares to which such proxies relate in accordance with their best judgment.

    STR will bear the cost of solicitation of proxies from its stockholders. In addition to solicitation by mail, officers and employees of STR, who will receive no compensation other than their regular salaries, may solicit proxies in person, by telephone or otherwise.

    A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later proxy with respect to the same shares or by written notice to the Secretary of STR at any time prior to the vote at the STR Special Meeting. Mere attendance at the STR Special Meeting will not in itself revoke a proxy.

    STR'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF STR AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF STR VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

SPECIAL INSTRUCTIONS TO PARTICIPANTS IN STR'S EMPLOYEE STOCK OWNERSHIP PLAN

    Under the S.T. Research Corporation 401(k)/Employee Stock Ownership Plan (the "STR ESOP"), participants in the STR ESOP have the right to vote the shares of STR Common Stock allocated to their stock accounts on major corporate events such as mergers. Therefore, participants will have the opportunity to vote the shares of STR Common

Stock they beneficially hold in the STR ESOP in connection with the Merger, provided that they comply with the applicable procedures described below.

    The STR ESOP's trustees ("Trustees") will mail to each participant a Confidential Participant Voting Instruction Form. Participants can vote their STR ESOP shares by properly completing this form and returning the form to Blue Ridge ESOP Associates, Inc., the company which assists STR in the administration of the STR ESOP. A proxy form will not be effective to vote shares of STR Common Stock allocated to a participant's STR ESOP account. Blue Ridge ESOP Associates, Inc. will tabulate all forms and advise the Trustees of the manner in which all STR ESOP shares covered by the voting instruction forms should be voted. The Trustees will not vote any shares on behalf of an STR ESOP participant from whom a voting instruction form has not been received. If the Merger is approved, all of STR Common Stock shares held in the STR ESOP will be converted into shares of DEI Common Stock.

DISSENTERS' RIGHTS

    Stockholders of DEI Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger because DEI is not a constituent corporation in the Merger. DEI, as sole stockholder of Merger Sub, has approved the Merger pursuant to applicable law.

    Stockholders of STR who do not vote in favor of the Merger are entitled to dissenters' rights under the VSCA in connection with the Merger in accordance with the procedures prescribed by the VSCA. Certain provisions of the VSCA regarding dissenters' rights are reproduced in full as Annex C. The failure of a dissenting stockholder of STR to follow the appropriate procedures may result in the termination or waiver of such rights. See "The Merger and Related Matters -- Dissenters' Rights."

                        THE MERGER AND RELATED MATTERS

BACKGROUND OF THE MERGER

    The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of DEI and STR. The following is a brief discussion of the background of the negotiations between DEI and STR.

    For nearly two years prior to signing the Merger Agreement, DEI's management had unsuccessfully sought additional equity financing through discussions with potential investors possessing related technological or marketing capabilities to permit DEI to pursue its growth plan. The additional equity was also intended to address the liquidity problems resulting from its recent operating losses.

    In September 1996, STR developed a strategic plan pursuant to which STR intended to substantially increase revenues and raise additional equity capital. The plan contemplated achieving 50% of its revenue growth through acquisitions of companies with complementary technologies. Consistent with this plan, in January 1997, STR purchased the assets and assumed certain liabilities of a division of Computer Sciences Corporation, including certain complementary technologies to STR.

    Discussions between DEI and STR regarding a possible business combination began in early October 1996 with a series of telephone conversations and the exchange of basic financial information between Thomas Ory, President and Chief Executive Officer of DEI, and S. R. Perrino, President and Chief Executive Officer of STR, and Robert Bower, Chief Financial Officer of STR. As a result of these initial contacts, Mr. Perrino and Mr. Bower visited DEI on October 28, 1996. During this visit, Messrs. Perrino and Bower met with Thomas Ory and Charles Stanich, Vice President and Chief Operating Officer of DEI, signed a nondisclosure agreement and exchanged information about the respective capabilities, customers, products and financial status of DEI and STR. Several areas of mutual business interest were identified, but no specific plans for a business combination or other transaction resulted from the meeting and no negotiations ensued between DEI and STR for the remainder of the year.

    In December 1996, as a means of intensifying its search for a strategic business partner to infuse equity capital, the DEI Board approved a consulting arrangement with John D. Sanders, the Chairman of DEI's Board of Directors, pursuant to which Mr. Sanders would be paid a monthly fee, beginning in January 1997, to assist DEI's management in seeking potential financing transactions and identifying joint venture or merger partners. See "Election of DEI Directors -- Nominees" for a description of Mr. Sanders' business experience.

    In furtherance of its strategic plan, STR had discussions with several companies during the first half of 1997, but was unable or unwilling to reach agreement with any of them. In June 1997, Mr. Sanders, who is also a member of STR's Board of Directors, suggested to the STR Board that DEI should be re-evaluated as a potential merger candidate. After further discussion and evaluation of DEI by STR, in early August 1997, Mr. Sanders notified Mr. Ory that STR's management was interested in discussing a possible merger and outlined proposed terms based upon discussions with STR management. On August 21, 1997, Mr. Sanders met with DEI management to discuss the tentative proposal in more detail and to provide additional information about STR's reasons for seeking a merger. Mr. Ory and Mr. Stanich visited STR on August 27, 1997 to further discuss a possible merger, negotiate certain terms and conditions, and to inspect STR's facilities and capabilities.

    On September 9, 1997, Mr. Perrino and Mr. Bower met with Mr. Ory and Mr. Stanich at DEI for further discussion and negotiation of the proposed merger. On September 15, 1997, Mr. Ory sent a letter to the DEI directors which outlined the proposed merger discussions and included details on STR's financial performance and business description. Discussions continued through September and October 1997. During this period, STR was also conducting due diligence on DEI and the Acquisition Committee of STR's Board, comprised of S. Kent Rockwell and Mr. Sanders, was kept fully apprised of the results of the due diligence.

    On October 20, 1997, STR's Board of Directors met and instructed management to continue to pursue the merger with DEI. DEI's Board of Directors met informally on October 23 and formally on October 24, 1997 for detailed consideration of the proposed merger. The DEI Board instructed DEI management to continue discussions with STR, to conduct due diligence and to engage an independent financial advisor to perform a fairness analysis of the proposed merger on behalf of DEI stockholders. On October 31, 1997, Mr. Ory, Mr. Stanich and Philip Power, a director of DEI, visited STR for further discussions about post-merger operations and to conduct preliminary due diligence on STR operations.

    In early November, DEI and STR reached an agreement in principle on the terms of the Merger and issued a press release announcing such agreement on November 11, 1997. Due diligence and negotiations of the terms of the definitive Merger Agreement continued throughout November and December by STR, DEI and their representatives, with the respective Boards of Directors of DEI and STR being kept apprised of the progress of the negotiations through informal communications from management.

    The parties reached agreement on the terms of the definitive agreements in mid-December 1997 and on December 23, 1997, the STR Board of Directors met and approved the Merger Agreement and the DEI Board of Directors met and approved the Merger Agreement, Charter Amendment, the Long-Term Incentive Plan amendment, the issuance of shares of DEI Common Stock pursuant to the Merger and various other related matters. At these meetings, each Board of Directors received the advice of its respective financial advisor. The DEI Board also discussed Mr. Sanders' status as a director of STR and the facts and circumstances with respect to his involvement in the Merger. Based upon all of the facts known to it, the DEI Board determined that Mr. Sanders had no substantial conflict of interest and had acted in the best interests of DEI and its stockholders in all respects. See "The Merger and Related Matters -- Opinion of DEI's Financial Advisor" and "The Merger and Related Matters -- Opinion of STR's Financial Advisor." Following such approvals, the Merger Agreement, the employment agreements with Messrs. Ory and Stanich and the Voting Agreement were executed by the respective parties to those agreements.

CERTAIN EFFECTS OF THE MERGER

    The Merger will become effective when Articles of Merger are filed with the Virginia State Corporation Commission. It is anticipated that such filing will be made as promptly as practicable after the required stockholder approvals have been obtained and the other conditions to the consummation of the Merger have been satisfied or waived.

    Upon consummation of the Merger, Merger Sub will be merged with and into STR, which will be the surviving corporation. The separate existence of Merger Sub will cease. At the Effective Time, each issued and outstanding share of STR Common Stock (other than shares held by stockholders of STR who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) will be converted into the right to receive 2.58 newly issued shares of DEI Common Stock. On January 31, 1998, there were 1,325,786 shares of STR Common Stock outstanding. Except for options to purchase 34,000 shares, there are no outstanding warrants or options to purchase, or securities convertible into, STR Common Stock.

    No fractional shares of DEI Common Stock will be issued in the Merger. In lieu of fractional shares of DEI Common Stock, each person entitled thereto will receive a cash payment equal to the product of (i) the fractional interest of a share of DEI Common Stock to which such holder would have been entitled (computed based upon the aggregate number of shares of STR Common Stock owned by such holder and the aggregate number of shares of DEI Common Stock to which such holder is entitled) and (ii) the average of the published bid and asked prices per share of DEI Common Stock for the trading day immediately prior to the Effective Time. Promptly after the Effective Time, DEI will forward a letter of transmittal to stockholders of STR containing detailed instructions for the surrender of certificates representing STR Common Stock. See "The Merger Agreement -- Effective Time," "-- Conversion and Exchange of STR Common Stock" and "-- Conditions to Consummation of the Merger."

    Based upon the capitalization of DEI and STR at January 31, 1998 and the Exchange Ratio, the number of shares of DEI Common Stock outstanding after giving effect to the Merger will be approximately 3,955,102 and the holders of STR Common Stock immediately prior to consummation of the Merger will own approximately 86.5% of the outstanding shares of DEI Common Stock immediately following consummation of the Merger (assuming no STR stockholders perfect their dissenters' rights). The principal stockholders, executive officers and directors of DEI beneficially own 88,866 outstanding shares or approximately 16.6% of the outstanding shares of DEI Common Stock on the Record Date and will beneficially own 114,346 outstanding shares or approximately 2.9% of the outstanding shares of DEI Common Stock immediately following the consummation of the Merger. The principal stockholders, executive officers and directors of STR will beneficially own 2,139,387 outstanding shares or approximately 54.1% of the outstanding shares of DEI Common Stock immediately following the consummation of the Merger.

DEI'S REASONS FOR THE MERGER; RECOMMENDATION OF DEI'S BOARD OF DIRECTORS; FAIRNESS TO DEI'S STOCKHOLDERS

    DEI's Board of Directors has unanimously approved the Merger and authorized the execution and delivery of the Merger Agreement and believes that the Merger is in the best interests of DEI and its stockholders. Accordingly, the Board of Directors of DEI unanimously recommends that the DEI stockholders vote to approve the Charter Amendment, which is a condition to the Merger.

    In making its determination with respect to the Merger, the Board of Directors of DEI considered a number of factors, including, but not limited to, historical information relating to the business, financial condition and results of operations of DEI and STR, a recent appraisal of DEI's real estate, the market prices and trading of DEI Common Stock; the business and financial prospects of DEI and STR (including prospects of DEI if it were to continue doing business without combining with STR and the results of STR's proposed equity financing); the terms of the Merger Agreement, the employment agreements which were to be executed by DEI with Messrs. Ory and Stanich and the Voting Agreement; and the opinion of Roney that the terms of the Merger are fair to the stockholders of DEI from a financial point of view.

    DEI had been seeking a strategic business partner to provide additional equity and marketing assistance since early 1995. Although DEI had discussions with several companies in this regard, none of the companies were found to be suitable partners after further investigation other than STR.

    The DEI Board of Directors views the Merger as a means of accomplishing its goal of acquiring a significant amount of additional equity capital to permit DEI to continue to operate its business and to move forward with its growth plan, while also diversifying its sources of revenues. The DEI Board believes that the addition of STR's complementary technologies through the Merger will provide access to new markets for DEI's products and technology and may result in certain synergies in sales, marketing and administrative costs. Finally, as a result of the Merger, the number of shares of DEI Common Stock will increase significantly, which the Board hopes will generate better liquidity in the market for the DEI Common Stock and improved returns for its stockholders. Although the voting power of the current DEI stockholders will be significantly diluted as a result of the Merger, the DEI Board of Directors believes that the benefits discussed above far outweigh the dilution of voting power.

    The Board of Directors of DEI did not undertake a separate analysis of each of these factors nor did the Board reach a separate conclusion with respect to each such factor in its determination as to the fairness of the terms of the Merger. The consideration of such factors resulted from information relating to such factors being added to the collective business knowledge, experience and understanding of the Board of Directors of DEI so as to enable the Board of Directors to consider such information in its deliberative process. In view of the above and the variety of factors considered by the Board of Directors of DEI in reaching its conclusion as to the fairness of the Merger, the Board of Directors of DEI did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination as to the fairness of the terms of the Merger.

OPINION OF DEI'S FINANCIAL ADVISOR

    On December 23, 1997, Roney & Co. ("Roney"), DEI's financial advisor in connection with the transactions contemplated by the Merger Agreement, gave an opinion to the Board of Directors of DEI that the financial terms of the Merger are fair to the stockholders of DEI from a financial point of view. In arriving at its opinion, Roney performed the following procedures: (i) reviewed the Annual Reports and related financial information for the fiscal years ended 1993 to 1997 for DEI; (ii) reviewed the audited financial statements for the fiscal years ended 1992 to 1997 for STR; (iii) reviewed the 1998 budgets for both DEI and STR; (iv) reviewed the Merger Agreement; (v) reviewed the appraisal of DEI's facility prepared by Gerald Alcock Company, LLC as of June 30, 1995 and was informed of the results of the December 1997 appraisal; (vi) reviewed the fair market value of ESOP shares of STR prepared by Corporate Finance of Washington, as of December 31, 1996; (vii) researched current industry conditions and trends concerning the valuation of recent mergers and acquisitions as it deemed relevant; (viii) conducted discussions with members of senior management of DEI and STR concerning their respective business and prospects and the benefits of the Merger Agreement; and (x) reviewed such other financial data and performed such other analyses and took into account such other matters as it deemed appropriate.

    Roney noted, among other things, that its opinion necessarily was based upon the accuracy and completeness of all financial and other information provided by others and made available to it that was not independently verified. With respect to the financial forecasts, Roney assumed, without any further independent investigations and analysis by it, that they had been reasonably prepared and reflect the best currently available estimates and judgments of DEI's and STR's management as to their respective expected future financial performance.

    In its opinion, Roney also noted that (i) its opinion necessarily was based on assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of DEI and STR; (ii) any estimates contained in its analyses were not necessarily indicative of future results or value, which could be significantly more or less favorable than such estimates; (iii) estimates of values of companies did not purport to be appraisals or necessarily reflect the price at which companies or their securities actually could be sold; and (iv) no company or transaction utilized in its analysis was identical to DEI or the Merger Agreement. Accordingly, such analyses were not based solely on arithmetic calculations. Rather, the analyses involved complex considerations and judgments concerning differences in financial and operating characteristics of DEI and STR, the timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect companies to which DEI and STR were compared. None of the analyses performed by Roney was assigned a greater significance than any other.

    Finally, Roney noted that its opinion necessarily was based on the economic and market conditions and other circumstances existing on, and information made available to it as of the date of its written opinion. The full text of the written opinion of Roney, which contains information as to the assumptions made, matters considered and the scope of and limitations on the review undertaken by Roney, is set forth as Annex B to this Joint Proxy Statement/Prospectus and should be read in its entirety.

    The consideration to be paid to the stockholders of STR by DEI in connection with the Merger was determined through negotiations between the parties, and was not determined by Roney. No limitations were placed on Roney by the Board of Directors of DEI with respect to the investigations made or the procedures followed by Roney in preparing and rendering its opinion. DEI selected Roney as its financial advisor on the basis of Roney's expertise and reputation and the amount of the fee it proposed to charge for its services.

    Roney is an investment banking firm with experience in evaluating transactions similar to the Merger and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. DEI's management selected Roney as its financial advisor primarily because of Roney's reputation, expertise and the amount of the fee it proposed to charge for its services. Roney was retained as financial adviser to DEI pursuant to the terms of an engagement letter dated October 20, 1997. In connection with such engagement, DEI has agreed to pay Roney a fee of $20,000. Roney is also being reimbursed for reasonable expenses incurred by it in its role as financial adviser and in connection with its fairness opinion. DEI has agreed to indemnify Roney for certain liabilities, including liabilities under federal securities laws.

STR'S REASONS FOR THE MERGER; RECOMMENDATION OF STR'S BOARD OF DIRECTORS; FAIRNESS TO STR'S STOCKHOLDERS

    STR's Board of Directors has unanimously approved the Merger and the Merger Agreement and believes that the terms of the Merger are fair to and in the best interests of STR and its stockholders. Accordingly, the Board of Directors of STR unanimously recommends that the STR stockholders vote to approve the Merger and the Merger Agreement.

    In making this determination, the Board of Directors of STR considered a number of factors, including, but not limited to, the historical information relating to the business, financial condition and results of operations of STR and DEI, the market prices and trading of DEI Common Stock; the business and financial prospects of STR and DEI (including prospects of STR if it were to continue doing business without combining with DEI); the terms of the Merger Agreement; the opinion of Corporate Finance that the financial terms of the Merger are fair to the stockholders of STR from a financial point of view; and the greater liquidity available to STR stockholders through holding shares of DEI Common Stock.

    In September 1996, STR adopted a strategic plan to substantially expand the size of STR's business. A significant part of this growth was premised on acquisitions. These acquisitions would require capital, liquid securities or a combination of both. STR reasoned that if it became a public company through its own public offering or merged with an already-public company preferably with excess liquidity, it would derive the capital and liquid securities necessary to undertake acquisitions.

    The STR Board of Directors believes that the Merger will accomplish many of the goals of its strategic plan by enhancing STR's growth and providing STR with a more liquid security that can be issued in connection with future acquisitions. The complementary technologies possessed by DEI are expected to improve the prospects of STR by enhancing the capabilities of STR's existing products and expanding the applications of DEI's products to the markets served by STR. By combining the resources inherent in DEI and STR, the STR Board believes that new state of the art equipment can be developed to receive and intelligently process data from multiple sensors covering communications, radar, infrared and optical frequency spectra.

    Because DEI's Common Stock is publicly traded and registered under the Exchange Act, STR will be in a position to achieve additional growth through acquisitions accomplished in whole or in part with shares of DEI Common Stock. The fact that the public markets will be available for recipients of DEI Common Stock to sell their shares, subject to applicable securities laws, should provide a greater incentive for acquisition candidates to accept acquisition proposals.

    Finally, STR has been a private company since its inception. Many current STR employees are stockholders of STR through the STR ESOP. By receiving publicly traded shares of DEI Common Stock, STR stockholders, including STR ESOP participants, are expected to derive greater liquidity in their investments. In addition, absent the Merger, STR would need to contribute cash to the STR ESOP to repurchase shares of former STR employees. Because employees are expected to be able to sell their shares in open market transactions, the contributions which would otherwise be required for the STR ESOP can be redirected to other retirement programs to allow employees to gain more diversification of their retirement funds.

    The Board of Directors of STR did not undertake a separate analysis of each of these factors nor did the Board reach a separate conclusion with respect to each such factor in its determination as to the fairness of the terms of the Merger. The consideration of such factors resulted from information relating to such factors being added to the collective business knowledge, experience and understanding of the Board of Directors of STR so as to enable the Board of Directors to consider such information in its deliberative process. In view of the above and the variety of factors considered by the Board of Directors of STR in reaching its conclusion as to the fairness of the Merger, the Board of Directors of STR did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination as to the fairness of the terms of the Merger.

OPINION OF STR'S FINANCIAL ADVISOR

    On December 23, 1997, Corporate Finance of Washington, Inc., STR's financial advisor in connection with the transactions contemplated by the Merger Agreement, rendered its opinion to the Board of Directors of STR that the terms of the Merger are fair to the stockholders of STR from a financial point of view. In arriving at its opinion, Corporate Finance performed the following procedures: (i) reviewed the financial information for the fiscal years ended 1993 to 1997 for STR; (ii) reviewed the audited financial statements and Form 10-Ks for the fiscal years ended 1992 to 1997 for DEI; (iii) reviewed 1998 forecasts for both STR and DEI; (iv) reviewed the Merger Agreement; (v) reviewed the appraisal of DEI's facility prepared by Gerald Alcock Company, LLC as of December 1997; (vi) reviewed the 1997 stock transfer and bid and ask quotations for DEI stock; (vii) researched current industry conditions and trends concerning the valuation of recent mergers and acquisitions as well as the valuation of similar companies' common stock; (viii) conducted discussions with members of senior management of STR concerning its business and prospects and the benefits of the Merger Agreement; and (x) reviewed such other financial data and performed such other analyses and took into account such other matters as it deemed appropriate.

    Corporate Finance noted, among other things, that its opinion necessarily was based upon the accuracy and completeness of information provided by others that was not independently verified. With respect to the financial forecasts, Corporate Finance assumed that they had been reasonably prepared and reflect the best currently available estimates and judgments of DEI's and STR's management as to their respective expected future financial performance. In its opinion, Corporate Finance also noted that its opinion necessarily was based on economic and market conditions and other circumstances existing on, and information made available as of the date of its written opinion. The full text of the written opinion of Corporate Finance, which contains information as to the assumptions made, matters considered and the scope of and limitations on the review undertaken by Corporate Finance, is set forth as Annex E to this Joint Proxy Statement/Prospectus and should be read in its entirety.

    The consideration to be paid to the stockholders of STR by DEI in connection with the Merger was determined through negotiations between the parties, and was not determined by Corporate Finance. No limitations were placed on Corporate Finance by the Board of Directors of STR with respect to the investigations made or the procedures followed by Corporate Finance in preparing and rendering its opinion.

    Corporate Finance is a firm with experience in evaluating transactions similar to the Merger and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. STR's management selected Corporate Finance as its financial advisor primarily because of Corporate Finance's reputation, expertise and familiarity with STR's business as the annual appraiser of STR Common Stock for the STR ESOP, and the amount of the fee it proposed to charge for its services. Corporate Finance was retained as financial adviser to STR pursuant to the terms of an engagement letter dated October 24, 1997. In connection with such engagement, STR has agreed to pay Corporate Finance a fee of $12,500. STR has agreed to indemnify Corporate Finance for certain liabilities, including liabilities under federal securities laws.

CONFLICTS OF INTEREST

    In considering the recommendation of STR's Board of Directors with respect to the Merger and the Merger Agreement and the recommendation of DEI's Board of Directors with respect to the Charter Amendment, stockholders should be aware that certain members of STR's Board of Directors and DEI's Board of Directors have interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of STR and DEI generally. The Boards of Directors of STR and DEI were aware of these interests and considered them, among other matters, in approving the Merger Agreement.

    As a condition to the parties' obligations to consummate the Merger, Thomas Ory, the President, Chief Executive Officer and a Director of DEI, and Charles Stanich, the Vice President - Research and Development, Chief Operating Officer and a Director of DEI, have entered into employment agreements with DEI effective at the Effective Time. See "The Employment Agreements."

    Certain directors and principal stockholders of STR have indicated they will vote to approve the Merger. These same persons will be nominated or appointed to serve on DEI's Board of Directors. If the Merger is approved by STR stockholders, the size of the DEI Board of Directors will be increased to seven,
S. R. Perrino, James Busey, Charles Bernard and S. Kent Rockwell will become directors of DEI and Messrs. Stanich and Panschar will resign from the DEI Board.

    In addition, in connection with the Merger, DEI, certain stockholders of DEI and certain stockholders of STR have entered into a Voting Agreement, dated as of December 23, 1997. The Voting Agreement provides that if the Merger Agreement has not been terminated in accordance with its terms (or notice of termination given and not withdrawn), the DEI VA Stockholders (i) will vote all of the shares of DEI Common Stock with respect to which they have or share voting power for the approval of the Charter Amendment and the DEI Long-Term Incentive Plan amendment at the DEI Annual Meeting; and (ii) will not sell, transfer or assign any of their shares of DEI Common Stock prior to the earlier of the Merger, the termination of the Merger Agreement or July 1, 1998. The Voting Agreement also provides that if the Merger Agreement has not been terminated in accordance with its terms (or notice of termination given and not withdrawn), the STR VA Stockholders (i) will vote all of the shares of STR Common Stock with respect to which they have or share voting power for approval of the Merger Agreement, the Merger and the consummation of the transactions contemplated thereunder at the STR Special Meeting; and (ii) will not sell, transfer or assign any of their shares of STR Common Stock prior to the earlier of the Merger, the termination of the Merger Agreement or July 1, 1998. For a period beginning at the Effective Time and ending on the date following the conclusion of the second annual meeting of the stockholders of DEI after the Effective Time, DEI has agreed pursuant to the Voting Agreement that (i) except under certain circumstances, the number of directors on its Board of Directors shall be fixed at seven and (ii) it will nominate Thomas R. Ory, John D. Sanders, Philip H. Power, S. R. Perrino, S. Kent Rockwell, James Busey and Charles Bernard for election as directors at each meeting of the stockholders of DEI at which directors are elected, subject to the consent of such persons to serve in such capacity. See "The Voting Agreement."

    At the Effective Time, each outstanding option to purchase STR Common Stock will be assumed by DEI and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of DEI Common Stock as the holder of such options would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the consummation of the Merger (not taking into account whether such option was in fact exercisable at such time). As of January 31, 1998, executive officers and directors of STR had outstanding options to purchase STR Common Stock as follows:

                                                                 Number of DEI shares
                                                                 subject to option           Exercise
                                    Number of STR shares         immediately following       price
Name and Position                     subject to option          the Effective Time          per share
-----------------                   --------------------         ---------------------       ---------
Charles Bernard, Director                  10,000                        25,800                 $1.94
John Sanders, Director                     10,000                        25,800                  8.69
Robert Bower, Senior Vice
 President-Finance/CFO                      6,000                        15,480                  8.69

DISSENTERS' RIGHTS

    The rights of STR's dissenting stockholders are governed by Article 15 (Sections 13.1-729 through 13.1-741) of the VSCA. DEI stockholders are not entitled to dissent from the Merger because DEI is not a constituent corporation in the Merger. The following summary of applicable provisions of Sections 13.1-729 through 13.1-741 of the VSCA is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of the dissenters' rights provisions of the VSCA, which is included herein as Annex C.

    STR stockholders who comply with the applicable procedures of Article 15 of the VSCA will be entitled to dissent from the Merger. A person having a beneficial interest in the STR Common Stock held of record in the name of another person, such as broker of nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

    The Merger Agreement provides that notwithstanding the conversion and exchange provisions of the Merger Agreement, shares of STR Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has timely and properly exercised dissenters' rights for such shares in accordance with Virginia law will not be converted into a right to receive DEI Common Stock. If, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to dissent, such shares will be treated as if they had been converted as of the Effective Time into a right to receive DEI Common Stock.

    The failure of an STR stockholder to vote against the Merger will not, in and of itself, constitute a waiver of such stockholder's dissenters' rights under Article 15. Under Virginia law, holders of shares who follow the procedures set forth in Article 15 will be entitled to demand payment of their shares for an amount deemed equivalent to the fair value of their shares.

    STR stockholders who desire to exercise their dissenters' rights must deliver to STR, before the vote on the Merger, a written demand for payment of their shares. This written demand for payment must be in addition to and separate from any proxy vote abstaining from or voting against the Merger. Voting against, abstaining from voting, or failing to vote on the Merger will not constitute a demand for payment within the meaning of Article 15.

    STR stockholders who desire to exercise their dissenters' rights under
Article 15 must not vote for approval of the Merger. If a stockholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy will be voted for approval of the Merger and will effectively waive that stockholder's dissenters' rights.

    Within ten days following stockholder approval of the Merger, STR will deliver a dissenters' notice to all STR stockholders from whom an intent to demand payment has been properly received. The notice shall state where the payment demand shall be sent and where certificates shall be deposited. The notice shall also supply a form for demanding payment and set a date, not fewer than 30 nor more than 60 days after delivery of the dissenters' notice by which STR must receive a payment demand from a dissenting stockholder. Within the time frame set forth in STR's notice, a dissenter must demand payment of the estimated fair value of the shares less the amount received from STR.

    If a dissenters' demand for payment remains unsettled, STR shall commence a proceeding in the Circuit Court of Fairfax County, Virginia to have the court determine fair value. As part of this proceeding, the court is authorized to appoint one or more appraisers. The court assesses all costs, including appraisers appointed by the court, against STR except that the court shall have the right to make an assessment against any dissenters who did not act in good faith in demanding payment after receipt of STR's payment. All other fees and expenses, other than counsel fees, can be equally assessed. Therefore, dissenters will be responsible for the payment of their own attorney's fees.

    Any STR stockholder contemplating the exercise of dissenter's rights is urged to review carefully the provisions of the VSCA relating to dissenters' rights, a copy of which is attached hereto as Annex C. Failure by an STR stockholder to follow precisely all the steps required by such provisions for perfecting dissenters' rights will result in the loss of those rights. Dissenters' rights are the exclusive remedy of a dissenting stockholder in the absence of unlawful or fraudulent action by STR with respect to its stockholders.

    THE ABOVE DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE VSCA AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTIONS 13.1-729 THROUGH 13.1-741 OF THE VSCA, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the material federal income tax consequences of the Merger to holders of STR Common Stock who are citizens or residents of the United States and who hold their shares of STR Common Stock as capital assets. It does not discuss all the tax consequences that may be relevant to STR stockholders who acquired their shares of STR Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the summary does not discuss the application of any state, local, foreign or other tax rules to the Merger.

    Michaels, Wishner & Bonner, P.C., counsel to STR, has advised STR that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, the tax basis of the DEI Common Stock received by STR shareholders in the Merger will be the same as the tax basis of the STR Common Stock surrendered in exchange therefor reduced by any basis allocable to fractional share interests in DEI Common Stock for which cash is received, subject to adjustments described below. The holding period of the shares of DEI Common Stock received in the Merger by STR shareholders will include the period during which the shares of STR Common Stock surrendered in exchange therefor were held, provided that such shares of STR Common Stock were held as capital assets at the Effective Time. Moreover, the Merger will not result in the recognition of gain or loss by DEI, STR or Merger Sub.

    Cash received by a holder of STR Common Stock in lieu of a fractional share interest in DEI Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of STR Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss, provided that such share of STR Common Stock was held as a capital asset at the Effective Time and will be long-term capital gain or loss if such share of STR Common Stock has been held for more than one year and will qualify for the lower level of capital gains rates prescribed by the Taxpayer Relief Act of 1997 if the shares were held for more than 18 months.

    THE FOREGOING DISCUSSION CONSTITUTES ONLY A GENERAL DISCUSSION OF THE FEDERAL TAX CONSEQUENCES OF THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER OF STR. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS. STR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

    Inasmuch as former STR shareholders will own approximately 86.5% of the outstanding shares of DEI Common Stock immediately following the Merger, STR will be deemed for accounting purposes to be the "acquiring" corporation and DEI will be deemed the "acquiree." In accordance with generally accepted accounting principles, the recorded assets and liabilities of STR will be carried forward at recorded book values and the purchase price will be allocated to the DEI assets and liabilities based upon the estimated fair values of such assets and liabilities. The purchase price will be determined by the fair value of the DEI Common Stock outstanding immediately prior to the Merger. Any portion of the purchase price in excess of the fair value of the identifiable assets and liabilities will be allocated to goodwill. The actual purchase price will not be determined until the Effective Time based upon the then current value of DEI Common Stock. See "Unaudited Pro Forma Combined Financial Statements."

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of DEI Common Stock received by STR stockholders in the Merger will be freely transferable, except that shares of DEI Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of STR prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of DEI) or as otherwise permitted under the Securities Act. Persons who may be deemed "affiliates" of STR generally include individuals or entities that control, are controlled by or are under common control with STR and may include certain officers and directors of STR as well as principal stockholders of STR. The Merger Agreement requires STR to cause each of its affiliates to execute a written agreement to the effect that such affiliate will not sell, pledge, transfer or otherwise dispose of any shares of DEI Common Stock issued to such affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act.

THE MERGER AGREEMENT

GENERAL

    The following description of the terms and conditions of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and incorporated herein by reference. All DEI and STR stockholders are urged to read the Merger Agreement in its entirety.

    The Merger Agreement provides, among other things, for the merger of Merger Sub with and into STR in accordance with Virginia law, and the conversion of shares of STR Common Stock into DEI Common Stock as described in "Conversion and Exchange of STR Common Stock" below. If the Merger is consummated, Merger Sub's separate existence will cease.

EFFECTIVE TIME

    Following approval of the Merger and subject to satisfaction or waiver of the terms and conditions, including conditions to closing, contained in the Merger Agreement, the Merger will be effective when Articles of Merger are filed with the Virginia State Corporation Commission. The filing of the Articles of Merger will be made as promptly as practicable after the required stockholder approvals have been obtained and the other conditions to the consummation of the Merger have been satisfied or waived. It is currently contemplated that the Effective Time will occur as soon after the DEI Annual Meeting and the STR Special Meeting as practicable, assuming the conditions set forth in the Merger Agreement are fully satisfied or waived. See "The Merger Agreement - Conditions to Consummation of the Merger."

CONVERSION AND EXCHANGE OF STR COMMON STOCK

    As of the Effective Time, by virtue of the Merger and without any action of the part of any holder of STR Common Stock, each outstanding share of STR Common Stock (other than dissenters' shares) will be converted into 2.58 shares of DEI Common Stock. As of the Effective Time, until surrendered and exchanged, each certificate evidencing STR Common Stock will be deemed, for all purposes, to evidence only the right to receive the number of shares of DEI Common Stock which the holder of such certificate is entitled to receive pursuant to the Merger.

    Fractional shares of DEI Common Stock will not be issued in connection with the Merger. Instead, each person entitled thereto will receive a cash payment equal to the product of (i) the fractional interest of a share of DEI Common Stock to which such holder would have been entitled (computed based upon the aggregate number of shares of STR Common Stock owned by such holder and the aggregate number of shares of DEI Common Stock to which such holder is entitled) and (ii) the average of the published bid and asked prices per share of DEI Common Stock for the trading date immediately prior to the Effective Time.

    Promptly after the Effective Time, DEI will forward a letter of transmittal to stockholders of record of STR containing detailed instructions for the surrender of certificates representing STR Common Stock. The letter of transmittal will contain detailed instructions with respect to surrender of certificates representing STR Common Stock and the distribution in exchange therefor of certificates representing DEI Common Stock.

    STOCKHOLDERS OF STR SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO STR OR DEI PRIOR TO RECEIPT OF THE LETTER OF TRANSMITTAL.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The obligations of DEI, STR and Merger Sub to consummate the Merger are subject to the fulfillment prior to the Effective Time of the following conditions: (i) the Merger shall have been duly approved by the holders of the requisite number of the shares of STR Common Stock in accordance with applicable law and STR's Articles of Incorporation and Bylaws, and the Charter Amendment shall have been duly approved by the holders of requisite number of the shares of DEI Common Stock in accordance with applicable law and DEI's Certificate of Incorporation and Bylaws; (ii) all required governmental and regulatory approvals for the Merger, including any approvals required under federal or state securities laws, shall have been received; and (iii) the Form S-4 Registration Statement containing this Joint Proxy Statement/Prospectus shall be effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceeding for such purpose shall have been initiated and be continuing or threatened by the Commission.

    The respective obligations of DEI and Merger Sub to consummate the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions, among others: (i) the representations and warranties of STR set forth in the Merger Agreement shall be true and correct at and as of the closing date; (ii) STR shall have performed and complied with all of its covenants under the Merger Agreement in all material respects through the closing; (iii) there shall be no more than 35,000 shares of STR Common Stock that are held by stockholders of STR who vote against the Merger Agreement and who comply with all of the relevant provisions of Sections 13.1-729 through 13.1- 741 of the VSCA; (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by the Merger Agreement, (b) cause any of the transactions as set forth in the Merger Agreement to be rescinded following consummation, (c) affect adversely the right of STR to own its assets and to operate its business as it currently operates, or (d) if determined adversely to STR or any director, officer, employee or agent of STR, have a material adverse effect on the business, financial condition or prospects of STR and no such injunction, judgment, order, decree, ruling, or charge described in (a), (b), (c) or (d) shall be in effect; (v) all actions to be taken by STR in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to DEI and its counsel; (vi) STR shall have made, or caused to be made, all of the deliveries required to be made under the Merger Agreement;
(vii) there shall not have occurred since the date of the Merger Agreement any event which has had or with the passage of time, is reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of STR; and (viii) each affiliate of STR shall have executed and delivered to DEI an agreement regarding the sale, pledge, transfer or other disposition of DEI Common Stock issued to such affiliate pursuant to the Merger.

    The obligation of STR to consummate the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions, among others: (i) the representations and warranties of DEI set forth in the Merger Agreement shall be true and correct at and as of the closing date; (ii) DEI and Merger Sub shall have performed and complied with all of their covenants under the Merger Agreement in all material respects through the closing; (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by the Merger Agreement, or (b) cause any of the transactions as set forth in the Merger Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling, or charge described in (a) and (b) shall be in effect; and (iv) all actions to be taken by DEI and Merger Sub in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to STR and its counsel.

    At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or conditions contained in the Agreement which may be legally waived.

COVENANTS

    Each of DEI and STR has agreed to use its best efforts to take all action and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by the Merger Agreement. As soon as practicable following the date of the Merger Agreement, each of DEI and STR, acting through its Board of Directors, is required to take all action necessary in accordance with its Articles of Incorporation or Certificate of Incorporation, as the case may be, and Bylaws and applicable law to duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting, in the case of DEI, upon the approval of the Charter Amendment and an amendment to the DEI Long-Term Incentive Plan increasing the number of shares available thereunder to 400,000; and in the case of STR, upon the approval of the Merger and the transactions contemplated thereby.

    Each of DEI and STR have agreed that prior to the Effective Time, unless the other party otherwise agrees or as otherwise contemplated by the Merger Agreement, their respective businesses will be conducted only in the ordinary course and neither will take certain actions not in the ordinary course of business, without the prior written consent of the other party, including without limitation: (i) amending its Articles of Incorporation or Certificate of Incorporation, as the case may be, or its Bylaws; (ii) paying or declaring any cash dividend, or other dividend or distribution with respect to its capital stock; (iii) issuing, transferring, selling or committing to issue, transfer, sell or deliver, any shares of its capital stock (or options, warrants or any rights thereto including, without limitation, any securities convertible into or exchangeable, with or without additional consideration, for such capital stock) except pursuant to the exercise of stock options or warrants existing on the date of this Agreement or under certain specified conditions; (iv) increasing or reducing the number of shares of its capital stock by split-up, reverse split, reclassification or distribution of stock dividends; (v) purchasing or otherwise acquiring for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or convertible into or exchangeable for such stock, with or without additional consideration; (vi) acquiring by merger or consolidation with, or merging or consolidating with, or purchasing substantially all of the assets of, or otherwise acquiring any business of any other corporation, partnership, association or other business organization or division thereof, or making any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation; (vii) incurring additional indebtedness for borrowed money except pursuant to existing lines of credit; (viii) adopting or materially modifying any bonus, pension, profit-sharing or other compensation plan or entering into any contract of employment with any employee which is not terminable at will without cost or other liability; (ix) adopting, entering into or amending in any material respect any collective bargaining, employment, severance or termination agreement or arrangement with any person or making any change in its key management structure, including, but not limited to, the hiring of additional employees or the termination of existing employees; (x) discharging or satisfying any lien or encumbrance or paying any obligation or liability (whether accrued, absolute, contingent or otherwise), except current liabilities incurred in the ordinary course of business; (xi) mortgaging, pledging or subjecting to lien, charge, security interest or any other encumbrance any of its assets or property; (xii) transferring or leasing any of its assets or property except in the ordinary course of business; (xiii) canceling or compromising any debt or claim other than in the ordinary course of business in an aggregate amount in excess of specified amounts; (xiv) waiving or releasing any rights, or settling any claim, in an aggregate amount which is in excess of specified amounts; (xv) transferring or granting any rights under any leases, licenses or other agreements, other than in the ordinary course of business; (xvi) making or granting any general or individual wage or salary increase to any of its officers; (xvii) failing to pay or discharging its accounts payable, debts or liabilities when due; (xviii) suffering any material adverse change in its financial condition, properties or business; (xix) except in the ordinary course of business, making or entering into any contract, commitment or transaction which involves an expenditure in excess of specified amounts, or renewing, extending, amending or modifying any contract, commitment or transaction involving in excess of a specified amount; or (xx) entering into or amending any contract, agreement or other transaction with any of its officers, directors or shareholders, or any affiliate of such an officer, director or shareholder, on terms that are less favorable than could be obtained from an unrelated third party on an arm's length basis.

REPRESENTATIONS AND WARRANTIES; ADDITIONAL AGREEMENTS

    The Merger Agreement contains various customary representations and warranties of the parties. DEI and Merger Sub have made representations to STR, and STR has made representations to DEI and Merger Sub, including, but not limited to, representations with respect to authority relative to the Merger Agreement, organization and qualification, noncontravention, absence of certain changes or events, no undisclosed liabilities, compliance with all applicable laws, litigation and employee benefits.

    DEI has agreed that effective at the Effective Time and conditional upon the consummation of the Merger, William Panschar and Charles Stanich will have submitted their resignations as directors to the DEI Board of Directors, DEI's Board of Directors will increase the number of directors on the DEI Board of Directors to seven, and DEI's Board of Directors will appoint S. R. Perrino, S. Kent Rockwell, James Busey and Charles Bernard to fill the resulting vacancies.

MANAGEMENT OF DEI AFTER THE MERGER

    If the Merger is approved, the Board of Directors of DEI will consist of three directors who are currently members of DEI's Board of Directors -- Thomas
R. Ory, Philip H. Power and John D. Sanders -- and four persons who are currently directors of STR -- S. R. Perrino, S. Kent Rockwell, James Busey and Charles Bernard. Mr. Sanders also serves on STR's Board of Directors. In addition, Mr. Perrino will become President and Chief Executive Officer, and Mr. Ory will become a Vice President. See "Election of DEI Directors."

TERMINATION; AMENDMENT; WAIVER

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of DEI or STR, upon the occurrence of certain events, including without limitation, the following:
(i) by mutual written agreement of DEI and STR; (ii) by either DEI or STR if the Merger has not been consummated by May 31, 1998; (iii) by DEI or STR if there is a material adverse change in the business or financial condition of the other; and (iv) by DEI or STR if there is a material condition precedent which cannot be satisfied and is not waived. If the Merger is not completed because: (i) the STR Board of Directors recommended to the stockholders of STR a proposal with respect to a merger, consolidation, share exchange or similar transaction or series of transactions involving STR, or any purchase of all or any significant portion of the assets of STR, or resolved to do any of the foregoing; (ii) STR entered into a definitive agreement accepting an offer with respect to all STR Common Stock that is more favorable than the Merger, DEI is entitled to receive from STR all costs and out-of-pocket expenses which DEI may have incurred in connection with the negotiation and preparation of the Merger Agreement and related documentation, due diligence investigations, and the preparation, filing and mailing of the Form S-4 registration statement and this Joint Proxy Statement/Prospectus. If the Merger is not completed because: (i) the DEI Board of Directors recommended to the stockholders of DEI a proposal with respect to a merger, consolidation, share exchange or similar transaction or series of transactions involving DEI, or any purchase of all or any significant portion of the assets of DEI, or resolved to do any of the foregoing; (ii) DEI entered into a definitive agreement accepting an offer with respect to all DEI Common Stock that is more favorable than the Merger, STR is entitled to receive from DEI all costs and out-of-pocket expenses which STR may have incurred in connection with the negotiation and preparation of the Merger Agreement and related documentation, due diligence investigations, and the preparation, filing and mailing of the Form S-4 registration statement and this Joint Proxy Statement/Prospectus.

    Any term of the Merger Agreement may be amended or waived only in writing signed by the party to be bound thereby, subject to applicable law.

                          THE EMPLOYMENT AGREEMENTS

    DEI has entered into an employment agreement with each of Thomas Ory and Charles Stanich, effective upon consummation of the Merger. The employment agreement with Mr. Ory provides that he will be employed as a Vice President of DEI and President of DEI's Sensing and Imaging Systems Division. Mr. Ory's compensation under his employment agreement provides for an annual salary of $154,800, and fringe benefits, perquisites and benefits of employment provided to salaried officer-level executives of DEI serving in a capacity similar to that of Mr. Ory. In addition, Mr. Ory's employment agreement requires DEI to cause Mr. Ory to be nominated for election to DEI's Board of Directors.

    The employment agreement of Charles Stanich provides that he will be employed as a Vice President of DEI and Executive Vice President of DEI's Sensing and Imaging Systems Division. Mr. Stanich's compensation under his employment agreement provides for an annual salary of $136,800, and fringe benefits, perquisites and benefits of employment provided to salaried officer-level executives of DEI serving in a capacity similar to that of Mr. Stanich.

    DEI may terminate either employment agreement for cause or without cause. If DEI terminates either employment agreement for cause, DEI is liable only for the compensation set forth in such employment agreement with respect to periods of time prior to the date of such termination. If DEI terminates either employment agreement without cause, DEI is required to pay the compensation and provide the fringe benefits to Mr. Ory or Mr. Stanich, as the case may be, at the rate or level, as applicable, in effect on the date of such termination until the date two years from the Effective Time. DEI also may terminate the employment agreements in the event of the disability of Mr. Ory or Mr. Stanich, as the case may be. Each employment agreement will terminate automatically upon the death of Mr. Ory or Mr. Stanich, as the case may be. In the event that an employment agreement is terminated because of the disability or death of Mr. Ory or Mr. Stanich, DEI is liable only for the compensation set forth in such employment agreement with respect to periods of time prior to the date of such termination.

    Each of Mr. Ory and Mr. Stanich may terminate his respective employment agreement (i) upon the failure of DEI to provide him with the compensation and fringe benefits described in his agreement; (ii) upon any other material breach of his employment agreement by DEI; (iii) upon any diminution of his authority, duties and responsibilities, or a significant change in the nature or scope of his duties; (iv) any change in his status or title, except for a bona fide promotion or with his consent; or (v) if DEI moves his office to a location that is more than 25 miles from its present location in Ann Arbor, Michigan without his consent. If Mr. Ory or Mr. Stanich terminates his employment for any of the reasons set forth above, DEI is required to pay the compensation and provide the fringe benefits to Mr. Ory or Mr. Stanich, as the case may be, at the rate or level, as applicable, in effect on the date of such termination until the date two years from the Effective Time. If Mr. Ory or Mr. Stanich terminates his employment other than for a reason set forth above, DEI is required to pay him, within ten (10) days following such termination, a lump sum equal to three months' salary at the higher of the rate being paid to him on the date of such termination or the rate originally set forth in his employment agreement.

    Under their respective employment agreements, each of Mr. Ory and Mr. Stanich are prohibited from engaging, directly or indirectly, in any activity which is in direct competition with the activities of DEI for a period of two years after the Effective Time.

                             THE VOTING AGREEMENT

    In connection with the Merger, Thomas Ory, Charles Stanich, John Sanders and Philip Power (the "DEI VA Stockholders"), S. R. Perrino, Robert Bower, John Sanders and Donald Reiser (the "STR VA Stockholders") and DEI have entered into a Voting Agreement, dated as of December 23, 1997. The Voting Agreement provides that if the Merger Agreement has not been terminated in accordance with its terms, the DEI VA Stockholders (i) will vote all of the shares of DEI Common Stock with respect to which they have or share voting power for the approval of the Charter Amendment and the DEI Long-Term Incentive Plan amendment at the DEI Annual Meeting; and (ii) will not sell, transfer or assign any of their shares of DEI Common Stock prior to the earlier of the Effective Time, the termination of the Merger Agreement or July 1, 1998.

    The Voting Agreement also provides that if the Merger Agreement has not been terminated in accordance with its terms, the STR VA Stockholders (i) will vote all of the shares of STR Common Stock with respect to which they have or share voting power for approval of the Merger Agreement, the Merger and the consummation of the transactions contemplated thereunder at the STR Special Meeting; and (ii) will not sell, transfer or assign any of their shares of STR Common Stock prior to the earlier of the Effective Time, the termination of the Merger Agreement or July 1, 1998.

    For a period beginning at the Effective Time and ending on the date following the conclusion of the second annual meeting of the stockholders of DEI after the Effective Time, DEI has agreed pursuant to the Voting Agreement that
(i) except under certain circumstances, the number of directors on its Board of Directors shall be fixed at seven and (ii) it will nominate Thomas R. Ory, John
D. Sanders, Philip H. Power, S. R. Perrino, S. Kent Rockwell, James Busey and Charles Bernard for election as directors at each meeting of the stockholders of DEI at which directors are elected, subject to the consent of such persons to serve in such capacity.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following sets forth certain historical financial information of DEI and STR on an unaudited pro forma combined basis after giving effect to the Merger on a "reverse acquisition purchase" basis (as if STR had acquired DEI) and the Stock Issuance. The unaudited pro forma combined statement of operations includes the results of operations of DEI and STR for the respective periods presented and gives effect to pro forma adjustments as if the Merger and Stock Issuance had occurred at the beginning of the period. The unaudited pro forma combined balance sheet includes the historical balance sheet of DEI and STR as of December 31, 1997 and gives effect to the pro forma adjustments as if the Merger and Stock Issuance had occurred on that date. This data should be read in conjunction with the selected historical information, the comparative per share data and the separate historical financial statements of DEI and STR and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations.

    The pro forma adjustments set forth below represent preliminary determinations of these adjustments and are based upon available information and certain assumptions considered reasonable under the circumstances. Final amounts could differ from those set forth therein and those differences could be material. STR will finalize its purchase price allocation subsequent to the completion of the Merger.

    In addition to the pro forma adjustments described below, it is anticipated that the combined companies will incur a restructuring charge of approximately $1,000,000 ($620,000, net of taxes). The charge is expected to relate to costs associated with reengineering the combined companies' processes, policies and procedures. Costs are expected to be incurred for external consultants, for personnel terminations and for relocation and moving. Other costs are expected to be incurred to realign products, services and facilities around the combined companies' core businesses. The restructuring charge has not been reflected in the unaudited pro forma combined financial statements. It is anticipated that the restructuring will commence shortly after the Merger.



                       PRO FORMA COMBINED BALANCE SHEET
                                  (Unaudited)

                                   STR                     ADJUSTED STR       DEI
                                  AS OF                      AS OF           AS OF
                                DECEMBER 31,   STOCK       DECEMBER 31,   OCTOBER 31,                  PRO FORMA
                                    1997     ISSUANCE(a)      1997           1997       ADJUSTMENTS     COMBINED
                               ------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents    $  119,524               $  119,524      $   7,293                      $   126,817
   Accounts receivable           4,045,201                4,045,201        137,279                        4,182,480
   Unbilled contract costs, net  5,374,597                5,374,597        225,117                        5,599,714
   Inventories - at cost           203,311                  203,311        575,842                          779,153
   Deferred tax asset              226,737                  226,737              -                          226,737
   Other current assets            174,553                  174,553         19,151                          193,704
   Prepaid income taxes            155,152                  155,152              -                          155,152
                               -----------              -----------    ----------                       -----------
 Total current assets           10,299,075               10,299,075        964,682                       11,263,757

PROPERTY AND EQUIPMENT             875,532                  875,532      1,143,269        (836,952) b     1,140,583
                                                                                           (41,266) d2
OTHER ASSETS
   Land and building held for sale                                                         836,952  b     1,450,000
                                                                                           613,048  d1
   Deposits                         83,975                   83,975           250                            84,225
                               -----------              -----------    ----------         --------      -----------
TOTAL ASSETS                   $11,258,582              $11,258,582    $2,108,201         $571,782      $13,938,565
                               ===========              ===========    ==========         ========      ===========

LIABILITIES AND STOCKHOLDERS
EQUITY
CURRENT LIABILITIES
   Note payable - line of
     credit                   $  4,208,614 $(3,783,000) $   425,614     $ 310,000                       $   735,614
   Accounts payable              3,038,408                3,038,408        71,233                         3,109,641
   Accrued salaries, benefits
     and related expenses        1,370,998                1,370,998        76,817                         1,447,815
   Other accrued expenses          112,225                  112,225        97,235                           209,460
   Capital leases                   52,055                   52,055             -                            52,055
   Mortgage debt                         -                        -       237,332                           237,332
                               -----------  ----------  -----------    ----------         --------      -----------
   Total current liabilities     8,782,300  (3,783,000)   4,999,300        792,617               0        5,791,917

LONG-TERM LIABILITIES
   Capital leases                     8,993                     8,993              -                         8,993
                               ------------  ----------   -----------     ----------   ----------      -----------
   TOTAL LIABILITIES              8,791,293  (3,783,000)    5,008,293        792,617            0        5,800,910

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock                      72,379      58,200       130,579          5,346       (5,346) e        39,036
                                                                                          (91,543) c, f

   Additional paid-in capital     1,232,716   3,724,800     4,957,516      1,165,778   (1,165,778) e     6,936,425
                                                                                        1,978,909  c, f
   Retained earnings              1,162,194                 1,162,194        144,460     (144,460) e     1,162,194
                               ------------  ----------   -----------     ----------   ----------      -----------
   Total stockholders' equity     2,467,289   3,783,000     6,250,289      1,315,584      571,782        8,137,655
                               ------------  ----------   -----------     ----------   ----------      -----------
   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY        $ 11,258,582  $        0   $11,258,582     $2,108,201   $  571,782      $13,938,565
                               ============  ==========   ===========     ==========   ==========      ===========


a. On January 30, 1998, STR issued 582,000 shares of common stock for cash of $6.50 per share for aggregate cash proceeds of $3,783,000. The cash was used to repay outstanding bank borrowings under STR's short-term line of credit.

b. It is anticipated that the land and building currently used by DEI in the business will not be owned in the future. The property is currently for sale and as a result has been reclassified as land and building held for sale.

c. Because the Merger will be accounted for as a reverse acquisition purchase and STR, which is treated as the acquiror for accounting purposes, is receiving DEI Common Stock rather than DEI's assets and liabilities, the fair market value of the DEI Common Stock outstanding determines the purchase price for accounting purposes. For purposes of the pro forma statements, the purchase price of DEI consists of the following:

         Stock                              $ 1,737,366
         Direct expenses of the purchase        150,000
                                            -----------
            Total purchase price            $ 1,887,366
                                            ===========

         The average market value of DEI stock immediately prior to and subsequent to the announcement of the transaction was $3.25 per share and there were 534,574 shares issued and outstanding. Therefore, the aggregate value of the stock used to record the purchase for purposes of the pro forma combined balance sheet is $1,737,366.

         The direct expenses of the purchase consist primarily of legal, accounting and other fees.

d. For purposes of determining the pro forma effect of the acquisition on the combined financial statements, the fair value of DEI's net assets has been estimated in accordance with Accounting Principles Board Opinion No.
         16:

         Net assets of DEI at October 31, 1997                                        $ 1,315,584
         Fair value adjustments:
         d1.  Adjustment of land and building held for sale to estimated fair value       613,048
         d2.  Adjustment of machinery and equipment to estimated fair value               (41,266)
                                                                                      -----------
                                                                                      $ 1,887,366
                                                                                      ===========


         The approximate value of the land and building was determined by appraisal. The companies anticipate utilizing the DEI net operating losses available under existing Code provisions to offset any gain on the sale of the property; therefore, no deferred tax liability has been recorded for the land and building held for sale fair value adjustment. Remaining net operating losses of DEI available to offset future income after the Merger will be significantly limited by provisions of the Code; therefore, a full valuation allowance has been recorded against the remaining net operating losses.

e.       DEI's stockholders' equity as of October 31, 1997 is eliminated.

f. According to the Merger Agreement, each share of STR common stock is converted into 2.58 shares of DEI Common Stock. Therefore, 3,420,527 shares of DEI Common Stock will be issued. Accordingly, the par value difference is recorded as paid-in capital.

                     PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                 (Unaudited)


                                  STR                     ADJUSTED STR      DEI
                                FOR THE                    FOR THE        FOR THE
                                 THREE                      THREE          THREE
                              MONTHS ENDED    STOCK      MONTHS ENDED    MONTHS ENDED                     PRO FORMA
                              December 31,  ISSUANCE(a)  December 31,    October 31,
                                1997                        1997           1997       ADJUSTMENTS(c)       COMBINED
                             --------------------------------------------------------------------------------------
REVENUE
 Contract Revenue            $5,837,376                $ 5,837,376     $  483,669                      $  6,321,045

COSTS AND EXPENSES
 Cost of revenues             5,134,910                  5,134,910        365,432       $(10,000) b1      5,490,342
 General and administrative
  expenses                      710,076                    710,076        204,333                           914,409
                              ---------                 ----------     ----------       --------       ------------
 Total costs and expenses     5,844,986                  5,844,986        569,765        (10,000)         6,404,751
                              ---------                 ----------     ----------       --------       ------------
INCOME (LOSS) FROM
 OPERATIONS                      (7,610)                    (7,610)       (86,096)        10,000            (83,706)

OTHER INCOME (EXPENSES)
 Interest expense              (103,143)     85,118        (18,025)       (10,507)                          (28,532)
                              ---------    --------     ----------     ----------                      ------------
INCOME (LOSS) BEFORE
  INCOME TAXES                 (110,753)     85,118        (25,635)       (96,603)        10,000           (112,238)

INCOME TAX BENEFIT
 (PROVISION)                     42,000     (32,278)         9,722              -         32,928 b2    $     42,650
                              ---------    --------     ----------     ----------       --------       ------------
NET INCOME (LOSS)             $ (68,753)    $52,840     $  (15,913)    $  (96,603)        42,928       $    (69,588)
                              =========    ========     ==========     =========        ========       ============

PER SHARE AMOUNT
 Net income (loss) per share-
 basic                        $   (0.09)                $    (0.01)    $   (0.18)                      $      (0.02)
                              =========                 ==========     =========                       ============
 Net income (loss) per share-
 diluted                      $   (0.09)                $    (0.01)    $   (0.18)                      $      (0.02)
                              =========                 ==========     =========                       ============
WEIGHTED AVERAGE
NUMBER OF SHARES
OUTSTANDING
Basic                           723,792     582,000      1,305,792       534,391       2,063,151          3,903,334

Diluted                         744,116     582,000      1,326,116       534,391       2,095,263          3,955,770


a. On January 30, 1998, STR issued 582,000 shares of common stock for cash of $6.50 per share for aggregate cash proceeds of $3,783,000. The cash was used to repay outstanding bank borrowings under STR's short-term line of credit. Interest at an assumed average rate of 10% ($85,118 for the quarter ended December 31, 1997) is eliminated. The income tax provision is adjusted to reflect the interest savings.

b. Adjustments to the Pro Forma Combined Statement of Operations for the three months ended December 31, 1997 in connection with the proposed Merger are presented below:

                                                                                    Increase
                                                                                    in income
                                                                                 ----------------
         1.       As a result of the net effect of reclassifying land and
                  building held for resale, recording the machinery and
                  equipment at fair market value and assigning new useful lives,
                  depreciation expense is decreased on a pro forma basis             $ 10,000

         2.       Pro forma income tax effect of consolidating the
                  companies                                                          $ 32,928

c. The unaudited pro forma combined statement of operations excludes a one-time restructuring charge of approximately $620,000 (net of related income tax benefit) relating to reengineering the companies' processes, policies and procedures.

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                  (Unaudited)

                                         STR                         ADJUSTED STR           DEI
                                      YEAR ENDED                      YEAR ENDED         YEAR ENDED
                                    SEPTEMBER 30,      STOCK         SEPTEMBER 30,        JULY 31,                    PRO FORMA
                                       1997          ISSUANCE(a)        1997               1997        ADJUSTMENTS(c) COMBINED
                                  ----------------------------------------------------------------------------------------------
REVENUE                            $23,953,070                       $23,953,070        $3,001,458                   $26,954,528
 Contract revenue

COSTS AND EXPENSES
 Cost of revenues                   20,761,886                        20,761,886         1,971,918    $(40,000) b1    22,693,804
 General and administrative
  expenses                           2,654,218                         2,654,218         1,033,429                     3,687,647
                                   -----------                        ----------        ----------     -------       -----------

 Total costs and expenses           23,416,104                        23,416,104         3,005,347     (40,000)       26,381,451
                                   -----------                        ----------        ----------     -------       -----------

INCOME (LOSS) FROM
  OPERATIONS                           536,966                           536,966            (3,889)     40,000           573,077

OTHER INCOME (EXPENSES)
 Interest expense                     (345,086)       340,470             (4,616)          (63,800)                      (68,416)
                                   -----------     ----------         ----------        ----------     -------       -----------

INCOME (LOSS) BEFORE
  INCOME TAXES                         191,880        340,470            532,350           (67,689)     40,000           504,661

INCOME TAX BENEFIT
 (PROVISION)                           (72,000)      (127,756)          (199,756)            3,546       4,439  b2   $ (191,771)
                                   -----------     ----------         ----------        ----------     -------       -----------

NET INCOME (LOSS)                  $   119,880     $  212,714         $  332,594        $  (64,143)    $44,439       $   312,890
                                   ===========     ==========         ==========        ==========     =======       ===========

PER SHARE AMOUNT
 Net income (loss) per share-basic $      0.17                        $     0.25        $    (0.12)                  $      0.08
                                   ===========                        ==========        ==========                   ===========
 Net income (loss) per share-
 diluted                           $      0.16                        $     0.25        $    (0.12)                  $      0.08
                                   ===========                        ==========        ==========                   ===========

WEIGHTED AVERAGE
NUMBER OF SHARES
OUTSTANDING
 Basic                                 723,827        582,000          1,305,827           533,464     2,063,207       3,902,498

 Diluted                               748,216        582,000          1,330,216           533,464     2,101,741       3,965,421

a. On January 30, 1998, STR issued 582,000 shares of common stock for cash of $6.50 per share for aggregate cash proceeds of $3,783,000. The cash was used to repay outstanding bank borrowings.

         under STR's short-term line of credit. Interest at an assumed average rate of 10% ($340,470 for the year ended September 30, 1997) is eliminated. The income tax provision is adjusted to reflect the interest savings.

b. Adjustments to the Pro Forma Combined Statement of Operations for the year ended September 30, 1997 in connection with the proposed merger are presented below:

                                                                                      Increase
                                                                                      in income
                                                                                 -------------------
         1.       As a result of the net effect of reclassifying land and
                  building held for resale, recording the machinery and
                  equipment at fair market value and assigning new useful lives,
                  depreciation expense is decreased on a pro forma basis.               $40,000

         2.       Pro forma income tax effect of consolidating the
                  companies                                                             $ 4,439

c. The Unaudited Pro Forma Combined Statement of Operations excludes a one-time restructuring charge of approximately $620,000 (net of related income tax benefit) relating to reengineering the companies' processes, policies and procedures.

            PROPOSAL TO AMEND THE DEI CERTIFICATE OF INCORPORATION

    The proposed amendment to the DEI certificate of incorporation would change the name of DEI from "Daedalus Enterprises, Inc." to "Sensys Technologies Inc." and increase DEI's authorized Common Stock from 2,000,000 to 5,000,000 shares in order to authorize the additional shares to be issued pursuant to the Merger Agreement. The Charter Amendment also restates the current certificate of incorporation and makes certain non-substantive changes thereto. A copy of the Charter Amendment is reproduced in full as Annex D. The affirmative vote of the holders of a majority of the shares of DEI Common Stock issued and outstanding on the DEI Record Date is required to approve the Charter Amendment.

CHANGE IN DEI'S NAME

    As a condition to consummation of the Merger, DEI agreed to amend its certificate of incorporation to change its name. DEI and STR believe that DEI's current name will not properly reflect DEI's more diverse business strategy and business operations after the Merger and that "Sensys Technologies Inc.", the new name chosen for DEI following the Merger, is more reflective of the broader sensing systems business of the combined operations of DEI and STR following the Merger. The new name is also intended to give the combined companies a new, more marketable image in the investment community.

    If approved by the stockholders of DEI at the DEI Annual Meeting, the new name will become effective upon the filing of the Charter Amendment with the Delaware Secretary of State. The change in corporate name will not effect the validity or transferability of stock certificates currently outstanding and stockholders of DEI will not be required to exchange any certificates they currently hold.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES

    The Charter Amendment will also increase the number of shares of DEI Common Stock to 5,000,000 shares from 2,000,000 shares. Following the Merger, there will be approximately 3.9 million shares of DEI Common Stock outstanding (including the 3.4 million shares of DEI Common Stock to be issued to STR stockholders pursuant to the Merger) and an additional 644,288 shares will be reserved for issuance pursuant to the DEI Long-Term Incentive Plan and other outstanding options to purchase DEI Common Stock. See "Proposal to Amend the DEI Long-Term Incentive Plan." Any additional authorized shares would be available to the Board of Directors for issuance without further stockholder approval (unless required by applicable law, regulation or rule). The additional shares of DEI Common Stock could be issued for any proper corporate purpose, including the acquisition of other businesses, the raising of additional capital for use in DEI's business, stock splits, the payment of stock dividends or other distributions in shares of stock or in connection with employee stock incentive programs. While DEI currently has no understandings or commitments with respect to the issuance of the additional shares of DEI Common Stock (other than pursuant to the Merger and outstanding options), it is considered advisable to have the authorization to issue such shares in order to enable DEI, as the need may arise, to move promptly to take advantage of market conditions and the availability of other favorable opportunities without the delay and expense involved in calling a special stockholders meeting for such purpose.

    The authorization of additional shares of DEI Common Stock will not, by itself, have any effect on the rights of holders of existing DEI Common Stock. Depending on the circumstances, any issuance of additional shares of DEI Common Stock may dilute the present equity ownership of current stockholders. Holders of DEI Common Stock have no preemptive rights to participate in any such issuance.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of DEI Common Stock outstanding is required to adopt the Charter Amendment. Abstentions and broker non-votes have the same effect as a vote against the proposal. If the Charter Amendment is adopted by the stockholders of DEI, it will become effective upon being duly filed with the Secretary of State of Delaware. The Charter Amendment will not become effective if the Merger Agreement has been terminated.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DEI STOCKHOLDERS VOTE FOR APPROVAL OF THE CHARTER AMENDMENT.

              PROPOSAL TO AMEND THE DEI LONG TERM INCENTIVE PLAN

    On December 23, 1997, the DEI Board of Directors approved an amendment to DEI's Long-Term Incentive Plan (the "Plan") to increase the number of shares issuable under the Plan from 64,000 to 400,000 shares of DEI Common Stock and to increase the limit on the number of shares of DEI Common Stock that may be subject to options granted to any salaried employee in any three consecutive fiscal years from 25,000 to 100,000. Certain other minor changes were made to the Plan which are not being presented to DEI stockholders for approval. Outstanding options under the Plan will not be affected by the Merger.

    The Board of Directors of DEI has determined, and the Merger Agreement requires, that additional shares should be made available under the Plan if the Merger is consummated to attract, retain and motivate highly qualified individuals to serve as employees and consultants of DEI and its subsidiaries. Awards under the Plan are intended to align the interests of employees and consultants with those of DEI's stockholders and encourage employees to acquire an ownership interest in DEI. Since stock options granted under the Plan only gain value if the price of the DEI Common Stock increases above the option exercise price, grants of options to executives under the Plan reflect DEI's philosophy and objective of linking executive compensation to DEI's performance. As DEI realizes future business success, the Plan may provide compensation incentives which it cannot presently provide through salary or bonus. Neither DEI nor STR has made any commitments to grant any stock options following consummation of the Merger.

    Section 162(m) of the Code and certain regulations promulgated thereunder by the Internal Revenue Service contain rules regarding the federal income tax deductibility of compensation paid to a publicly traded corporation's chief executive officer and to each of its four most highly paid executive officers. Under Section 162(m), DEI may deduct compensation paid to such an executive only to the extent that it does not exceed $1,000,000 during any fiscal year, unless the compensation constitutes "performance-based" compensation. In general, compensation attributable to a stock option or stock appreciation right is deemed to be based on performance if (i) the grant is made by the corporation's compensation committee, (ii) the plan under which the grant is made includes a per-employee limit on the number of shares with respect to which options may be granted during a specific period; and (iii) the amount of compensation the employee could receive under the terms of the option is based solely on the increase in value of the stock after the date of the grant.

    In 1994, when the Plan was adopted, the DEI Board concluded that it would be advisable to establish certain restrictions on the granting of options under the Plan to exempt from the Section 162(m) limitation compensation realized in connection with future exercises of options granted under the Plan. Accordingly, the Plan currently limits to 25,000 the number of shares of Common Stock that may be included in options granted to any salaried employee in any three consecutive fiscal years (which constitutes 39% of the total number of shares of DEI Common Stock reserved for issuance under the Plan). In order to give DEI additional flexibility in making grants to participants in the Plan, and to increase the limitation to a level consistent with the proposed increase in the number of shares of DEI Common Stock subject to the Plan and the number of shares of DEI Common Stock outstanding after the Merger, the DEI Board is proposing to increase the limitation to 100,000 shares (or 25% of the total number of shares of DEI Common Stock which will be reserved for issuance under the Plan if the Plan amendment is approved). The increase in the number of shares of DEI Common Stock subject to the Plan and the increase in the limitation on the number of shares of DEI Common Stock that may be subject to options granted to any salaried employee in any three consecutive fiscal years will only become effective if approved by a majority of the shares of DEI Common Stock voting on the proposal at the DEI Annual Meeting and if the Merger is consummated.

    DEI'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN
AMENDMENT.

GENERAL

    On December 13, 1994, the stockholders of DEI approved the Plan, which is intended to attract and motivate highly qualified individuals to serve as employees of DEI and to encourage employees of DEI and its subsidiaries to acquire an ownership interest in DEI. Approximately 16 employees of DEI are currently eligible to participate in the Plan and approximately 180 employees will be eligible upon consummation of the Merger.

    The Plan is administered by the Executive Compensation/Stock Option Committee of the DEI Board of Directors (the "Committee"), which is comprised of no fewer than two non-employee members of the DEI Board of Directors. The Committee is authorized to administer and interpret the Plan and to adopt such rules and regulations as it determines are appropriate. Shares subject to the canceled, forfeited, terminated or expired portion of grants and awards made under the Plan may again be used for grants and awards under the Plan.

    Awards may be made by the Committee to employees as the Committee may select and may be in the form of stock options, restricted stock or performance shares. Options under the Plan to purchase 29,975 shares of DEI Common Stock are currently outstanding.

STOCK OPTION GRANTS

    Options granted under the Plan may be either incentive stock options under
Section 422 of the Code or nonqualified stock options. The exercise price of any option granted under the Plan may be no less than the fair market value per share of DEI Common Stock on the date of grant. Options granted under the Plan become exercisable at such times as the Committee may determine and will generally have a term of ten years unless the Committee determines a shorter term. The aggregate fair market value, determined on the grant date, of the DEI Common Stock with respect to which incentive stock options may first become exercisable for an optionee during any calendar year may not exceed $100,000. No salaried employee currently may receive options during any three year period to purchase more than 25,000 shares.

    Payment for shares to be acquired upon exercise of options granted under the Plan may be made in cash, by check or, at the discretion of the Committee, an optionee may exercise an option through a cashless exercise procedure whereby the optionee provides an option exercise notice to DEI and simultaneously irrevocably instructs a broker to sell a sufficient number of the shares from the option exercise to pay the option exercise price and accompanying taxes. At the Committee's discretion, shares may be tendered to DEI or the cashless exercise procedure may be used to satisfy tax obligations.

TERMINATION; CHANGE IN CONTROL

    Options which are not yet exercisable, restricted stock which is not yet transferable and performance share awards with respect to which performance goals have not yet been achieved will generally be forfeited if the holder's employment is terminated. The Committee, however, is granted discretion under the Plan to accelerate the exercisability of options and waive the restrictions or conditions applicable to restricted stock or performance share awards and such acceleration and waiver will occur automatically upon a change in control of DEI (as defined in the Plan).

    An option (or portion thereof) which is exercisable at the time of the holder's termination may be exercised after such time to the extent it was exercisable at the time of the holder's termination until such option terminates. Unless the Committee otherwise provides, an exercisable option will terminate at various times after the holder's employment terminates, based upon the reason for the holder's termination. If employment is terminated for any reason other than death, disability or retirement, such option will terminate on the earlier of the expiration date of the option and the first anniversary of the option holder's termination. If employment terminates because the holder has died or becomes disabled, such option will terminate one year following the date of the option holder's termination. If employment terminates due to retirement, the option will terminate on the earlier of the expiration date of the option and the second anniversary of the option holder's termination.

AMENDMENT

    The Plan may be terminated or amended at any time by the Board of Directors. No amendment, modification or termination of the Plan may adversely affect any option, restricted stock award or performance share award previously granted under the Plan without the consent of the participant. Unless the Plan is terminated sooner by the Board, no new awards or grants may be authorized under the Plan after October 18, 2004.

RESTRICTED STOCK GRANTS AND PERFORMANCE SHARE AWARDS

    The Plan authorizes the Committee to grant restricted stock awards pursuant to which shares of DEI Common Stock will be awarded, subject to restrictions on transfer which lapse over a period of time or upon achievement of performance goals, as determined by the Committee. Participants who receive restricted stock grants are eligible to dividend and voting rights on the awarded shares prior to the lapse of restrictions on such awards. The Committee is also authorized to grant performance share awards under the Plan, which are payable at the discretion of the Committee in cash or shares of DEI Common Stock upon achievement of performance goals established by the Committee. The terms and conditions of restricted stock and performance share awards, including the acceleration or lapse of any restrictions or conditions of such awards, will be determined by the Committee.

PREVIOUS GRANTS

    The following table sets forth the number of shares subject to outstanding options granted under the Plan to DEI's Chief Executive Officer and Chief Operating Officer, all persons who received options to purchase 5% or more of the shares subject to the Plan, all current executive officers as a group, all other employees as a group and all non-employee directors as a group. Except as set forth below, no other options have been granted under the Plan. Options outstanding under the Plan have exercise prices ranging from $2.25 to $2.75 per share.

                  Name                               Number of Options
                  ----                               -----------------
           Thomas R. Ory                                         0
           Charles G. Stanich                                    0
           Jane E. Barrett                                   5,000
           Fred G. Osterwisch                                7,000
           David S. Dilworth                                 3,500
           All current executive officers as a group         5,000
           All other employees as a group                   24,975
           All non-employee directors as a group                 0

FEDERAL INCOME TAX CONSEQUENCES

    Under the Code as now in effect, at the time an ISO is granted or exercised, the optionee will not be deemed to receive any income and DEI will not be entitled to any deduction. However, the difference between the exercise price and the fair market value of the shares of DEI Common Stock on the date of exercise is a tax preference item, which may subject the optionee to the alternative minimum tax in the year of exercise. The holder of an ISO generally will be accorded capital gain or loss treatment on the disposition of DEI Common Stock acquired by exercise of an ISO, provided the disposition occurs more than two years after the date of grant and more than one year after exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods realizes ordinary income upon the disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price. To the extent ordinary income is recognized by the optionee, DEI may deduct a corresponding amount as compensation expense. Payment of the exercise price by surrendering shares of DEI Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered.

    Upon the exercise of a nonqualified stock option, an optionee will recognize ordinary income equal to the difference between the exercise price and the fair market value of the DEI Common Stock acquired at the time of exercise and DEI will receive a corresponding deduction. Payment of the exercise price by surrendering shares of DEI Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered. When the optionee disposes of the shares acquired by the exercise of the option, any difference from the fair market value of the shares on the date of exercise will be treated as capital gain or loss.

    DEI may withhold from an optionee's salary or other compensation (or to secure payment from the optionee in lieu of withholding) all or any portion of any withholding or other tax due with respect to any shares of DEI Common Stock deliverable under such optionee's option or the Committee may permit payment of such withholding by DEI's retention of shares of DEI Common Stock which would otherwise be transferred to the optionee upon exercise of the option. In the event any DEI Common Stock is retained by DEI to satisfy all or any part of the withholding, the part of the withholding deemed to have been satisfied by such DEI Common Stock will be equal to the fair market value of the shares of DEI Common Stock retained by DEI.

    A participant who receives a restricted stock or performance share award realizes ordinary income equal to the fair market value of the DEI Common Stock on the date the restrictions lapse or the date of receipt, respectively, and, upon withholding for income and employment taxes, DEI will receive a compensation tax deduction equal to the ordinary income realized by the participant.

                             INFORMATION ABOUT DEI

BUSINESS

General

    DEI, which was incorporated in Michigan in August 1968 and reincorporated in Delaware in January 1969, manufactures products for, and performs development projects in, the field broadly described as "remote sensing." Remote sensing is the detection or measurement of various physical parameters of an object or system without making direct contact with the observed object. DEI's customers use these remote sensing products to detect and measure either the emitted or reflected radiation of objects or systems.

    DEI is also developing a remote sensing service operation that would utilize DEI's technology to acquire and process remote sensing data for users of such data. See "Information About DEI -- Business -- Growth Plan."

Products

    The principal products manufactured by DEI are airborne imaging systems. DEI's customers install these systems in aircraft and use them to acquire optical radiation data from objects on the earth's surface and in the atmosphere. This data is then processed into a useful form by data handling and data processing equipment which, in some cases, is also manufactured by DEI. A principal application of DEI's remote sensing products has been the measurement of environmental parameters in support of pollution control programs and environmental impact studies.

    DEI manufactures these products by integrating precision optical, mechanical and electronic components into unified systems. These components are either purchased off the shelf, or custom designed by DEI and manufactured by DEI, or designed and specified by DEI for outside manufacture. Highly technical personnel, supported by supervisors and engineers, assemble, test and calibrate these systems in preparation for delivery to customers.

    DEI engages in customer-funded projects for the development of advanced equipment in the remote sensing field. In addition to being a source of revenue, DEI undertakes these projects to increase its technical expertise in areas demonstrating strong potential for use in future products. Some of these projects may lead to the incorporation of newly developed technology into the existing product line or an expansion of the product line.

    During fiscal 1997, DEI shared costs on two U.S. government sponsored Small Business Innovation Research ("SBIR") programs. One of these programs, Large Format Multispectral Camera, is scheduled for completion in early fiscal 1998. The other, Laser Search and Rescue, will be completed in late fiscal 1998. DEI has applied for a patent related to the Laser search and rescue technology developed under the SBIR program. DEI is conducting marketing efforts and actively seeking partners for participation in Phase III commercialization efforts for these two programs.

    Revenue from standard remote sensing systems and customer-funded product development systems during the three most recent fiscal years ended July 31 was approximately as follows:

         FISCAL            STANDARD              CUSTOMER-FUNDED PRODUCT
         YEAR              SYSTEMS                 DEVELOPMENT SYSTEMS           TOTAL
         ------            --------             ------------------------         -----
                                                  (in thousands)
         1997              $2,200                    $   788                    $2,988
         1996               1,657                        430                     2,087
         1995               2,340                      1,278                     3,618

Marketing

         Marketing activities are conducted principally through DEI's office in Ann Arbor, Michigan, primarily through direct customer contact. DEI markets its products through direct sales and leases with a purchase option. In addition to direct marketing of its standard systems, DEI is engaged in seeking customer-funded product development projects for advanced equipment. See "Information About DEI -- Business -- Growth Plan" for a description of expected changes in DEI's marketing strategy as it implements its growth plan.

    Products are marketed to government customers in the United States and Canada by DEI's sales force which consists of three persons, one of whom is an officer who carries on other duties in addition to sales efforts, and a commissioned representative who handles commercial customers.

    DEI has no active international subsidiaries or branch offices. In several countries, DEI has exclusive sales agency agreements with existing high technology marketing operations. These agents' efforts are supported by DEI's own sales personnel, who also travel to other countries where there is no formal representation.

Customers

    DEI's customers include aerospace, aerial survey, oil and mineral exploration companies, universities and domestic and foreign federal and state government agencies. DEI's ability to continue to contract with such parties is dependent on political, economic and social factors. Revenue from international markets are sometimes subject to receiving approved U.S. government export licenses. A substantial portion of revenue in both domestic and international markets is generated by customers who depend, at least in part, upon federal, state or local government appropriations. Many of these customers are involved in programs aimed at improving man's impact on the environment. See "Information About DEI -- Business -- Growth Plan" for a description of DEI's efforts to diversify its customer base.

    The following table sets forth information with respect to domestic and international revenue during the three most recent fiscal years ended July 31:

                                   INTERNATIONAL                                       DOMESTIC
                    ---------------------------------------------        ---------------------------------
FISCAL
YEAR                ASIA             EUROPE           OTHER(1)           U.S. GOV'T.     OTHER       TOTAL
-----               ----             ------          --------            -----------     -----       -----
                                                   (IN THOUSANDS)

1997              $1,178            $  154               $0               $1,625         $31          $2,988
1996                 562               814                0                  618          93           2,087
1995                  43             2,255                8                1,228          84           3,618

(1) Revenue from geographic areas that amount to less than 10% of total revenue are shown as "Other."

    International revenue normally consists largely of standard products, while domestic revenue is largely customer-funded product development. The standard product and customer-funded product development portions of the business are conducted by the same pool of personnel using the same operating space and equipment and constitute a single industry segment. For further information regarding DEI's revenue by geographic area and operations, see the table included under the caption "DEI Selected Consolidated Financial Data" and Note J to DEI's Consolidated Financial Statements.

    To protect against foreign currency transaction losses, international sales are generally contracted in U.S. dollars and many large contracts are secured by irrevocable letters of credit. DEI also generally receives substantial deposits on large orders from international customers.

    A majority of DEI's revenue each year is derived from a small number of high dollar value equipment sales and contracts to a relatively small number of customers. Because each customer may represent a substantial portion of total revenue for that fiscal year, a small increase or decrease in the number of customers with whom DEI has contracts could generate a relatively large percentage increase or decrease in total revenue. Revenue during a particular fiscal year may result, in substantial part, from contracts with a single customer. Revenue from U.S. Government agencies accounted for approximately 54%, 30% and 34% of revenue for fiscal 1997, 1996 and 1995, respectively. Asian customers are an important source of revenue for DEI, generating 38% and 29% of operating revenue for fiscal years ended July 31, 1997 and 1996. Italian customers were an important source of revenue for DEI in fiscal 1995

(28%), but no significant orders were received in fiscal 1997 or fiscal 1996 as the Italian market for DEI's current products is near saturation.

    In fiscal 1997, 1996 and 1995, DEI had three, four and three major customers, respectively, each accounting for at least 10% of DEI's revenue from operations. Such major customers accounted for approximately 91%, 81% and 91% of DEI's revenue from operations in fiscal 1997, 1996 and 1995, respectively. See Note J to DEI's Consolidated Financial Statements. No single customer has generated a majority of DEI's revenue during any consecutive years during this period. Management does not consider DEI's business to be dependent upon a single customer or group of customers.

Product Development

    DEI is in an industry characterized by technological change, which requires continuous expenditure of funds for research, development and product improvement. DEI currently intends to use, whenever possible, external contract funds and licensing agreements to expand its product line and minimize internal research and development costs.

    DEI has incurred research and development expense of approximately $102,000, $469,000 and $586,000 for fiscal 1997, 1996 and 1995, respectively. In fiscal 1997, 1996 and 1995 DEI expended approximately $661,000, $395,000 and $839,000, respectively, in performing customer-funded product development under contracts for advanced equipment in the field of remote sensing.

    DEI has five employees whose primary responsibility is product development and five employees who, in addition to their primary production, manufacturing and administrative duties, also contribute to the product development effort.

Raw Materials

    DEI's operations require a variety of unique precision optical-mechanical and electronic components and other supplies. Although most components and supplies are generally available from many commercial sources, certain components, which are designed and specified to meet DEI's particular requirements, have a limited number of manufacturing sources. Due to the specialized nature of these components and the limited quantities in which they are purchased, procurement lead times may be as long as six months. However, DEI believes that the loss of a single supplier would not be expected to have a material adverse effect on DEI.

Competition

    There are several competitors that compete with individual products produced by DEI. During the past few years, one of these competitors has begun offering to build products that compete with more of DEI's standard remote sensing systems. To date, DEI has not been materially affected by this competition. DEI expects an increase in the number of competitors as governments worldwide continue to reduce military spending since many companies selling similar instruments for military purposes are now beginning to pursue non-military customers. In addition, DEI's products compete with related technologies, such as satellite remote sensing systems. In general, the superior spectral and spatial resolution and scheduling flexibility of DEI's products enable DEI to compete effectively with suppliers of satellite-based data when the capabilities of DEI's products justify the generally more costly airborne data. DEI has been able to compete successfully against its competitors through the demonstrated performance of its products and its product support mechanisms, and through the excellent reputation it has earned and maintained for the durability of its products. DEI also competes on the basis of its continuous efforts to offer product improvements and new products that keep its technology at the leading edge and offer customers the latest innovations.

         Management believes that DEI competes successfully in the field of product development due to DEI's special capabilities in remote sensing technology and its history of successful completion of such development products. See

"Information About DEI -- Business -- Growth Plan" for a description of expected changes in competition as DEI implements its growth plan.

Backlog

    At the end of the first quarter of fiscal 1998, backlog of unfilled customer orders was approximately $278,000 compared to approximately $1,430,000 at the end of the comparable period in fiscal 1997. See "Information About DEI -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Orders and Backlog."

Government Contracts

    Contracts with U.S. Government agencies generally provide for reimbursement of costs plus a fee. Revenue, fees and profits on such contracts are generally recognized on the costs incurred to date. Reimbursable contract costs (including overhead and general and administrative expenses) are generally subject to audit and adjustment by negotiation between DEI and U.S. government representatives. Revenue under these contracts is recorded at amounts that are expected to be realized upon the final settlement with any adjustments to revenue reflected in the year of settlement.

Growth Plan

    DEI is in the process of implementing a growth plan that is focused on two initiatives to provide growth in revenues and profits from new market areas. The goal of the growth plan is to diversify DEI's revenue-producing activities and reduce fluctuations in DEI's revenue and earnings. Management has focused its efforts on two areas of the plan with the most near-term potential.

    The first growth area involves the use and sale of airborne digital cameras ("ADC") developed by DEI for the mapping of infrastructure within narrow corridors. Examples of the types of infrastructure that would be mapped with such a system include gas pipelines, electrical distribution systems, railroads and highways. DEI has developed an enhanced version of the ADC and an image processing system that can be bundled with the ADC for delivery to its customers and for use by DEI in performing services for customers. DEI completed three contracts in fiscal 1996 for which it has utilized the ADC, and in the fourth quarter of fiscal 1996, DEI entered into a marketing alliance with a major company which provides infrastructure maintenance services to the electric and gas utilities, and railroads in the United States and Canada. Although DEI did not receive any such contracts in fiscal 1997, marketing efforts by DEI and its marketing partner have generated considerable market interest in the ADC which DEI hopes will generate orders in fiscal 1998. DEI has also been requested to team with several engineering companies to provide airborne digital camera services for a large multi-year inventory program that would establish a foothold in this emerging market. DEI is continuing to pursue various alternatives to obtain the additional funding necessary to bring these services to market. However, there can be no assurance that such funding will be obtained. See "Information About DEI -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Sources of Capital."

    The other growth area involves performing domestic environmental surveys to provide a better applications market for DEI's airborne Multispectral scanners. In order to exploit this market, DEI must perform specific applications and show the results to be reliable and cost-effective. To date, DEI has completed several contracts in this area for customers such as the U.S. Environmental Protection Agency and the U. S. Bureau of Reclamation, and continues to pursue other demonstration projects. In addition, DEI has completed development of an airborne digital Multispectral camera for NASA under a SBIR project and has negotiated a strategic alliance to bring this product to the commercial market in the spring of 1998.

         Competition in these new areas of business will be different than that faced by DEI in its core business and competitors will be more numerous since there are many more companies offering products and services in each of these areas of new business. Competition will include conventional aerial survey firms using film cameras and commercial remote sensing satellite data. The commercial remote sensing satellite competitors are in the formative stage and will not have products to offer until two to three years in the future. DEI believes, however, that its capabilities in providing the source of unique data using its airborne digital camera and Multispectral scanners for each of these market areas, coupled with its strategy to team with selected partners in processing and analyzing such data, will provide the opportunity to secure significant new business and will enable DEI to compete successfully in each of these market areas.

    These growth plan initiatives will require changes in DEI's sales and marketing strategies and budgets. The marketing alliance for the infrastructure information service calls for DEI's partner to perform most marketing and sales functions. However, DEI will provide brochures, data samples, and other support to its partner. In addition, it is anticipated that this market will require more participation in trade shows and more space advertising than DEI has engaged in during previous years.

    The customers for these new products and services will also be different than those involved in DEI's core product business. It is expected that these customers are unfamiliar with DEI. However, they are familiar with the services provided by DEI's marketing alliance partner and this is one of the primary strategies to accelerate access to these markets.

    Although implementation of the growth plan began in fiscal 1995, material revenue impact is not expected until late fiscal 1998 at the earliest. These strategies are intended to reduce fluctuations in DEI's revenue and earnings and enhance DEI's profitability and stockholder value. However, DEI's implementation of these growth initiatives has been slowed by the small size of DEI's staff, by its current financial position and by the lack of solid market information caused by DEI's limited resources. DEI is seeking partners and additional financing to help bring these services into the market more quickly. See "Information About DEI -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Sources of Capital."

Personnel

    As of October 31, 1997, DEI had 16 full-time employees, three of whom were executive officers.

Executive Officers of DEI

    The executive officers of DEI (who serve as such at the pleasure of the Board of Directors), their ages and the position or office held by each are as follows:

Name                       Age      Positions with DEI
----                       ---      ------------------
Thomas R. Ory               58       President and Chief Executive Officer and Director
Charles G. Stanich          53       Vice President-Research and Development
                                     and Chief Operating Officer and Director
Jane E. Barrett             46       Vice President-Finance, Treasurer and Chief Financial Officer

    Mr. Ory, who was appointed President and Chief Executive Officer in August 1987, joined DEI in 1972 as Director of its Applications Division, served as Vice President-Marketing from 1979 to 1984, and Executive Vice President from 1985 to 1987.

    Mr. Stanich, who was appointed Chief Operating Officer in 1987, joined DEI in 1974 and served as Manager, Research and Development from 1979 to 1984, and Vice President-Research and Development since 1984.

    Ms. Barrett, who was appointed Vice President-Finance and Chief Financial Officer in March 1997 and who was appointed Treasurer in August 1996, joined DEI in May 1996 as its Controller. Prior to joining DEI, Ms. Barrett was employed by Federal-Mogul Corporation, a Fortune 500 manufacturer and distributor of automotive parts, from 1984 to 1996 in various managerial accounting positions. Her most recent position was International Accounting Manager with responsibility for the financial functions of a $600 million international division.

PROPERTIES

    The Company's office is located in Ann Arbor, Michigan. The office and research facility is situated on approximately 11 acres of property. The building encompasses 24,000 square feet, of which approximately 17,500 square feet are devoted to engineering, manufacturing, testing and research and development; and 3,800 square feet are devoted to marketing and administrative activities. This facility, which is owned by DEI, is subject to a mortgage.

    DEI is attempting to sell its building and lease back a portion of the facility from the new owner. If DEI must relocate, management is confident that a suitable facility can be found and that DEI's business will not be materially disrupted.

MARKET PRICE AND DIVIDEND INFORMATION

    DEI Common Stock is traded over the counter. The following table sets forth the quarterly range of high and low bid prices for the common stock and dividends declared on the common stock since July 31, 1995. Prices shown are as reported by National Quotation Bureau, Incorporated. Such quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

                                            QUARTER ENDED
                      Oct. 31  Jan. 31  Apr. 30  July 31  Oct. 31  Jan. 31  Apr. 30  July 31 Oct. 31  Jan. 31
                       1995     1996     1996     1996     1996     1997    1997      1997    1997    1998
                       ----     ----     ----     ----     ----     ----    ----      ----    ----    ----
High                  $2 3/4  $2 3/4   $2  1/4   $2 1/4   $2 1/4   $2      $2 3/8   $2 5/8  $2 7/8    $3 1/8
Low                    2       1 1/2    1 19/16   1 1/2    1 5/8    1 5/8   1 7/8    2 1/8   2 5/8     2 7/8

    As of January 31, 1998, DEI's Common Stock was held by 172 holders of record.

    DEI has not paid any cash dividends during the last two fiscal years. The payment of future dividends will depend on the operating performance of DEI, its prospects, its operating cash requirements and the consent of its principal bank lender.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

    DEI manufactures products for, and performs development projects in, the field broadly described as "remote sensing." The principal products manufactured by DEI are airborne imaging systems which are installed in aircraft for acquisition of data on environmental parameters. A principal application of DEI's remote sensing products has been the measurement of environmental parameters in support of pollution control programs and environmental impact studies.

    DEI is also engaged in customer-funded projects for the development of advanced equipment in the remote sensing field. Some of these projects may lead to the incorporation of newly developed technology into existing or future product lines.

    These two portions of the business are conducted by the same pool of personnel using the same equipment and operating space and constitute a single industry segment. The margins associated with these two portions of the business are different, with standard products generally having higher margins than customer-funded development projects. DEI receives the majority of its revenue from a small number of relatively large contracts. Standard product contracts are generally of higher dollar value than customer-funded product development contracts, with each contract representing a substantial portion of total revenue each year. Therefore, the timing of the receipt of a standard product sales contract as well as the related manufacturing endeavor can have a material impact on a quarter-to-quarter or year-to-year comparison of DEI's results of operations. Most standard product sales contracts and some customer-funded product development contracts are also accompanied by a significant deposit. Therefore, the timing of the contract receipt can have a material impact on DEI's cash flow.

    DEI incurred a loss in each of the periods presented. These losses have caused DEI to experience severe liquidity problems and its bank line of credit is being utilized to maintain operations. DEI received a substantial amount of new business which allowed DEI to reduce the size of its losses to approximately $64,000 for fiscal 1997 and to reduce the outstanding amount borrowed under its line of credit to zero at July 31, 1997. DEI's short-term viability and operating results are dependent on its ability to acquire additional equity capital or increase the level of new business and cash flow. The consummation of the Merger will make available a significant amount of additional equity capital. DEI's long-term viability is dependent upon its ability to successfully implement its Growth Plan or otherwise attain consistent profitability. The Growth Plan is not expected to have a material impact on revenue until late fiscal 1998 at the earliest. See "Information About DEI -- Business -- Growth Plan."

    Forward-looking statements in the following discussion and analysis refer to DEI without regard to the effects of the Merger, unless otherwise indicated.

Operating Revenue

                                  STANDARD               PRODUCT           TOTAL
                                   PRODUCT             DEVELOPMENT       OPERATING
                                   REVENUE               REVENUE          REVENUE
                                   -------               -------          -------
                                        % OF                    % OF
(dollars in thousands)           $      TOTAL         $         TOTAL          $
                               ----     -----       ----        -----        ----
THREE MONTHS ENDED OCTOBER 31,
-----------------------------
1997                           $356      76%        $114          24%        $470
1996                            587      70          256          30          843

FISCAL YEAR
-----------
1997                         $2,200      74%        $788          26%      $2,988
1996                          1,657      79          430          21        2,087
1995                          2,340      65        1,278          35        3,618

    Standard product revenue and product development revenue for the three month period ended October 31, 1997 decreased from the comparable period of fiscal 1997 due to the low level of backlog at the beginning of fiscal 1998 and the low level of bookings received during the period.

    Standard product revenue during fiscal 1997 was higher than fiscal 1996 due to the revenue recognized on a significant standard product order received at the beginning of fiscal 1997. The decrease in standard product revenue in fiscal 1996 compared to fiscal 1995 was attributable to reduced backlog at the beginning of fiscal 1996 and the low number of new contracts received in fiscal 1996.

    Product development revenue was higher in fiscal 1997 compared to fiscal 1996 due to the recognition of revenue on two product development contracts received in late fiscal 1996. The decrease in product development revenue in fiscal 1996 compared to fiscal 1995 was attributable to the low level of product development backlog at the beginning of fiscal 1996 and delays in the receipt of new product development contracts until late in the fiscal year. The decline in customer-funded product development revenue was largely due to the delay by the U.S. Congress in approving its fiscal 1996 budget resulting in a delay in awarding Small Business Innovation Research contracts and in DEI's recognition of revenue from such contracts.

    The level of DEI's revenues and profits has historically fluctuated from quarter-to-quarter and from year-to-year as the majority of its revenue is derived from a small number of high dollar value contracts. Although fluctuations are normal, given DEI's reliance on a small number of high value contracts for the majority of its revenue, the low level of standard product orders received in the last several years has caused severe liquidity problems.

Domestic Vs. International Revenue


                                      INTERNATIONAL             DOMESTIC           TOTAL
                                      OPERATING                OPERATING         OPERATING
                                       REVENUE                 REVENUE            REVENUE
                                               % OF                     % OF
                                     $        TOTAL         $          TOTAL          $
                                  -------     -----       -----        -----       -------
(dollars in thousands)
THREE MONTHS ENDED OCTOBER 31,
-----------------------------
1997                               $42           9%        $428          91%        $470
1996                               548          65          295          35          843

FISCAL YEAR
-----------
1997                            $1,332          45%      $1,656          55%      $2,988
1996                             1,376          66          711          34        2,087
1995                             2,306          64        1,312          36        3,618

    International revenue represented 9% and 65% of operating revenue during the first three months of fiscal 1998 and 1997, respectively. International revenue decreased primarily due to DEI's low level of international backlog at the beginning of fiscal 1998 and the low level of bookings received during the period. The increase in domestic operating revenue during the first quarter of fiscal 1998 from the same period in fiscal 1997 is due to DEI's recognition of revenue on several domestic contracts that were in backlog at the beginning of fiscal 1998.

    International operating revenue remained relatively constant during fiscal 1997 compared to fiscal 1996. The increase in domestic operating revenue during fiscal 1997 compared to fiscal 1996 was due to the revenue earned on the NASA contract received in the second quarter of fiscal 1997 and the recognition of revenue on the two domestic product development contracts received in late 1996. The decrease in international operating revenue during fiscal 1996 and 1997 compared to fiscal 1995 was primarily due to DEI's receipt of contracts with a lesser value during fiscal 1996 and 1997 than the relatively large contract orders received in fiscal 1995 and, to a lesser extent, to the low international backlog as of the beginning of fiscal 1996 and 1997. The decrease in domestic operating revenue during fiscal 1996 compared to fiscal 1995 was due to the delay by the U.S. Congress in approving its fiscal 1996 budget resulting in a delay in awarding Small Business Innovation Research contracts and in DEI's recognition of revenue from such contracts.

    Management expects a significant portion of DEI's revenue to be generated from the international market in fiscal 1998 and future years. To mitigate foreign currency transaction losses, international contracts are denominated in U.S. dollars and large standard product contracts are generally secured by irrevocable letters of credit. DEI also receives substantial deposits on many large contracts with international customers.

Other Income

    Other income, for the periods presented, is comprised principally of rental fees for equipment. The level of such income is dependent on the requirement for equipment owned by DEI. DEI does not expect significant other income for fiscal 1998.

Major Customers

(dollars in thousands)                      FISCAL YEAR ENDED JULY 31,
                                         -------------------------------
CUSTOMER  DESCRIPTION                    1997         1996         1995
---------------------                    ----         ----         ----
Asian standard product customer         $1,144       $562
European standard product customer                    436        $1,152
European standard product customer                    186           917
European product development customer                                90
U.S. government agencies                 1,625        618         1,228

    The customers to whom DEI sells change from year-to-year. No single customer has generated a majority of DEI's revenue during any consecutive years during this period. Revenue from U.S. government agencies accounted for approximately 54%, 30% and 34% of revenue for fiscal 1997, 1996 and 1995, respectively. Asian customers are an important source of revenue for DEI, generating 38% and 29% of operating revenue for fiscal years ended July 31, 1997 and 1996, respectively. Italian customers were an important source of revenue for DEI in fiscal year 1995 (28%), but no significant orders were received in fiscal 1997 and fiscal 1996 as the Italian market for DEI's current products is near saturation.

New Orders And Backlog

    In the three months ended October 31, 1997, DEI received orders in the amount of approximately $98,000 as compared to approximately $1,259,000 in the comparable period of fiscal 1997. DEI's backlog at the end of the first quarter of fiscal 1998 was approximately $278,000, compared to approximately $1,430,000 at the end of the comparable period in fiscal 1997. Since the end of the first quarter of fiscal 1998, DEI has received additional orders of $246,000. Approximately $195,000 of the first quarter fiscal 1997 backlog is for standard products with the balance being related to the two Phase II Small Business Innovation Research (product development) contracts.

    In fiscal 1997, DEI received orders in the amount of approximately $2,629,000 as compared to approximately $2,517,000 in fiscal 1996. Approximately $2,459,000 of the bookings received by DEI in fiscal 1997 were for standard products, with the remainder for product development orders. DEI's backlog at the end of fiscal 1997 was approximately $652,000, compared to approximately $1,014,000 at the end of fiscal 1996. Approximately $369,000 of the fiscal 1997 backlog is for standard products, with the majority of the balance being related to the two Phase II Small Business Innovation Research (product development) contracts awarded during fiscal 1996.

    DEI is engaged in negotiations for several standard product orders which have not yet been finalized and there can be no assurance that these orders will be received. DEI has some high value components in inventory that will enable DEI to immediately recognize revenue upon receiving one of these standard product orders.

    One of the large standard product contracts that DEI has pursued for more than three years was not awarded to DEI due to final price concessions and contract terms requested by the customer to which DEI could not agree. A second large international standard product program has encountered export licensing problems which now seem to threaten the viability of the program. The current economic crisis in several Asian countries has delayed several programs that DEI expected to be awarded in late 1997 or early 1998.

    DEI has received new orders at a level below that required for DEI to be profitable in the last several fiscal years. Therefore, DEI's ability to retain its line of credit and continue operations depends upon the receipt of additional significant orders during fiscal 1998. Management is hopeful that such orders will be received although no assurances can be given. The results of operations for future periods are dependent upon the receipt and timing of future orders and the success of management's growth strategy.

Cost Of Revenue

    The following table sets forth, for the three months ended October 31, 1997 and 1996 and for the three most recent fiscal years, cost of standard product revenue as a percentage of standard product revenue, cost of product development revenue as a percentage of product development revenue and cost of operating revenue as a percentage of operating revenue.

                                                             AS A PERCENTAGE OF
                                              -----------------------------------------------
                                              STANDARD           PRODUCT            OPERATING
                                              PRODUCT          DEVELOPMENT           REVENUE
                                              --------         -----------          ---------
FOR THE THREE MONTHS ENDED OCTOBER 31,
-------------------------------------
1997                                            61%               120%                  76%
1996                                            52                 83                   62

FISCAL YEAR
-----------
1997                                            61%                80%                  66%
1996                                            63                 92                   69
1995                                            50                 66                   56

    In the first quarter of fiscal 1998, cost of revenue increased as a percentage of revenue compared to the same period in fiscal 1997 due primarily to higher than anticipated costs on the two Small Business Innovative Research programs.

    In fiscal 1997, cost of standard product revenue, cost of product development revenue and overall cost of revenue decreased as a percentage of related revenue compared to the previous fiscal year due primarily to economies of scale resulting from the higher revenues in fiscal 1997 and more efficient operations with a reduced work force.

    In fiscal 1996, cost of standard product revenue and cost of product development revenue increased as a percentage of related revenue compared to the previous fiscal year due primarily to DEI operating significantly below its capacity during the fiscal year, causing overhead rates to increase substantially. Contributing to the high cost of revenue in fiscal 1996 were increases in DEI's provision for obsolete and excess inventory caused by the reappraisal of excess inventory due to the recent low level of contracts received for standard products.

    The cost of revenue percentage for fiscal 1998 will be dependent upon the timing and mix of future contracts.

Research And Development
                                              % of
(dollars in thousands)             Cost      Revenue
                                   ----      -------
THREE MONTHS ENDED OCTOBER 31,
1997                               $10         2%
1996                                29         3

FISCAL YEAR

1997                              $102         3%
1996                               469        22
1995                               586        16

    Research and development expense declined in the first quarter of fiscal 1998 as compared to the same period one year earlier primarily due to Airborne Digital Camera enhancements in the first quarter of fiscal 1997.

    Research and development in fiscal 1997 decreased from the comparable period in the prior year primarily since the majority of the ADC enhancements were completed in fiscal 1996.

    Contributing to the fiscal 1997 research and development expense were costs associated with the improvement of DEI's current products and other areas of research. The majority of DEI's investment in research and development in fiscal 1996 was related to enhancements to the ADC developed in fiscal 1995. DEI also shared costs in a number of customer funded product development projects during fiscal 1997, 1996 and 1995 but did so to a lesser extent in fiscal 1997 and fiscal 1996 than in the preceding years. See Note G of Notes to DEI's Consolidated Financial Statements.

    Management's goal is to maintain research and development expense in the the near future at approximately the current levels, and then in the long-term have research and development expense average approximately 5% of revenue so as to continually improve its existing product line and develop new products that are consistent with management's growth plan. Management realizes that from time to time it may be required to invest more than 5% of revenues into research and development to develop the products and services that DEI will require to meet its customers' needs and to establish steady growth in its level of operations and profits.

Selling And Administrative Expense

                                                       % OF
                                          COST        REVENUE
                                          ----        -------
(dollars in thousands)
THREE MONTHS ENDED OCTOBER 31,
-----------------------------
1997                                     $ 204          43%
1996                                       257          30

FISCAL YEAR
-----------
1997                                     $ 932          32%
1996                                       947          45
1995                                     1,473          41

    Selling and administrative expense decreased in the first quarter of fiscal 1998 compared to the same period in fiscal 1997, primarily due to agent commissions paid in the first quarter of fiscal 1997.

    Selling and administrative expense in absolute terms decreased slightly in fiscal 1997 compared to fiscal 1996, due primarily to DEI's third quarter staffing reductions which were offset by DEI's increased commissions on international sales. The selling and administrative expense decreased as a percentage of revenue due to the higher sales volume in fiscal 1997. Selling and administrative expense in absolute terms decreased in fiscal 1996 compared to fiscal 1995, primarily due to DEI's 1996 third quarter staffing reductions and also due to nonrecurring marketing research expenses which were incurred in fiscal 1995. The selling and administrative expense increased as a percentage of revenue due to the lower sales volume in fiscal 1996.

Interest

    Interest expense decreased in the first quarter of fiscal 1998 compared to the same period in fiscal 1997 due principally to DEI's reduced borrowings.

    Interest expense decreased over the last three fiscal years due principally to DEI's reduced borrowings. Interest expense for fiscal 1998 will be dependent upon future interest rates and the extent to which DEI utilizes its line of credit during the year.

Provision (Credit) For Income Taxes

    The credit for income taxes in fiscal 1997 results primarily from a prior year refund related to a foreign sales corporation. DEI's recognition of income tax benefit was again limited in fiscal 1997 due to the uncertainty of realizing the net operating loss carry forward. See Note E of Notes to DEI's Consolidated Financial Statements. The provision for income taxes in fiscal 1996 results from the increase in the valuation allowance for deferred taxes. Such increase is attributable to the effect of the taxable losses during the three most recent fiscal years on DEI's liquidity and the resulting uncertainty of realizing the net operating loss carryforward. The fiscal 1996 provision reverses a portion of the income tax benefit recognized in the fiscal 1995 provision.

LIQUIDITY AND SOURCES OF CAPITAL

    DEI's primary sources of liquidity are funds from operations and borrowings under a line of credit secured by substantially all of DEI's assets including real estate. DEI's line of credit provides for borrowings of up to $1,550,000 with availability subject to a formula, bearing interest at one and one-half percent above the lending bank's prime rate. The formula permits borrowing up to $950,000 based on the value of the real estate, with the remaining available borrowings based on 50% of the value of certain receivables specified in the line of credit agreement. As of October 31, 1997, DEI had an outstanding balance of $310,000 under the line of credit, an additional $59,000 reserved for a standby letter of credit and additional borrowing availability of $581,000. Borrowings under the line of credit formula were limited to approximately $1,000,000 pursuant to the availability formula.

    DEI's mortgage indebtedness requires DEI to make monthly payments of $3,685 for both principal and interest and to make a balloon payment on November 1, 2000. The mortgage bears interest at one and one-half percent over prime. DEI has classified its total mortgage liability as current as the mortgage agreement is cross-collateralized and cross-defaulted with the line of credit which is a secured master demand note. See Note D of Notes to DEI's Consolidated Financial Statements.

    In the event the lending bank believes that the prospect of payment of DEI's indebtedness under the line of credit is impaired, the lending bank is permitted under the agreement governing the line of credit to declare such indebtedness due and payable. The lending bank has indicated that it may limit the amount which DEI is permitted to borrow under the line of credit in the absence of continued improvement in DEI's business prospects or progress toward the acquisition of a significant amount of equity capital. If DEI is unable to borrow amounts necessary to fund its operations, its financial position would be materially and adversely affected and DEI may have no choice but to cease operations if other sources of capital are not available. Moreover, DEI must increase its backlog during fiscal 1998 in order to generate sufficient cash flow to sustain its operations.

    In order to provide additional working capital and retire current debt, DEI is attempting to sell its building and lease back a portion of the facility from the new owner. There can be no assurance that the building can be sold at a price acceptable to DEI or that an acceptable lease-back agreement can be negotiated. If DEI must relocate, management is confident that a suitable facility can be found and that DEI's business will not be materially disrupted. The sale of the building is expected to result in the termination of the existing line of credit. Management believes that a new line of credit supported by receivables and other assets of DEI can be negotiated with the current bank lender or a substitute bank which will be adequate to support DEI's working capital needs provided that DEI's backlog increases significantly over the current level. DEI also can negotiate a line of credit secured by the irrevocable letters of credit received on large orders from international customers. However, any new line of credit is likely to permit substantially less borrowing than the current line of credit. There can be no assurance that DEI will be able to acquire a replacement line of credit at all or that the level of borrowing permitted under any replacement line of credit will be adequate for DEI's working capital needs.

    DEI has entered into the Merger Agreement which, if consummated, management believes will provide DEI with additional equity capital and related technological and marketing capabilities and will have a positive effect on DEI's short and long term liquidity. The closing of the Merger is subject to the satisfaction or waiver of certain conditions contained therein. As a result, there can be no assurance that the Merger will be consummated. See "The Merger and Related Matters" and "The Merger Agreement."

    Working capital decreased to $172,000 at October 31, 1997 from $268,000 at July 31, 1997 due primarily to the decreased revenue and earnings for the first quarter. Working capital increased at July 31, 1997 from approximately $213,000 at July 31, 1996, due primarily to the utilization of inventory parts in stock for orders received in fiscal 1997. Funds from billed receivable collections and from customer deposits were used for payments on the line of credit.

    Cash used by operating activities was $308,000 during the first quarter of fiscal 1998 as compared to cash provided of $463,000 in the first quarter of fiscal 1997, due primarily to the $147,000 reduction in accounts payable and accrued expenses and the $94,000 increase in accounts receivable. Current liabilities decreased in fiscal 1997 largely due to the payment of the line of credit. Cash flow from operating activities was approximately $899,000 during fiscal 1997, primarily due to the approximately $537,000 reduction in accounts receivable.

    DEI expects continued investment during the remainder of fiscal 1998 for capital expenditures, primarily for equipment and software relating to the DEI's growth plan. Due to its current financial position, DEI intends to reduce internal research and development and to keep marketing and other administrative costs to a minimum until its financial condition improves significantly.

    The foregoing discussion and analysis contains a number of "forward-looking statements," as that term is used in the Exchange Act, with respect to DEI's expectations for future periods. Such statements are subject to various risks and uncertainties, which are described in the foregoing discussion and analysis and in "Risk Factors."

                           ELECTION OF DEI DIRECTORS

NOMINEES

    Five directors, constituting the entire Board of Directors of DEI, will be elected at the DEI Annual Meeting, each to hold office until the next annual meeting of DEI stockholders or until his successor is elected and qualified. The individuals nominated by management for election to the DEI Board of Directors at the DEI Annual Meeting are listed in the following table. Each of the nominees is presently a director and has served as a director since first elected as such.

    THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR THE ELECTION OF THE NOMINEES UNLESS DEI STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in such proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board, the persons named in the accompanying form of proxy intend to vote for such nominees. Management of DEI is not aware of the existence of any circumstance which would render the nominees named hereunder unavailable for election.


                                                                                            YEAR FIRST
                                                                                      ELECTED OR APPOINTED
NAME                       AGE       POSITIONS WITH THE COMPANY                               DIRECTOR
----------------------------------------------------------------------------------------------------------
John D. Sanders             59       Director and Chairman of the Board                        1982
Thomas R. Ory               58       President and Chief Executive Officer and Director        1987
William S. Panschar         40       Director                                                  1989
Philip H. Power             59       Director                                                  1985
Charles G. Stanich          53       Vice President-Research and Development, Chief            1989
                                     Operating Officer and Director

    Mr. Sanders serves as a business consultant to emerging technology companies. He was Chairman and Chief Executive Officer of Tech News, Inc., a news publisher, from 1988 to 1996, prior to its sale to The Washington Post Company. In addition, Mr. Sanders has been a Registered Representative of Wachtel & Co., Inc., a Washington D.C.-based stock brokerage firm, since 1968. Mr. Sanders serves on the boards of Hadron Inc., ITC Learning Corp. and STR.

    Mr. Ory, who was appointed President and Chief Executive Officer of DEI in August 1987, joined DEI in 1972 as Director of its Applications Division, served as Vice President-Marketing from 1979 to 1984, and as Executive Vice President from 1985 to 1987.

    Mr. Panschar is an insurance agent at The Equitable Life Assurance Society of the United States, a life insurance and annuity company, and a registered representative at EQ Financial Consultants, Inc., a company which sells mutual funds and other various products, since June 1996. Prior to that he was a Vice-President of National City Bank, Indiana from October 1993 to May 1996. Prior to taking the position at National City Bank, Mr. Panschar was the Director-Corporate Development of The Alquin Group from 1991 to October 1993. Prior to joining The Alquin Group, Mr. Panschar was employed by Avis Enterprises, Inc. as Vice President-Mergers and Acquisitions from 1987 to 1990 and by Citicorp Industrial Credit Inc. from 1981 to 1987.

    Mr. Power has served as Chairman of Hometown Communication Network, Livonia, Michigan (formerly known as Suburban Communications Corp.), for more than 20 years. Mr. Power currently serves on the board of Jacobson Stores Inc.

    Mr. Stanich, who was appointed Chief Operating Officer in 1987, joined DEI in 1974 and served as Manager, Research and Development from 1979 to 1984, and Vice President-Research and Development since 1984.

CHANGES AND APPOINTMENTS TO DEI'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    DEI's Board of Directors currently consists of five members. If the Merger is not consummated, the five nominees elected at the DEI Annual Meeting will serve as DEI's Board of Directors until DEI's next annual stockholders meeting. If the Merger is consummated, the number of directors on the Board of Directors of DEI will increase to seven and Messrs. Panschar and Stanich will resign. The following four individuals, each of whom is currently a director of STR, will be appointed by the DEI Board of Directors in accordance with DEI's Bylaws to fill the four vacancies: S. R. Perrino, S. Kent Rockwell, James Busey and Charles Bernard. See "Information about STR -- Management" for a description of the background of these individuals.

    If the Merger is consummated, it is expected that the new Board of Directors of DEI will appoint a new slate of executive officers which combines the management of DEI and STR. The following table sets forth the slate of executive officers expected to be appointed in such event. See "Information about DEI -- Executive Officers of DEI" and "Information about STR -- Management" for a description of the background of these individuals.

NAME           EXPECTED POSITION AFTER MERGER     CURRENT POSITION
----           ------------------------------     ----------------
S. R. Perrino  Chief Executive Officer and        Chief Executive Officer and President of
               President                          STR

Robert Bower   Chief Financial Officer and        Senior Vice President-Finance/CFO of
               Treasurer                          STR

Donald Reiser  Senior Vice President              Senior Vice-President of STR

Thomas Ory     Vice-President and President of    Chief Executive Officer of DEI
               Sensing and Imaging Division

MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors of DEI has a standing Audit Committee and a Executive Compensation/Stock Option Committee. During fiscal 1997, the DEI Board met a total of four times. The Audit Committee and the Executive Compensation/Stock Option Committee each met once in fiscal 1997. Each director attended at least 75% of the meetings of the Board and the committees of which he is a member during fiscal 1997.

    The members of the Audit Committee are Messrs. Panschar, Power, and Sanders. Generally, the Audit Committee selects the independent auditors, reviews with the independent auditor the scope and results of the auditing engagement and any non-audit services to be performed by the independent auditors, examines the scope and results of DEI's procedures and the adequacy of its system of internal accounting and financial controls, and evaluates the independence of the independent auditors and their fees for services.

    The members of the Executive Compensation/Stock Option Committee are Messrs. Power and Sanders. The Executive Compensation/Stock Option Committee reviews the performance of and recommends salaries and other compensation arrangements for officers of DEI, develops bonus, pension and other compensation plans for consideration by the DEI Board of Directors and performs such functions as may be delegated to it under the provisions of any bonus, stock option, pension or other compensation plan adopted by DEI.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table provides a summary of compensation paid or accrued by DEI and its subsidiaries during fiscal 1997, 1996 and 1995 to or on behalf of DEI's Chief Executive Officer and Chief Operating Officer (the "DEI Named Officers"). None of DEI's other executive officers earned more than $100,000 in salary and bonus during fiscal 1997 for services rendered to DEI and its subsidiaries.


                                                  LONG-TERM
                                                COMPENSATION
                                 ANNUAL          SECURITIES
NAME AND PRINCIPAL     FISCAL  COMPENSATION      UNDERLYING       ALL OTHER
   POSITION             YEAR     SALARY         OPTIONS/SARS    COMPENSATION (1)
   --------             ----     ------         ------------    ----------------
Thomas R. Ory          1997      $148,000        20,000             $25,865
President and CEO      1996      $148,000           -0-             $26,501
                       1995      $148,000           -0-             $28,824

Charles G. Stanich                1997          $130,000      20,000        $24,653
Vice President-Research           1996          $130,000          -0-       $25,406
and Development                   1995          $130,000          -0-       $26,439

(1) Detail of amounts reported in the "All Other Compensation" column is provided in the table below.

                         DIRECTOR      MEDICAL REIMBURSE-        IMPUTED INTEREST ON     PENSION PLAN
 OFFICER'S NAME           FEES          MENT & RELATED TAX         INTEREST-FREE LOAN     CONTRIBUTION
 --------------           ----          ------------------         ------------------     ------------
Thomas R. Ory            $4,800             $2,630                      $50                $18,385
Charles G. Stanich       $4,500             $4,125                       $0                $16,028


OPTIONS

    The following table sets forth information concerning stock option grants during fiscal 1997 to the DEI Named Officers. Such options were not granted pursuant to any of DEI's plans.


                         OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                    INDIVIDUAL GRANTS
                   --------------------------------------------------
                   NUMBER OF   PERCENT OF
                   SECURITIES    TOTAL
                  UNDERLYING   OPTIONS/SARS
                 OPTIONS/SARS  GRANTED TO      EXERCISE
                  GRANTED      EMPLOYEES IN     PRICE     EXPIRATION
   NAME           (#) (a)      FISCAL YEAR    ($/SHARE)      DATE
   ----          -----------   ------------  ----------   ----------
T. Ory            20,000          35.2%         $2.25     12/10/06
C. Stanich        20,000          35.2%         $2.25     12/10/06

(a) 50% of the options became exercisable immediately upon grant and the remainder become exercisable on the first anniversary of the grant date.

         The following table provides information concerning unexercised stock options held as of the end of fiscal 1997 by the DEI Named Officers. There were no options exercised by the DEI Named Officers during fiscal year 1997.



        Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                      NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED IN-THE-MONEY
                         OPTIONS/SARS AT                        OPTIONS/SARS AT
                        FISCAL YEAR-END                          FISCAL YEAR-END
                    ---------------------------          ----------------------------
          NAME      EXERCISABLE   UNEXERCISABLE          EXERCISABLE(a) UNEXERCISABLE
          ----      -----------   -------------          -------------- -------------

         T. Ory         25,000            10,000          $10,000          -0-
         C. Stanich     23,000            10,000          $11,500          -0-

(a) The value of unexercised in-the-money options was calculated using the last sale price of DEI's Common Stock at July 31, 1997.

TERMINATION OF  EMPLOYMENT

         Each of the DEI Named Officers is a party to a Senior Officer Severance Agreement that would require DEI to pay each such officer an amount equal to one and one-half times each officer's highest annual W-2 compensation from DEI during the three calendar years immediately preceding each officer's termination of employment if such termination of employment meets one of several criteria. In general, such amounts would be payable upon termination in anticipation of, or after, a change in control or upon resignation following a reduction in such officer's salary or other compensation, any diminution of the officer's authority or duties or a significant change in the nature and scope of the officer's duties, any change in the officer's status or title (other than a bona fide promotion) or any required relocation of the officer's residence should any event occur after a change in control or within six months prior to a change in control. The officer would also be entitled to continuation of coverage under DEI benefit plans for up to 18 months and to outplacement services. The cash payment required under the agreement may be paid in a lump sum or in monthly installments over an 18 month period, depending upon the circumstances of the change in control. These agreements will be terminated and replaced with the employment agreements signed in connection with the Merger Agreement if the Merger is consummated. See "The Employment Agreements."

COMPENSATION OF DIRECTORS

         Directors receive $900 per quarter with an additional payment of $300 for each Board or Committee meeting attended, and are reimbursed for travel expenses incurred in connection with their attendance at Board and Committee meetings. In addition, Mr. Sanders received payments of $1,500 per month for consulting services from DEI from January 1997 through December 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires DEI's officers and directors, and persons who own more than 10% of a registered class of DEI's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers and directors and greater than 10% shareholders are required by Commission regulation to furnish DEI with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it since August 1, 1996, or written representations from certain reporting persons that no Forms 5 were required for those persons, DEI believes that all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

PRINCIPAL STOCKHOLDERS OF DEI AND SECURITY OWNERSHIP OF DEI MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of shares of DEI Common Stock, as of January 31, 1998, by each person who is known by DEI to have been the beneficial owner of 5% or more of the shares of DEI Common Stock outstanding as of such date, by each director, director-nominee, officer named in the table under "Election of Directors -- Compensation of Executive Officers -- Summary Compensation Table" and by all directors and executive officers as a group. The table also sets forth such information assuming the Merger were consummated on such date. Unless otherwise noted, each stockholder exercises sole voting and investment power with respect to the shares beneficially owned.

NAME OF                                  NUMBER OF        PERCENT OF   NUMBER OF SHARES             PERCENT OF
BENEFICIAL OWNER                         SHARES(1)         CLASS(2)    FOLLOWING THE MERGER (1)      CLASS (2)
----------------                         ---------         --------    ------------------------      ---------
Thomas R. Ory                             66,230 (3)          11.6           66,230                     1.7
Charles G. Stanich                        47,226 (4)           8.4           47,226                     1.2
John D. Sanders                           28,500 (5)           5.3           69,460 (7)                 1.7
William S. Panschar                        2,760                *             2,760                      *
Philip H. Power                           15,150               2.8           25,470 (8)                  *
All directors and executive
  officers as a group (6 persons)        165,616 (6)          27.1          216,896 (9)                 5.3

*  Less than one percent.

(1) The column sets forth shares of DEI Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the Commission, including shares of DEI Common Stock that may be acquired upon the exercise of stock options or warrants that are currently exercisable or become exercisable within 60 days after January 31, 1998 as follows: Mr. Ory -- 35,000 shares; Mr. Stanich -- 30,000 shares; Messrs. Sanders, Power and Panschar -- 2,250 shares each; and all directors and executive officers as a group -- 76,750 shares.

(2) For purposes of calculating the percentage of DEI Common Stock beneficially owned, the shares issuable to such person upon exercise of stock options or warrants that are currently exercisable or become exercisable within the next 60 days are considered outstanding.

(3) Includes 24,565 shares with respect to which Mr. Ory shares voting and investment power with his spouse. Mr. Ory's address is P.O. Box 1869, Ann Arbor, Michigan 48106.

(4) Includes 3,526 and 2,700 shares with respect to which Mr. Stanich shares voting and investment power with his wife and mother, respectively. Mr. Stanich's address is P.O. Box 1869, Ann Arbor, Michigan 48106.

(5) Includes 550 shares owned by Mr. Sanders' wife. Mr. Sanders' address is P.O. Box 7262, Arlington, Virginia 22207.

(6)      Includes the shares described in notes (1), (3), (4) and (5).

(7) Mr. Sanders owns 5,876 shares of STR Common Stock which will convert into 15,160 shares of DEI Common Stock. In addition to the shares disclosed in note (1) which may be acquired upon exercise of stock options, Mr. Sanders will have an option to purchase an additional 25,800 shares following the Merger due to his ownership of a previously granted option to purchase 10,000 STR shares which will be converted at the Effective Time pursuant to the Merger Agreement.

(8) Mr. Power owns 4,000 shares of STR Common Stock which will convert into 10,320 shares of DEI Common Stock.

(9)      Includes the shares described in notes (1), (3), (4), (5), (7) and (8).

                             INFORMATION ABOUT STR

GENERAL DESCRIPTION OF BUSINESS

         STR was started in 1972 by its principal founder, S. R. Perrino. The initial focus of the business was to provide field service support to the United States Navy for electronic warfare equipment and the development of components for the missile industry. As STR's capability expanded into the development of microprocessor-based systems, the business base was expanded to support customers requiring state-of-the-art, cost-effective, innovative solutions. There is now a broad capability for the development of equipment from the audio spectrum through microwave frequencies, in addition to real time signal processing and the development of antennas and subsystems.

PRODUCTS

        STR designs, develops, manufactures and markets intelligence sensory and electronic reconnaissance systems for defense and commercial markets. STR is a leader in high probability of intercept technology used to detect short duration radar signals in a crowded signal environment, which is of great importance in modern electronic warfare. It also performs studies and systems engineering contracts related to electronic reconnaissance and signal processing technology. STR's high probability of intercept systems are employed on military platforms such as ships, submarines, patrol aircraft, and ground installations for the interception, analysis and identification of radar signals. Communications reconnaissance systems are employed in aircraft and ground installations for the acquisition of communications signals of tactical military interest. STR's reconnaissance systems are sold to the U.S. Government, prime contractors and foreign governments. STR's studies and systems engineering activities are performed for agencies of the U.S. Government in support of the procurement of major surveillance and signal processing systems used by the intelligence community. A substantial number of STR's contracts require STR to have both facility and personnel clearances with the U.S. Government.

         Modern military operations have become substantially dependent upon the use of electromagnetic signals in such critical battlefield functions as target detection, weapons guidance, communications and intelligence. This has led, in turn, to the emergence of increasingly sophisticated and rapidly evolving electronic support measures ("ESM") and electronic countermeasures, which broadly define electronic warfare. For example, the reliance of most modern offensive weapons systems upon radar targeting and guidance has prompted the development of defensive reconnaissance systems which rapidly and reliably detect and identify hostile weapons and weapons platforms by means of their radar emissions. Interception and interpretation of potentially hostile communications signals has assumed similar importance in modern combat. In peacetime, electronic reconnaissance information is of great strategic value in assessing the strength and technical capabilities of potentially unfriendly forces.

         Reconnaissance of electromagnetic signals involves monitoring the signal environment to detect signals of tactical or strategic interest. The analysis of these signals permits the determination of such factors as the direction of arrival, the location and movement of the equipment emitting the signal, the identity of such equipment, and the type of platform on which it is located. Signal characteristics may reveal hostile intent; for example, if search radar signals are superseded by those of a high-pulse-rate fire control radar, it may mean that a missile has been launched.

         Communications signal reconnaissance provides important information to military commanders as to the types of weapons platforms in the area, the location of command centers, and data for targeting and directing weapons against specific threats. With the proliferation of sophisticated communications equipment throughout the world, the reconnaissance of both military communications signals and commercial communications signals has become increasingly important and difficult.

         The communications signal environment is characterized by the vast number of signals that are present both in peacetime and wartime, including signals from adversaries, from friendly forces and from commercial services such as radio, television and commercial communications. The profusion of signals competing for the same portion of the electromagnetic spectrum creates a significant technical problem for communications reconnaissance equipment to sort potential enemy signals from the complex background. The problem is compounded by the increasing use of masking techniques such as frequency hopping, in which the frequency of the transmitter is rapidly varied; spectrum spreading, in which a narrow band signal may be spread over a large portion of the spectrum; and short duration transmission, which in a tactical setting might consist of nothing more than several brief clicks of a microphone switch. Modern commercial communication systems are available worldwide and can be obtained for a very small investment. These worldwide systems employ sophisticated encryption techniques in addition to complex digital transmission formats. Terrorists and others engaged in illegal activities are using commercial communications today for most of their operations. Virtually every country today has access to the sophisticated technology which can create these masked transmissions.

         STR has addressed these challenges through the development of sophisticated new receiver technology designed to create a high probability of signal acquisition and by use of advanced digital processing techniques and proprietary software to handle the vast amounts of complex data associated with communications reconnaissance.

         The technical requirements and performance characteristics of both radar and communications reconnaissance systems vary considerably depending upon the particular tactical or strategic applications involved. In a tactical combat situation, the velocity of modern weapons, the use of deceptive hardware and the reconnaissance of signals from potentially hostile forces or weapons systems require highly sensitive reception as well as accuracy of signal parameter measurement. STR has developed technologies for both tactical and strategic settings and a range of product designs capable of meeting the requirements of a variety of complex applications.

RADAR THREAT WARNING SYSTEMS

          Radar is used by military forces for target detection, weapon guidance and navigation. It is also being used by terrorist groups and others engaged in illegal activities for navigation. Radar typically operates in the microwave portion of the electromagnetic spectrum at frequencies between 500 MHz and 40 GHz. A radar signal strikes a potential target and is reflected back to the transmitter where it can provide information as to the targets bearing, range, course, speed and in some cases, size.

         A radar threat warning system can intercept a transmitted radar signal which can be then analyzed for its intelligence value. Radar signals exhibit a variety of characteristics such as frequency, direction of arrival, pulse duration, pulse repetition frequency ("PRF"), and antenna rotation rate, all of which vary with the type of radar emitting the signal. Once these characteristics have been determined, they can be compared to parameters of radars known to be associated with specific platforms and identification of the emitter and its platform may also be possible.

         A typical radar threat warning system consists of a specialized antenna which is configured either to meet the platform or specific requirements of the user, receivers, signal processors, and display and interface equipment whose performance characteristics involve important trade-offs in system design. Antenna design is critical to the performance of a system. Antennas convert the incoming radar signals into electrical signals which the receiver can detect and pass through a signal processor. The specific antenna design will, in the majority of the cases, be directly applicable to the sensitivity of the system as well as to the accuracy of the direction of arrival of the intercepted signal. STR has the ability to design specific antennas to meet the applications and requirements of its customers.

         Receivers can be classified as either narrowband or broadband. A receiver which is designed to intercept a narrow portion of the frequency spectrum at any instant may be capable of detecting very weak signals in that portion of the spectrum at the expense of missing important signals in other portions of the spectrum. Conversely, a broadband receiver, though not as sensitive, can simultaneously monitor a large portion of the spectrum. STR is well known for its applications of one type of broadband receiver design called the Digital Frequency Measurement Receiver. This equipment has the capability of detecting and measuring the frequency of each incoming radar pulse over its entire operating band thus resulting in a high probability of interception. The advantages of this type of receiver include the simultaneous surveillance of all radars in a broad spectrum, the ability to detect frequency hopping radars, and the assurance of intercepting a radar which transmits for only a short period of time. The signal processor, using the detected signal and deinterleaving all of the detailed parameters of that intercepted signal, manipulates the data to compare these parameters with known radars whose characteristics can be stored in a library or database. The signal processor can then make assessments as to the host platform for the radar emitting the signal, the potential threat to friendly forces and in some cases, the specific intentions of an enemy weapons system. The challenge is to process vast amounts of data from all directions over a broad frequency spectrum. In addition, signal parameters have become extremely complex, for example, in some cases parameters such as frequency and PRF that change from pulse to pulse can present increasingly difficult problems for analysis and storing. STR believes that as a result of major research and development efforts, particularly in advanced distributed microprocessor applications, it is at the forefront of signal processing technology in terms of its ability to rapidly handle complex environments of exotic signals.

         Display and interface equipment processes the data to the decision maker. The important function of this step is to present only the relevant information from the total signal environment but also allow all the detailed information to be available for later analysis. STR's experience and talent in understanding the operational use of reconnaissance data is essential in the proper design of display and interface equipment.

         Threat warning systems produced by STR typically sell from between $500,000 to $1,500,000 depending upon the system configuration and complexity. STR can configure its threat warning systems for small patrol boats as well as large aircraft carriers and has configured systems specifically for road vehicles. STR is presently investigating applications of its threat warning technology for airborne applications.

         STR frequently provides support in the forms of maintenance service and spare parts for its installed systems. These activities can continue for the life of a system and STR expects this aspect of its business to increase as the installed product base expands.

COMMUNICATIONS RECONNAISSANCE SYSTEMS

         Today, both military and commercial communications systems have been designed to make maximum utilization of the assigned available bandwidth to ensure growth capacity both for new customers and the ability to provide added features. The communication transmission techniques are only limited by the imagination of the providers. State-of-the- art of digital technology allows the use of extremely sophisticated modulation techniques to improve performance while still reducing cost. Worldwide commercial communications systems are now becoming the systems of choice for terrorists and drug runners. Many third world countries are using commercial communications instead of developing special purpose military communication control centers. Almost all commercial communication systems are now employing sophisticated encryption for their transmissions. The ability to monitor the utilized spectrum and rapidly reuse frequencies as they become available are among the techniques employed to better utilize the existing bandwidth.

         Previously, most communications reconnaissance systems would scan the frequencies of interest, searching for signals of interest and when one was detected, would derive more detail information from the signal. These techniques are no longer available for modern communications systems. It is imperative to monitor the entire frequency bands of interest and be able to instantly determine the activity and also derive the information necessary to detect and analyze the signal. STR has been developing intercept technology which is both hardware and software based specifically aimed at the existing deployed global communications systems as well as emerging satellite and land based systems planned for future insertion into the marketplace.

         STR has been providing commercial communications intercept equipment which range in price from $175,000 to $2,000,000, depending upon the system and applications. STR has also been investing in broadband digital receiver technology and real time signal processing as a means to sort through the crowded environment to detect, identify and analyze the signals of interest.

RESEARCH AND DEVELOPMENT

         STR believes that continued success of STR depends, in a large part, on its ability to develop and apply new technology. Funding for these activities comes both from internally sponsored research and development as well is from customer funded contracts. Funded internal research and development over the past three years, exclusive of cost reimbursed from customers, is as follows:


                                                                    YEAR ENDED SEPTEMBER 30,
                                                                 -------------------------------
(IN THOUSANDS)                                                   1997         1996          1995
                                                                 ----         ----          ----
Internal research and development                                $920        $1,097        $  687
Customer funded research and development                       $6,318        $6,352        $4,491
                                                               ------        ------        ------
              Total                                            $7,238        $7,449        $5,178

         Current funded programs include development of (1) a digital receiver, which is software controllable to respond to the new digital communications formats, (2) advanced signal processing techniques to perform radar signal sorting and analysis techniques for examination of exotic radar transmitters,
(3) advanced digital processing techniques to perform demodulation and filtering of communications signals and (4) phase coherent synthesizer techniques for the generation of broad band signals.

MARKETING AND CUSTOMERS

         Marketing of STR's products and services is conducted primarily by members of the technical staff assisted by a relatively small marketing staff located in Newington, Virginia who concentrate on developing an understanding of the customer's technical requirements and maintaining close contact with the customers. STR has opened an office in London, England, with an effort to concentrate marketing skills on the European marketplace. STR also utilizes sales representatives in various countries who work closely with STR's sales force.

         Export sales of the threat warning systems and commercial communication intercept systems must be approved by the U.S. Department of State which limits the markets for such products and may result in delay or possible cancellation of an order. Any tightening of restrictions on exports of military hardware could adversely affect STR's revenue from foreign customers.

         During the last fiscal year approximately 95% of STR's revenues were attributable to contracts with numerous offices and agencies of the U.S. Government. Most of these contracts were prime contracts. STR has a full mixture of contract types including cost plus, fixed fee, cost plus incentive fee, time and material and fixed price contracts with the U.S. Government. The fixed price contracts are not subject to adjustment by reasons of costs incurred in the performance of the contract. With this type of contract STR assumes the risk that it will be able to perform at a cost below the fixed price except for costs incurred because of contract changes ordered by the customer. STR is subject to various statutes and regulations governing defense contracts, which carry substantial penalty provisions including denial of future contracts in the event STR is found to have abused any of these regulations. STR carefully monitors all of its contracts and contractual efforts to minimize the possibility of any abuses associated with its government contracts. STR has experienced minimal audit adjustments over the past ten years. The Defense Contract Audit Agency ("DCAA") has completed its audit of STR contracts through the fiscal year ended September 30, 1996.

PATENTS

         STR holds one patent and has applied for three others. STR believes that the ownership of patents is not a significant factor in its business and that its success depends primarily on innovative skills, technical competence, and the ability to rapidly adapt to new and emerging requirements from its customers. STR has registered no trademarks.

COMPETITION

         There is substantial competition in both the domestic and foreign threat warning and communications intercept business. Competitors for U.S. Government contracts include companies such as Raytheon Company, Lockheed-Martin Corporation, Litton Industries, Inc., Condor Systems, Inc., and others. The size and reputation of these companies can give them a significant advantage in competing for contracts. STR competes in those market niches where it has typically both a technological and cost advantage. In the foreign market, a number of overseas companies are competitors, such as Racal Communications (UK), Electronica (Italy), Thompson-CFS and Dassault Electronique (France). These companies are larger and better known than STR and, in some cases, they have an advantage in their home countries. Nevertheless, STR believes it is one of the top five suppliers of threat warning systems to the U.S. Government and has an opportunity to compete favorably in the foreign marketplace.

         The principle competitive factors in the threat warning marketplace are technical performance, reliability, experience and installation as well as operation and price. Based on a combination of these factors, STR believes that it competes very favorably in its markets. STR's most important competitive attributes are its emphasis on technical superiority and a willingness and capability to modify its products to meet customer specific needs. Once a particular supplier's products have been selected for incorporation in a military electronic system, further competition by other vendors during the life cycle of the program is usually very limited.

BACKLOG

         At December 31, 1997, STR had a funded backlog of $15,900,000 compared to a funded backlog of $15,000,000 at December 31, 1996. A significant part of STR's business is a short term effort which is typically transacted in a six to nine month period. Programs are many times funded in phases with the next phase not being funded until the prior phase is nearing completion. Multi-year funded contracts are generally related to multi-year production efforts.

         In addition, at December 31, 1997, STR has unfunded backlog of $6,000,000 and government options outstanding of $936,000, which it expects the
U. S. Government to exercise and fund in accordance with the terms of the respective contracts. In addition, there are programs on which STR, based on prior experience, expects the U. S. Government to negotiate continuing contractual coverage.

GOVERNMENT CONTRACTS

         STR does business with the U. S. Government through various types of prime government contracts including firm fixed price, cost plus fixed fee, cost plus incentive or award fee, time and material and others. Certain of the fixed price contracts have provisions which provide for progress payments. STR also has similar U. S. Government subcontracts. Many of the contracts require facility and personal security clearances which STR has the capability to provide. STR's contracts are obtained both by competitive bid and by sole source negotiation where STR's technological and administrative capabilities provide the basis for such an award.

EMPLOYEES

         At December 31, 1997, STR employed 162 persons. Of these employees, 3 are executive officers, 6 are non- executive officers, 54 were engaged in engineering, 50 in technical support, 32 in administrative, and 17 in clerical. Many of STR's employees are highly skilled, with advanced degrees. STR's continued success depends upon its ability to continue to attract and retain highly skilled employees. STR has experienced very low turnover of its employees and key managers and executives. STR has never had a work stoppage, and none of its employees are represented by a labor organization. STR considers its employee relations to be good.

PROPERTIES

         STR's owned and leased facilities are suitable for their respective operations. Each facility is well maintained and capable of supporting higher levels of revenue. The table below sets forth certain information about STR's principal facilities.

ADDRESS                SQUARE FEET    OWNED OR LEASED       DESCRIPTION         PRINCIPAL ACTIVITY
-------                -----------    ---------------       -----------         ------------------
8419 Terminal Road     67,000         Leased              Two 1-story and       Engineering/
Newington, VA 22122                                       one partial 2-story   Manufacturing/
                                                          adjacent block.       Administration
                                                          Building is in an
                                                          industrial park

5440 Cherokee Avenue   15,000         Leased              Partial occupancy     Engineering
Suite 200                                                 of 2-story brick
Alexandria, VA  22312                                     building.  In an
                                                          office park area

1259 Courthouse Road   1,500          Leased              2-story brick office   Software
Suite 202                                                 condo                  development
Stafford, VA  22554

         STR's principal facility in Newington is equipped with equipment used for the design, development and manufacture of its products. Facilities include Sensitive Compartmented Information Facility ("SCIF"), anechoic chamber, secure test areas, environmental equipment, antennas, as well as general purpose equipment required to manufacture and test its products.

MARKET PRICE AND DIVIDEND INFORMATION

         As of January 31, 1998, STR had 47 stockholders of record and 193 beneficial holders of its shares. There is no established public trading market for the STR Common Stock. No dividends have been paid on STR Common Stock during the last two fiscal years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996

         The following table sets forth, for the periods indicated, the percentage relationship of certain items to total revenue for the periods indicated.


                                                    Three Months Ended December 31,
                                                  1997                           1996
                                                  ----                           ----
                                           $               %              $              %
                                          ---             ---            ---            ---
                                                           (dollars in thousands)

Revenue                                  $5,837        100.0%          $5,606           100.0%
Cost of revenues                          5,135         88.0            4,908            87.5
General and administrative expenses         710         12.2              651            11.6
Interest expense                            103          1.8               74             1.3
                                         ------        -----           ------           -----
Net income (loss)                           (69)        (1.2)             (18)           (0.3)

         Revenue for the three months ended December 31, 1997, was $5,837,376 compared to $5,606,100 for the three months ended December 31, 1996, resulting in a $231,276 or 4% increase. The increase was primarily due to increased performance under government contracts for the three months ended December 31, 1997 compared to the three months ended December 31, 1996.

         Cost of revenues increased $226,636 from $4,908,274 to $5,134,910, a 5% increase. Cost of revenues as a percent of sales increased from 87.5% to 88.0%. The change was the result of increased production activity and performance under government contracts, coupled with a change in the mix of contracts in process.

         General and administrative expenses increased from $651,297 to $710,076, a $58,779 or 9% increase. The increase was primarily the result of increased research and development activity in the first quarter of fiscal 1998.

         Interest expense of $74,461 for the three months ended December 31, 1996 increased 39% to $103,143 for the three months ended December 31, 1997 as additional working capital was required to support the continued growth. Interest as a percent of revenues increased from 1.3% to 1.8%.

         The income tax benefit increase was due to the increased loss and an effective rate change from 36% to 38%.

         Net income decreased from a loss of $17,932 to a loss of $68,753, with net income as a percentage of revenue decreasing from (0.3%) to (1.2%).

1997 Compared to 1996

         The following table sets forth, for the periods indicated, the percentage relationship of certain items to total revenue for the periods indicated.


                                                              Year Ended September 30,
                                                              ------------------------
                                                  1997                          1996                          1995
                                                  ----                          ----                          ----
                                         $               %              $              %               $              %
                                         ---             ---            ---            ---             ---            ---
                                                                 (dollars in thousands)
Revenue                                 $23,953        100.0%         $21,655         100.0%         $16,562        100.0%
Cost of revenues                         20,762         86.7           18,607          85.9           13,733         82.9
General and administrative expenses       2,654         11.1            2,343          10.8            2,331         14.1
Interest expense                            345          1.4              232           1.1               91          0.5
Income tax                                   72          0.3              145           0.7               90          0.5
Net income                                  120          0.5              327           1.5              317          1.9

         Revenue increased by 10.6% to $23,953,070 in the fiscal year ended September 30, 1997, from $21,654,578 in the fiscal year ended September 30, 1996. The primary reason for such increase was due to $1.3 million of first time international sales and the award of a new manufacturing contract which accounted for an increase in revenue of $1.6 million. These revenue gains were offset by a $1.4 million decrease which STR sustained in its fiscal year ended September 30, 1997 under an ESM contract.

         Cost of revenues as a percentage of revenue increased by 0.8% to 86.7% in the fiscal year ended September 30, 1997 compared to 85.9% in the prior fiscal year, thereby reducing STR's gross profit margin to 13.3% from 14.1% in the prior year. The primary reason for this reduction in gross profit margin was the losses STR sustained in two contracts of approximately $200,000 each and certain losses sustained in starting up STR's international business. These losses were offset in part, however, by better than anticipated margins under an ESM contract.

         For its fiscal year ended in 1997, STR's general and administrative expenses also increased by $311,194 to 11.1% of revenue compared to 10.8% of revenue in the prior fiscal year. This increase primarily resulted from the addition of management personnel and participation in two international trade shows.

         STR's interest expense also increased by $112,677 to $345,086 in the fiscal year ended September 30, 1997 from $232,409 in the prior fiscal year or to 1.4% of revenue in 1997 compared to 1.1% of revenue in 1996. This increase resulted primarily from several contracts undertaken on a shipped product basis with no progress payments, thereby resulting in STR having to increase its borrowings under its line of credit to obtain working capital. In addition, the declining revenue generated under a major contract from which prompt payment was historically made also caused STR to increase its reliance on its line of credit thereby increasing its interest expense.

         Notwithstanding the growth in revenue, because STR's cost of revenues, selling, general and administrative expenses and interest expense expressed as a percentage of revenue were increasing, STR's net income after taxes declined to $119,880 for the fiscal year ended September 30, 1997 compared to $326,655 in the prior year or by 63.3%. As a percentage of revenue for 1997, STR's net income percentage was 0.5% compared to 1.5% in the prior fiscal year.

1996 Compared to 1995

         For the fiscal year ended September 30, 1995, STR generated $21,654,578 in revenue, a $5,092,738 increase or 31%, compared to $16,561,840 in the prior year. The increase principally resulted from increased activities under several contracts along with obtaining additional contracts.

         Cost of revenues as a percentage of revenue, however, increased by 3% from 82.9% in the fiscal year 1995 to 85.9% in fiscal 1996. In 1996, STR was able, until the end of the fiscal year, to avoid any material increase in its general and administrative expenses associated with the revenue increase. Therefore, as a percentage of revenue, these expenses decreased to 10.8% from 14.1%.

         The growth in revenue required an increase in working capital. STR primarily relied upon its line of credit for this purpose. Therefore, STR's interest expense increased by $141,703 from $90,706 in 1995 to $232,409 in 1996, or by 156.2%.

         For 1996, net income increased to $326,655 from $317,032 in the prior fiscal year. As a percentage of revenue, STR's net income in 1996 decreased to 1.5% from 1.9% in the prior year. In part, this reduction was caused by an increase in the effective tax rate STR incurred in 1996 compared to 1995.

Liquidity and Capital Resources

         During the fiscal year ended September 30, 1997 and the quarter ended December 31, 1997, net cash used in operating activities was $906,620 and $252,969, respectively. This negative cash flow from operations was primarily due to an increase in accounts receivable resulting from a slow down in cash collections from customers as a result of a change in the mix of STR's contracts. STR has recently secured several international contracts and secured other contracts which do not provide for significant progress payments unlike STR's historical cost plus contracts. These contracts, coupled with STR's overall increase in contract volume and revenue growth, has negatively impacted cash flow. This increase in accounts receivable was offset by an increase in accounts payable as STR had negotiated extended credit terms with many of its vendors in order to generate the working capital required to operate STR's business.

         STR's growth has also required investments in test equipment and computer networks. Capital expenditures of $462,211 for the fiscal year ended September 30, 1997 exceeded depreciation expense of $359,679 by $102,532. Capital expenditures for fiscal 1998 are planned to exceed depreciation by a similar amount. STR has one significant expenditure planned for fiscal 1998 for improving the capability of the indoor antenna range in the approximate amount of $150,000.

         STR continues to rely on its line of credit as a means of providing working capital. During the fiscal year ended September 30, 1997 and the quarter ended December 31, 1997, net proceeds provided under the line of credit were $1,583,600 and $297,523, respectively. STR anticipates it will, from time to time, continue to rely upon its $4 million revolving bank line of credit for obtaining working capital. This line of credit is scheduled to remain in effect until June 30, 1998. STR intends to obtain a renewal or extension of the line of credit after this date. Interest is charged on advances made under this line at the bank's prime rate (8.5% as of January 31, 1998) plus 1.5%. Advances to STR under this credit facility are limited by an availability formula based upon accounts receivable. STR has the right to borrow up to 90% against government receivables, 80% against non-government receivables and 50% against unbilled governmental receivables up to a maximum of $700,000. STR's accounts receivable, inventory and equipment secure the STR lines of credit. STR also maintains a separate $750,000 line of credit for financing bid bonds.

         The line of credit also contains various covenants relating to dividend restrictions, working capital, net worth, earnings and debt-to-equity ratios. STR was not in compliance with the net worth and the debt-to-equity covenants at September 30, 1997. In December 1997, the events of non-compliance were waived by the bank for September 30, 1997, and the covenants were amended. Management anticipates that it will be able to comply with these amended covenants through the term of the agreement.

         The growth in STR's revenues over the past three years coupled with modest levels of profits has caused STR to increase its reliance on its line of credit and negotiate expanded and extended credit terms with many of its vendors in order to generate the working capital required to operate STR's business. On January 30, 1998, STR completed a $3,783,000 private placement. The proceeds from this placement enabled STR to reduce its outstanding balance on its line of credit and accelerate its vendor payments. STR anticipates the capital raised from the private placement will reduce STR's interest expense and provide STR with more favorable pricing from its vendors.

         STR believes that its internally generated funds coupled with advances under its lines of credit will provide STR with sufficient working capital for the foreseeable future inclusive of any reasonable levels of working capital which DEI requires for its business.

         After the consummation of the Merger, the companies anticipate an estimated pre-tax restructing charge of approximately $1,000,000
($620,000, net of taxes). The charge is expected to relate to costs associated with reengineering the combined companies' processes, policies and procedures. Costs are expected to be incurred for external consultants, for personnel terminations and for relocation and moving. Other costs are expected to be incurred to realign products, services and facilities around the combined companies' core businesses. It is anticipated that the restructuring will commence shortly after the Merger.

YEAR 2000

         STR's management and financial contract system utilizes software designed, developed and supported by a third party vendor. The vendor is in the process of completing its testing and has informed STR that it is not aware of any "Year 2000" problems to date.

NEW ACCOUNTING PRONOUNCEMENTS

         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 129, "Disclosure of Information about Capital
Structure," for fiscal years beginning after December 15, 1997. The provisions of SFAS No. 129 established standards for disclosing information about an entity's capital structure. STR believes that the adoption of this standard will not have a material effect on STR's current disclosure requirements.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," for fiscal years beginning after December 15, 1997. The provisions of SFAS No. 130 establish standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the financial statements and displayed with the same prominence as other financial statements. The provisions of SFAS No. 131 establish standards for the way that enterprises report information about operating segments in annual financial statements and require that selected information about operating segments in interim financial statements be reported. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. STR is currently reviewing these new standards of disclosure for adoption in 1999.


CHANGE IN ACCOUNTANTS

         Effective in September 1997, STR replaced the accounting firm of Ross, Langan & McKendree LLP ("RLM") with Coopers & Lybrand L.L.P. While RLM served as STR's accounting firm, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures between STR and RLM. In addition, RLM never advised STR that STR lacked internal controls for it to develop reliable financial statements, or that RLM could no longer rely upon STR management's representations or that it was unwilling to be associated with financial statements prepared by management. Furthermore, RLM never advised STR that (i) it needed to expand the scope of its audit, (ii) additional information came to its attention which would have caused it to investigate further or (iii) information came to its attention which impacted the reliability or fairness of any previously issued audit report or the underlying financial statements.

MANAGEMENT

Directors

         The names, ages and positions of STR's directors and executive officers are as set forth below. Information set forth below concerning age, occupation(s) and other directorships has been furnished by the individuals named.


                                                                                         DIRECTOR
NAME                          AGE       PRINCIPAL OCCUPATION                              SINCE
----                          ---       --------------------                              -----
S. R. Perrino                 63        Chairman, President & Chief Executive Officer     1972
S. Kent Rockwell              53        Vice Chairman                                     1987
Charles Bernard               66        Consultant                                        1992
Admiral James B. Busey, IV    65        Consultant                                        1993
John D. Sanders               59        Investor/Consultant                               1996

         S. R. Perrino has been Chairman of the Board and has served as President and CEO of STR since 1972. From 1967 to 1974, Mr. Perrino worked as a consultant to the U.S. Navy for threat warning systems, and to various companies including STR, Systems Dynamic, Inc., and System Consultants. From 1960 through 1967, Mr. Perrino served as Director of Marketing/Project Engineer and was one of the original founders of Radiation Systems, Inc.

         S. Kent Rockwell has been a director of STR since 1987. He is former Chairman of the Board, President and Chief Executive Officer of Astrotech International Corporation. He is currently a director of ITEQ, Inc. Mr. Rockwell is Chairman of Appalachian Timber Services, Inc., and Chairman and President of Rockwell Venture Capital, Inc.

         Charles Bernard, Ph.D., has been a director of STR since 1990. Prior to his retirement, Dr. Bernard served in a number of Government positions. He was Technical Director of the Naval Weapons Laboratory in Dahlgren, VA and the Naval Ordinance Laboratory in White Oak, MD. He was Director of Land Warfare on the staff of the Under Secretary of Defense for Research, Development and Acquisition. He founded the Columbia Bay Company and co-founded K&B Engineering Associates in 1995. In addition to serving on the STR board, Dr. Bernard has been on the board of directors of the Naval Weapons Laboratory, Naval Ordinance Laboratory, the Naval Surface Weapons Center, Columbia Bay Company, and K&B Engineering Associates.

         Admiral James B. Busey IV, USN (Ret.) has been a director of STR since 1992. Admiral Busey served in the U.S. Navy for 37 years in a variety of aviation and command positions. He held the position as Commander in Chief of U.S. Naval Forces in Europe, and Commander In Chief of Allied Forces in southern Europe for two years prior to his retirement in 1989. Admiral Busey served as Administrator of the Federal Aviation Administration from June 1989 until December 1991. He served as the Deputy Secretary of Transportation until June 1992. He also served as Acting Secretary for several months during this period. He served as the International President and CEO of the Armed Forces Communications and Electronics Association from October 1992 until April 1996. He continues to serve on the boards of the Flight Safety Foundation and the National Aeronautic Association in addition to several corporate boards, including Texas Instruments, Inc., Curtiss Wright Corporation, and The MITRE Corporation.

         John D. Sanders, Ph.D., has been a director of STR since 1996. He was previously a director of STR from 1987 to 1991. He serves as a business consultant to emerging technology companies. He was Chairman and Chief Executive Officer of Tech News, Inc., a news publisher, from 1988 to 1996, prior to its sale to the Washington Post Company. In addition, Dr. Sanders has been a Registered Representative of Wachtel & Co., Inc. a Washington D.C.-based stock brokerage firm, since 1968. Dr. Sanders serves on the boards of Hadron Inc., ITC Learning Corp. and DEI.

COMPENSATION OF DIRECTORS

         STR pays directors who are not full-time employees of STR $5,000 per year, and pays non-employee members $1,000 for each special meeting they attend. Each non-employee director has been granted a stock option for 10,000 shares in connection with his service on the Board. Mr. Rockwell and Mr. Busey have exercised their options.

EXECUTIVE OFFICERS

         The following is a description of the officers of STR who are expected to be appointed as executive officers of DEI following the Merger.

Employee Name               Age      Principal Occupation                                 Since
-------------               ---      --------------------                                 -----
S. R. Perrino               63      Chairman, President & Chief Executive Officer         1972
Robert R. Bower             61      Senior Vice President-Finance, CFO, Secretary         1985
Donald Reiser               71      Senior Vice President-Research and Development        1982

         Mr. Perrino's background is described under "Information About STR -- Management -- Directors."

         Robert R. Bower currently serves as Senior Vice President- Finance and Chief Financial Officer. He has served in this capacity for STR since 1985. He has served as Corporate Secretary since 1989. Prior to joining STR, Mr. Bower served as Director of Financial Planning and Analysis at Fairchild Industries, Inc. from 1983 to 1985, and held several financial management positions at Rockwell International Corporation from 1962 to 1982.

         Donald Reiser currently serves as Senior Vice President of Research and Development. Mr. Reiser has served in a management capacity for STR since 1982. From 1964 to 1982, Mr. Reiser held various positions with the U.S. Central Intelligence Agency, including that of Deputy Director for the Office of Research and Development. He was the Vice President for Engineering for Aero Geo Astro Corporation from 1960 to 1964. From 1950 through 1960, he held various engineering position with E-Systems, Litton Industries and the ARMA Corporation.

SUMMARY COMPENSATION TABLE

         The following table provides a summary of compensation paid or accrued by STR during fiscal 1997 to those executive officers of STR who are expected to serve as executive officers of DEI following the consummation of the Merger (the "STR Named Officers").

                                                                      LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                                                     SECURITIES
                                    ANNUAL COMPENSATION              UNDERLYING
NAME AND PRINCIPAL       FISCAL     -------------------               OPTIONS/          ALL OTHER
    POSITION             YEAR              SALARY                      SARS          COMPENSATION (1)
    --------             ----              ------                      ----          ----------------
S. R. Perrino
President and CEO         1997            $179,267                    -0-                 $7,273

Robert Bower
Sr. Vice President        1997            $107,420                  6,000                 $4,953

Donald Reiser
Sr. Vice President        1997            $134,194                    -0-                 $8,159

(1) Detail of amounts reported in the "All Other Compensation" column is provided in the table below.

                      Life         Contribution to      ESOP
Officer's Name      Insurance      Company 401(k)    Allocation
--------------      ---------      ---------------   ----------
S. R. Perrino         $1,755           $3,000          $2,518
Robert Bower             786            2,508           1,659
Donald Reiser          3,023            3,000           2,136

OPTIONS

         The following table sets forth information concerning stock option grants in fiscal 1997 to the STR Named Officers.

                               OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                                ---------------------------------
                         NUMBER OF           PERCENT OF
                        SECURITIES             TOTAL
                        UNDERLYING          OPTIONS/SARS
                       OPTIONS/SARS          GRANTED TO      EXERCISE
                         GRANTED            EMPLOYEES IN      PRICE      EXPIRATION
NAME                      (#)               FISCAL YEAR     ($/SHARE)      DATE
----                   ------------        -------------    ---------    ----------
S. R. Perrino             0                       0             0            0
Robert Bower          6,000(a)                   75%          $8.69      12/09/06
Donald Reiser             0                       0             0            0


(a) Options vest at the rate of 20% on each of the first five anniversary dates of grant. After the Merger, the options will become exercisable for 15,480 shares of DEI Common Stock.

         The following table provides information concerning unexercised stock options held as of the end of fiscal 1997 by the STR Named Officers. There were no options granted to or exercised by the STR Named Officers during fiscal year 1997.

               Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                      NUMBER OF UNEXERCISED                        VALUE OF UNEXERCISED IN-THE-MONEY
                           OPTIONS AT                                        OPTIONS AT
                         FISCAL YEAR-END                                    FISCAL YEAR-END
              -------------------------------------------       ------------------------------------------
                 NAME         EXERCISABLE   UNEXERCISABLE       EXERCISABLE(a)               UNEXERCISABLE
                 ----         -----------   -------------       --------------               -------------
              S. Perrino          0                0                 $0                          $0
              R. Bower            0            6,000                  0                           0
              D. Reiser           0                0                  0                           0

(a) The value of unexercised in-the-money options was calculated using the most recent appraisal value of STR's Common Stock at September 30, 1997.

RELATED PARTY TRANSACTIONS

         STR's principal facilities in Newington, Virginia are leased from two partnerships in which STR's executive officers are partners. Approximately, 54,500 square feet of space is leased from Research Development Properties, a partnership in which S. R. Perrino, Donald Reiser, and Robert Bower, each hold a one-fourteenth interest. S. R. Perrino is also a fifty percent partner in Terminal Real Estate Company. This partnership leases approximately 12,500 square feet of space to STR. Both leases have been in place for several years, expire in December 1998 and carry a rental rate of $6.35 a square foot, on a triple net basis.

         STR believes that both leases described above are at fair and reasonable rates and in no event exceed the rates which would apply under leases between STR and totally unrelated lessors. The two partnerships have agreed, to sell the properties underlying the leases to unrelated purchasers. STR anticipates any such sales will as a condition require the renegotiation of the leases. STR is of the opinion that any such renegotiation will not have a material adverse effect on STR.

     PRINCIPAL STOCKHOLDERS OF STR AND SECURITY OWNERSHIP OF STR MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of shares of STR Common Stock, as of January 31, 1998, by each person who is known by STR to have been the beneficial owner of 5% or more of the shares of STR Common Stock outstanding as of such date, by each director, each STR Named Officer and by all directors and executive officers as a group. Unless otherwise noted, each stockholder exercises sole voting and investment power with respect to the shares beneficially owned.

Name of                               Number of         Percent of          Number of DEI         Percent of
Beneficial Owner                      Shares(1)          Class(2)        Shares After Merger(1)    Class (2)
----------------                      ---------         ----------       ----------------------  ------------
S. R. Perrino                        314,980(3)             23.8             815,148                20.6
Donald Reiser                         90,821(4)              6.9             234,318                 5.9
Robert Bower                          10,707(5)              *                27,624                   *
S. Kent Rockwell                     389,998                29.4           1,006,194                25.4
John D. Sanders                       15,876(6)              1.2              69,460                 1.8
Charles Bernard                       10,000                   *              25,800                   *
Admiral James Busey, IV               10,000                   *              25,800                   *
All directors and executive
  officers as a group (7 persons)    850,420(7)             64.1           2,222,583(7)             56.2

* Less than one percent

(1) The column sets forth shares of STR Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the Commission, including shares of STR Common Stock that may be acquired upon the exercise of stock options or warrants that are currently exercisable or become exercisable within 60 days after January 31, 1998 as follows: Mr. Bower -- 1,200; Mr. Sanders -- 10,000; Mr. Bernard -- 10,000; and all directors and executive officers as a group -- 21,200. The options will be converted at the Effective Time into options to purchase the following numbers of shares of DEI Common
         Stock: Mr. Bower -- 3,096; Mr. Sanders -- 25,800; Mr. Bernard -- 25,800; and all directors and executive officers as a group -- 54,696.

(2) For purposes of calculating the percentage of STR Common Stock beneficially owned, the shares issuable to such person upon exercise of stock options or warrants that are currently exercisable or become exercisable within the next 60 days are considered outstanding.

(3) Includes 26,104 shares in STR deferred compensation plans held for the benefit of Mr. Perrino for which he exercises voting control for certain corporate events. Mr. Perrino also holds 2,500 shares of DEI Common Stock.

(4) Includes 15,199 shares in STR deferred compensation plans held for the benefit of Mr. Reiser for which he exercises voting control for certain corporate events.

(5) Includes 7,507 shares in STR deferred compensation plans held for the benefit of Mr. Bower for which he exercises voting control for certain corporate events.

(6)      Mr. Sanders also holds 28,500 shares of DEI Common Stock.

(7)      Includes the shares described in notes (1), (3), (4), (5) and (6).


                          INFORMATION ABOUT MERGER SUB

         Merger Sub, a recently formed Virginia corporation, is a wholly owned subsidiary of DEI. Merger Sub was organized solely to effect the proposed Merger and has not engaged in any activities other than those relating to its formation and capitalization and the Merger. The principal office of Merger Sub is located at 300 Parkland Plaza, Ann Arbor, Michigan.

                        DESCRIPTION OF DEI CAPITAL STOCK

DEI CAPITAL STOCK

         The authorized capital stock of DEI presently consists of 2,000,000 shares of DEI Common Stock, par value $0.01 per share. All of the outstanding shares of DEI Common Stock are duly authorized, validly issued, fully paid and nonassessable. The shares of DEI Common Stock to be issued pursuant to the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

         Holders of DEI Common Stock are entitled to such dividends as may be declared by the Board of Directors of DEI out of the assets legally available for that purpose and are entitled to one vote per share on all matters submitted to a vote of the stockholders of DEI. The holders of shares of DEI Common Stock do not have cumulative voting rights or preemptive rights. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all the directors, and the remaining holders will not be able to elect any directors. Shares of DEI Common Stock received by affiliates of STR may be resold by them only in transactions permitted under Rule 145 promulgated under the Securities Act. See "The Merger and Related Matters -- Federal Securities Law Consequences."

LIMITATION OF DEI DIRECTOR LIABILITY

         As permitted by the DGCL, DEI's Certificate of Incorporation provides that directors of DEI shall not be personally liable to DEI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to DEI or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transactions from which the director derives an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF DEI

         Section 145 of the DGCL sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. DEI's Bylaws provide that DEI shall indemnify its directors and officers against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection with any pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the director or officer is or was serving as a director or officer. Paragraph 42(a) of DEI's Bylaws state that the indemnification of its directors and officers shall be to the fullest extent authorized by the DGCL. Paragraph 42(e) of DEI's Bylaws also permit DEI to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of DEI or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not DEI would have the power to indemnify such person against such expense, liability or loss under the DGCL.

COMPARISON OF RIGHTS OF STR STOCKHOLDERS WITH RIGHTS OF DEI STOCKHOLDERS

         The following is a summary of the material differences between the rights of holders of DEI Common Stock and STR Common Stock. Because STR is organized under the VSCA and DEI is organized under the DGCL, these differences arise from various provisions of the corporate laws of such states as well as from various differences in the articles of incorporation and bylaws of STR and the certificate of incorporation and bylaws of DEI.

         The following summary does not purport to be a complete statement of the rights of holders of shares of DEI Common Stock under the DGCL, DEI's certificate of incorporation and DEI's bylaws, or a comprehensive comparison with the rights of the holders of shares of STR Common Stock under the VSCA, STR's articles of incorporation, and STR's bylaws, or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other significant differences do not exist. This summary is qualified in its entirety by reference to the governing law and the governing documents of each of DEI and STR.

DIVIDENDS

         Under the VSCA, a corporation's board of directors may declare distributions to shareholders if, after the distribution, the corporation can pay its debts as they generally become due or if the corporation's total assets exceed its total liabilities.

         Under the DGCL, a corporation's directors may declare and pay dividends either (i) out of surplus or (ii) if there is no surplus, out of net profits generated in the fiscal year in which the dividend is declared and/or the preceding fiscal year. Surplus generally means that part of the consideration received for shares of capital stock in excess of the aggregate par value of such shares.

ANTI-TAKEOVER MEASURES

         Both the VSCA and the DGCL contain provisions which are intended to protect corporations organized thereunder from unwanted takeovers or control acquisitions. Under the VSCA, unless voting rights are granted by the shareholders to an acquiror in a "control share acquisition" (as defined under the VSCA), the acquiror does not receive voting rights for its shares. Only Virginia corporations which have more than 300 shareholders are subject to the provisions regarding control share acquisitions. If the shareholders of a Virginia corporation grant voting rights in a control share acquisition in which shares having a majority of votes are acquired, shareholders obtain dissenters rights and can demand fair value for their shares. STR is not currently subject to these provisions.

         The DGCL does not restrict control acquisitions of corporations organized under the DGCL. Instead, the DGCL restricts a corporation's right to engage in a business combination with any interested stockholder within a period of three years from the date that such stockholder became an interested stockholder. In general, an interested stockholder is a stockholder who holds 15% or more of the outstanding voting stock of a Delaware corporation; provided, however, if such stockholder holds 85% of the outstanding stock, the prohibition against a business combination does not apply.

         The restriction on business combinations does not apply to corporations, such as DEI, which do not have a class of voting securities which is listed on a national securities exchange or an inter-dealer quotation system of a registered national securities association (such as the Nasdaq Stock Market) or held by more than 2,000 record holders. Following the Merger, DEI intends to apply for listing of the DEI Common Stock on the Nasdaq Stock Market's SmallCap Market. If such application is approved, DEI will become subject to the restriction on business combinations in the DGCL.

DISSENTERS' APPRAISAL RIGHTS

         The VSCA and DGCL contain provisions entitling dissenting holders of shares of a corporation who comply with certain procedures to receive payment of the "fair value" of their shares in connection with certain transactions. Significant differences between the dissenters' appraisal rights provisions contained in the VSCA and those contained in the DGCL include the following: (i) dissenters' rights under the VSCA are available in connection with the disposition of all or substantially all of a corporation's property, while appraisal rights under the DGCL are not available with respect to dispositions of a corporation's assets unless the corporation's certificate of incorporation grants such rights (DEI's certificate of incorporation contains no such provision); (ii) the VSCA provides for dissenters' rights in the event of the consummation of a statutory share exchange (defined as an acquisition by a corporation of all of the outstanding shares of one or more classes or series of another corporation) where a corporation's shares are to be acquired and such corporation's shareholders are entitled to vote thereon, while the DGCL contains no provisions permitting statutory share exchanges; and (iii) the DGCL permits the exercise of appraisal rights only by stockholders of record of a corporation, while the VSCA allows the assertion of dissenters' rights by beneficial owners of shares with the consent of the holder of record of such shares.

STOCKHOLDER ACTIONS

         Under the DGCL, special meetings of stockholders may be called by the board of directors or by any such persons authorized by a corporation's certificate of incorporation or bylaws. DEI's bylaws provide that a special meeting shall be called at the request of a majority of the shares of DEI Common Stock and may be called at any time by DEI's president. The VSCA provision is similar to that contained in the DGCL except that it specifies that either a corporation's president or its chairman of the board, in addition to its board of directors, may call a special meeting of stockholders. STR's bylaws provide that a special meeting shall be called at the request of the holders of 10% of the outstanding shares of STR Common Stock.

         Pursuant to Section 228 of the DGCL, any action required to be taken by the stockholders at any annual or special meeting of such stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Under the VSCA, stockholders may take action for which a stockholder vote is required by unanimous written consent. The consents must be delivered to the corporation's secretary. Any unanimous consent has the same effect as a unanimous vote.

         Pursuant to the DGCL, approval of holders of a majority of a corporation's shares is required for amendments to the corporation's certificate of incorporation and for certain other corporate transactions, such as mergers, consolidations and sales of assets. The VSCA provides that such actions may be taken only with the approval of holders of more than two-thirds of a corporation's shares unless the corporation's articles of incorporation provide for a greater or less (but not less than a majority) vote and except that certain amendments to a corporation's articles of incorporation may be adopted without shareholder action, including changing each authorized issued and unissued share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding.

CONFLICT OF INTEREST TRANSACTIONS WITH DIRECTORS

         The DGCL and the VSCA contain provisions which shift to the holders of shares of a corporation the burden of proving that the directors have breached their fiduciary duty to the corporation by authorizing corporate transactions in which a director has an interest if the transaction is approved in a specified manner.

         The DGCL provides that no contract or transaction between one or more of its directors or officers or any organization in which any of them has a financial interest is void or voidable solely because the director or officer participates in the meeting of the board or committee at which the contract or transaction is authorized or solely because his votes are counted for such purpose if the contract or transaction is fair to the corporation or if the material facts as to his relationship or interest and as to the contract or transaction are disclosed or known (i) to the board of directors and the contract or transactions is authorized by a majority of the disinterested directors or (ii) to the stockholders and the contract or transaction is specifically approved by a vote of the stockholders.

         The VSCA provision is similar to that contained in the DGCL, except that the ability to void a transaction solely due to a director's interest may not be eliminated by a vote of a single disinterested director and any such elimination by a vote of shareholders must be approved by a majority of the disinterested shareholders, thus preventing the possibility that an interested director who is also a significant shareholder could cause shareholder approval of the transaction by voting his shares in favor thereof.

INDEMNIFICATION

         The DGCL and the VSCA have similar provisions and limitations regarding indemnification by a corporation of its directors and officers, except that the VSCA does not permit indemnification in connection with any proceedings in which a director or officer was adjudged liable on the basis that personal benefit was improperly received by him. In addition, Delaware and Virginia corporations may provide broader indemnification than that set forth in the DGCL and the VSCA, respectively, except that Virginia corporations may not indemnify directors or officers against willful misconduct or a knowing violation of criminal law.

LIABILITY OF DIRECTORS

         Both the DGCL and the VSCA authorize a corporation to include in its charter provisions limiting the liability of directors to the corporation or the holders of its shares. The VSCA also authorizes a corporation to include in its charter a provision limiting the liability of officers to the corporation or the holders of its shares. DEI has adopted provisions which eliminate the liability of directors to the full extent permitted under the DGCL. STR has not adopted any provisions limiting the liability of directors or officers to the company or its stockholders. The DGCL does not permit elimination of liability (i) for any breach of the director's duty of loyalty to DEI or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transactions from which the director derives an improper personal benefit. The VSCA does not permit elimination of liability for willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

                                 LEGAL MATTERS

         The legality of the shares of DEI Common Stock to be issued in connection with the Merger will be passed upon for DEI by Dykema Gossett PLLC, Detroit, Michigan.

                                    EXPERTS

         The consolidated financial statements of DEI and its subsidiaries included in this Joint Proxy Statement/Prospectus as of July 31, 1997 and 1996 and for the three years ended July 31, 1995, 1996 and 1997 have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to DEI's ability to continue as a going concern), and have been so included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of STR included herein as of September 30, 1997 and for the year ended September 30, 1997 have been audited by Coopers & Lybrand L.L.P, independent accountants, as set forth in their report thereon and included herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of STR included herein as of September 30, 1995 and 1996 and for the years ended September 30, 1995 and 1996 have been audited by Ross, Langan & McKendree LLP, independent accountants, as set forth in their report thereon and included herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          ACCOUNTANTS' REPRESENTATIVES

         Deloitte & Touche LLP was DEI's independent auditor for fiscal 1997. Deloitte & Touche LLP served as DEI's independent auditor since fiscal 1991. A representative of Deloitte & Touche LLP will be at the DEI Annual

Meeting to answer questions from stockholders and to make a statement if the representative desires. No accountant has been chosen for fiscal 1998 due to the expected change in a majority of the DEI Board of Directors in connection with the Merger.

              STOCKHOLDER PROPOSALS FOR DEI'S 1998 ANNUAL MEETING

         The Annual Meeting of holders of shares of DEI Common Stock following the end of fiscal 1998 is expected to be held on or about March 1, 1999. Stockholder proposals intended to be presented at the such Annual Meeting of Stockholders must be received by DEI no later than October 1, 1998 if they are to be included in DEI's proxy statement relating to that meeting. Such proposals should be addressed to the Secretary at DEI's offices.

                          INDEX TO FINANCIAL STATEMENTS



DAEDALUS ENTERPRISES, INC. AUDITED FINANCIAL STATEMENTS

Report of Independent Auditors................................................................................. F-1
Consolidated Statements of Operations for the years ended July 31, 1997, 1996 and 1995......................... F-2
Consolidated Statements of Stockholders' Equity for the years ended
 July 31, 1997, 1996 and 1995...................................................................................F-2
Consolidated Balance Sheets as of July 31, 1997 and 1996........................................................F-4
Consolidated Statements of Cash Flows for the years ended July 31, 1997, 1996 and 1995..........................F-6
Notes to Financial Statements (July 31, 1997)...................................................................F-7

DAEDALUS ENTERPRISES, INC. UNAUDITED FINANCIAL STATEMENTS

Consolidated Condensed Statements of Operations for the three months ended October 31, 1997 and 1996 (Unaudited)...................................................................F-16
Consolidated Condensed Balance Sheets at October 31, 1997 (Unaudited)
 and July 31, 1997.............................................................................................F-17
Consolidated Condensed Statements of Cash Flows for the three months ended October 31, 1997 and 1996 (Unaudited)...................................................................F-18
Notes to Financial Statements (October 31, 1997).............................................................  F-19

S.T. RESEARCH CORPORATION FINANCIAL STATEMENTS

Report of Independent Accountants..............................................................................F-21
Balance Sheets at September 30, 1997 and December 31, 1997 (unaudited).........................................F-22
Statements of Income for the year ended September 30, 1997 and three months ended December 31, 1996 and 1997 (unaudited).....................................................F-24
Statements of Stockholders' Equity for the year ended September 30, 1997 and three months ended December 31, 1997......................................................................F-25
Statements of Cash Flows for the year ended September 30, 1997 and three months ended December 31, 1996 and 1997 (unaudited).....................................................F-26
Notes to Financial Statements..................................................................................F-28
Report of Independent Accountants..............................................................................F-39
Balance Sheets at September 30, 1996 and 1995..................................................................F-40
Statements of Income for the years ended September 30, 1996 and 1995...........................................F-42
Statements of Stockholders' Equity for the years ended September 30, 1996 and 1995.............................F-43
Statements of Cash Flows for the years ended September 30, 1996 and 1995.......................................F-44
Notes to Financial Statements..................................................................................F-45


INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
Daedalus Enterprises, Inc.
Ann Arbor, Michigan

We have audited the accompanying consolidated balance sheets of Daedalus Enterprises, Inc. and subsidiaries as of July 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Daedalus Enterprises, Inc. and subsidiaries at July 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note K, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note K. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Deloitte & Touche LLP
------------------------
Deloitte & Touche LLP
Ann Arbor, Michigan
September 23, 1997

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF OPERATIONS





                                                                         YEARS ENDED JULY 31
                                                             --------------------------------------

                                                             1997            1996            1995
                                                             ----            ----            ----
OPERATING REVENUE

    Standard Products                                     $ 2,199,756    $ 1,657,228    $ 2,339,540
    Product Development                                       788,580        429,558      1,278,257
                                                          -----------    -----------    -----------
                                                            2,988,336      2,086,786      3,617,797

    Other Income                                               13,122          3,437          6,574
                                                          -----------    -----------    -----------

                                                            3,001,458      2,090,223      3,624,371
COSTS AND EXPENSES

    Cost of revenue - standard products                     1,342,561      1,036,539      1,179,648
    Cost of revenue - product development                     629,357        395,107        839,159
    Research and development - Note G                         101,651        469,369        586,466
    Selling and administrative                                931,778        947,155      1,473,252
    Interest                                                   63,800         76,638         82,619
                                                          -----------    -----------    -----------

                                                            3,069,147      2,924,808      4,161,144

                    LOSS BEFORE INCOME TAXES                  (67,689)      (834,585)      (536,773)

PROVISION (CREDIT) FOR INCOME TAXES - Note E                   (3,546)       132,000       (175,000)
                                                          -----------    -----------    -----------

                                            NET LOSS      $   (64,143)   $  (966,585)   $  (361,773)
                                                          ===========    ===========    ===========

                   NET LOSS PER SHARE-BASIC - Note I      $     (0.12)   $     (1.85)   $     (0.70)
                                                          ===========    ===========    ===========
                   NET LOSS PER SHARE-DILUTED - Note I    $     (0.12)   $     (1.85)   $     (0.70)
                                                          ===========    ===========    ===========

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY





                                                                              ADDITIONAL
                                                            COMMON             PAID-IN           RETAINED
                                                            STOCK              CAPITAL           EARNINGS
                                                            ------           -----------        --------
STOCKHOLDERS' EQUITY

BALANCES AT JULY 31, 1994                                      $5,115          $1,104,145       $1,720,885

 Net loss                                                                                         (361,773)
 Stock issued pursuant to  employee stock plans - 3,380 shares     34               8,986
 Cash dividends - $.17 per share                                                                   (87,320)
                                                               ------          ----------       ----------

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES




BALANCES AT JULY 31, 1995                                        5,149           1,113,131       1,271,792

    Net loss                                                                                      (966,585)

    Stock issued pursuant to employee stock  plans -
     18,011 shares                                                 180              49,208
                                                             ---------        ------------     -----------

BALANCES AT JULY 31, 1996                                        5,329           1,162,339         305,207

    Net loss                                                                                       (64,143)

     Stock issued pursuant to employee stock  plans -
       1,100 shares                                                 11               2,361
                                                            ----------        ------------       ---------

BALANCES AT JULY 31, 1997                                       $5,340          $1,164,700        $241,064
                                                             =========         ===========       =========

See Notes to Consolidated Financial Statements

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS

                                                                        July 31,
                                                             ---------------------------
                                                                  1997            1996
                                                              -----------    -----------
ASSETS - Note D

CURRENT ASSETS

Cash and cash equivalents                                     $    39,068    $    56,768

    Accounts receivable, less allowance of $2,500  - Note B       239,703        259,079
    Unbilled accounts receivable - Note B                          28,500        546,024
    Inventories - Note A                                          601,462        640,213
    Other current assets                                           18,075          7,829
                                                              -----------    -----------

                               TOTAL CURRENT ASSETS               926,808      1,509,913
                                                              -----------    -----------

PROPERTY AND EQUIPMENT - Note A

     Land                                                         177,131        177,131
     Building                                                   1,433,898      1,433,898
     Machinery and equipment                                      831,767        817,640
     Special equipment                                            445,310        397,951
                                                              -----------    -----------

                                                                2,888,106      2,826,620

     Less accumulated depreciation                             (1,745,474)    (1,606,526)
                                                              -----------    -----------


                                                                1,142,632      1,220,094
                                                              -----------    -----------

OTHER ASSETS - Note C                                                 250         39,446

                                                              $ 2,069,690    $ 2,769,453
                                                              ===========    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

     Note payable to bank - Note D                            $         0    $   689,000
     Accounts payable                                             197,563        184,524
     Accrued compensation and related costs                       103,369         97,936
     Accrued commissions                                                0          1,129
     Customer deposits                                             57,142              0
     Reserve for product warranties                                30,000         30,500
     Other accrued liabilities                                     28,274         32,228
     Mortgage debt - Note D                                       242,238        261,261
                                                              -----------    -----------
                               TOTAL CURRENT LIABILITIES          658,586      1,296,578
                                                              -----------    -----------

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES



STOCKHOLDERS' EQUITY - Note F

  Common stock, $.01 par value
  Authorized - 2,000,000 shares
  Issued and outstanding - 534,024 shares (1996 - 532,924 shares)      5,340               5,329
Additional paid-in capital                                         1,164,700           1,162,339
Retained earnings                                                    241,064             305,207
                                                                  ----------          ----------
                                                                  $1,411,104          $1,472,875
                                                                  ----------          ----------
                                                                  $2,069,690          $2,769,453
                                                                  ==========          ==========

See Notes to Consolidated Financial Statements.

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                               Years Ended July 31,
                                                                       ----------------------------------
                                                                       1997            1996          1995
                                                                       ----            ----          ----

OPERATING ACTIVITIES
    Net loss                                                       $   (64,143)   $  (966,585)   $  (361,773)

    Adjustments to reconcile net income to net cash provided by operating activities

       Depreciation                                                    138,948        180,280        168,584
       Amortization of software                                         39,196         65,805         84,942
       Provision (credit) for deferred income taxes                          0        128,000       (135,000)
       Net book value of special equipment sold                        149,842        152,451              0
       Loss on disposal of property and equipment                            0              0          2,553
       Decrease (increase) in accounts receivable                      536,900        596,881       (627,429)
       Decrease (increase) in inventories                               38,751         (4,672)       476,096
       Decrease in income taxes receivable                                   0              0        223,946
       Decrease (increase) in deposits and  other assets               (10,246)       165,473       (133,392)
       Increase (decrease) in accounts payable and
         accrued liabilities                                            12,889       (259,768)        44,031
       Increase (decrease) in customer deposits                         57,142         (9,652)      (146,447)
                                                                   -----------    -----------    -----------
                  CASH PROVIDED BY (USED IN)
                  OPERATING ACTIVITIES                                 899,279         48,213       (403,889)

INVESTING ACTIVITIES

     Purchase of property and equipment                               (211,328)      (143,283)      (134,844)
                                                                   -----------    -----------    -----------
           CASH USED IN INVESTING ACTIVITIES                          (211,328)      (143,283)      (134,844)

FINANCING ACTIVITIES

     Proceeds from line of credit                                    1,758,000      1,967,749      2,572,000
     Principal payments on line of credit                           (2,447,000)    (1,920,749)    (2,055,000)
     Payments on mortgage debt                                         (19,023)       (21,347)       (32,671)
     Proceeds of stock issued pursuant to warrants,
        stock options and Stock Purchase Plan                            2,372         49,388          9,020
     Dividends paid                                                          0              0        (40,977)
                                                                   -----------    -----------    -----------
                       CASH PROVIDED BY (USED IN)
                       FINANCING ACTIVITIES                           (705,651)        75,041        452,372
                                                                   -----------    -----------    -----------

Decrease in cash                                                       (17,700)       (20,029)       (86,361)

Cash and cash equivalents at beginning of year                          56,768         76,797        163,158
                                                                   -----------    -----------    -----------
                           CASH AND CASH EQUIVALENTS
                           AT END OF YEAR                          $    39,068    $    56,768    $    76,797
                                                                   ===========    ===========    ===========

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by Daedalus Enterprises, Inc. ("DEI") in preparation of the consolidated financial statements is set forth below. Certain reclassifications were made to the July 31, 1996 financial statements to conform with the classification used in the July 31, 1997 financial statements.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of DEI and its wholly owned subsidiaries. Upon consolidation, all intercompany accounts, transactions, and profits are eliminated.

REVENUE RECOGNITION. Revenue on major contracts is recognized using the percentage-of-completion method based upon the cost incurred as a percentage of the total estimated cost, whereby revenue and related costs are recognized throughout the performance period of the contract. If estimated total costs on any contract indicate a loss, the entire amount of the estimated loss is recognized immediately.

Contract research revenue from U.S. Government agencies (see Note J) generally provides for reimbursement of costs plus fees. Revenue, fees and profits on such contracts are recognized as costs are incurred. Reimbursable contract costs (including overhead and general and administrative expenses) are subject to audit and adjustment by negotiation between DEI and U.S. Government representatives. Revenue under these contracts is recorded at amounts that are expected to be realized upon the final settlement with any adjustments to revenue reflected in the year of settlement. Some development contracts involve cost-sharing by DEI. DEI recognizes its share of these costs, which are classified as research and development expense, as incurred.

CASH AND CASH EQUIVALENTS. DEI considers all highly liquid securities purchased with an original maturity date of three months or less to be cash equivalents.

INVENTORIES. Inventories, principally work-in-process and purchased parts, are stated at the lower of first-in, first-out cost or market. Inventory at July 31, 1997 and 1996 included work-in-process of approximately $115,000 and $104,000, respectively, with the remainder consisting of raw materials and subassemblies.

PROPERTY AND EQUIPMENT. Property and equipment is stated at cost and depreciated over the useful life by the straight-line method. Special equipment includes construction-in-progress, relating to a multispectral scanner system, in the amount of approximately $158,000 and $119,000 at July 31, 1997 and July 31, 1996, respectively.

Special equipment consists of equipment manufactured by DEI and includes direct manufacturing costs and overhead. Such equipment which is used in manufacturing or research activities of DEI is normally made available for sale by DEI. Therefore, revenue from the sale of such equipment, if any, is included in revenue and the depreciated cost is included in cost of revenue. During the fiscal years ended July 31, 1997 and July 31, 1996, DEI sold one such system in each year with a cost of approximately $150,000 and $152,000, respectively.

CAPITALIZED SOFTWARE. Capitalized software costs consist of costs incurred for internally developed software to be sold as part of standard products or used in customer-funded product development contracts. Capitalization begins upon the establishment of technological feasibility. The ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, anticipated future gross revenue, estimated economic life, and changes in hardware and software technology.

Capitalized software is amortized on a product-by-product basis over the related sales on a per-unit basis with minimum amortization based on the straight-line method over an estimated five year useful life.

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


NEW FINANCIAL ACCOUNTING STANDARDS. DEI has not completed the process of evaluating the impact that will result from adopting Statement of Financial Accounting Standards ("SFAS") No. 130 "Comprehensive Income" ("No. 130") and No. 131 "Disclosures About Segments of an Enterprise and Related Information" ("No. 131"). SFAS No. 130 and No. 131 are effective for fiscal years beginning after December 15, 1997. DEI is, therefore, unable to determine the impact that adopting No. 130 and No. 131 will have on its financial statements when such statements are adopted.

The Financial Accountings Standards Board has issued SFAS No. 128 "Earnings Per Share," which became effective for financial statements issued after December 15, 1997. The statement requires companies to present earnings per share on the face of the statement of operations in two categories called "Basic" and "Diluted" and requires restatement of all periods presented. DEI adopted SFAS No. 128 during the first quarter of 1998.

NOTE B - ACCOUNTS RECEIVABLE

At July 31, 1997 and 1996, respectively, accounts receivable included approximately $6,000 in each year from agencies of the United States federal government that will be paid upon the completion and audit of the cost plus fixed-fee contracts between DEI and the government agencies.

Unbilled accounts receivable represent revenue recognized using the percentage-of-completion method, which are not yet billable under the terms of the contract. These amounts become billable based on contract terms either upon shipment of the items, presentation of invoices, or completion of the contract. The cost of such revenue is determined generally by separate job cost accounts and involves no deferral of costs.

To prevent foreign currency transaction losses, international sales are contracted in U.S. dollars and large standard product contracts are generally secured by irrevocable letters of credit. DEI also receives substantial deposits on large sales to international customers.

NOTE C - CAPITALIZED SOFTWARE

There was no unamortized software at July 31, 1997. Other assets include approximately $39,000 of unamortized software at July 31, 1996. No software was capitalized in fiscal years 1997 and 1996.

NOTE D - NOTE PAYABLE AND LONG-TERM DEBT

On July 31, 1997, DEI had a $1,550,000 line of credit, with availability subject to a formula, bearing interest at one and one-half percent above the lending bank's prime rate (effective rate of 10%). The formula permits borrowing up to $950,000 based on the value of the real estate, with the remaining available borrowings based on 50% of the value of certain receivables specified in the line of credit agreement. As of July 31, 1997, total availability was approximately $1,000,000 pursuant to the formula. DEI had an outstanding balance of zero under this line of credit agreement at July 31, 1997 with $59,000 of the line of credit reserved for a standby letter of credit. This compares to a balance of $689,000 (effective rate of 9.75%) under the prior line of credit agreement and an additional $258,000 reserved for a standby letter of credit at July 31, 1996.

DEI had a maximum balance outstanding of $689,000 and $747,000 during fiscal 1997 and 1996, respectively. The average outstanding balance and interest rate in fiscal 1997 and 1996 was $385,505 and 9.69% and $480,186 and 9.75%,
respectively.

DEI has a mortgage with a balance of $242,238 and $261,261 as of July 31, 1997 and 1996, respectively, bearing interest at one and one-half percent over prime (effective rate of 10% and 9.75% at July 31, 1997 and 1996, respectively). Monthly payments on the mortgage are $3,685 for both interest and principal with the mortgage being due on November 1, 2000. DEI has classified its total mortgage liability as current as the mortgage agreement is cross-collateralized and cross-defaulted with the line of credit which is a secured master demand note.

Aggregate annual maturities of long-term debt based on the refinanced mortgage interest rate of 10% are as follows:

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES

              Fiscal Year                Maturity
              -----------                --------
                  1998                    20,934
                  1999                    23,125
                  2000                    25,547
                  2001                   172,632
                                         -------
                                         242,238
                                         =======

Interest paid on all debt was approximately $64,000, $77,000 and $83,000 in fiscal 1997, 1996 and 1995, respectively.

NOTE E - INCOME TAXES

The credit for income taxes in fiscal 1997 results primarily from a prior year refund related to a Foreign Sales Corporation. DEI has limited its recognition of income tax benefit due to the uncertainty of realizing the net operating loss carryforward. Provision (credit) for income taxes is made up of the following components:

                                         1997         1996         1995
                                         ----         ----         ----

Current                               $  (3,500)   $   4,000   $ (40,000)

Deferred:

     Tax provision (benefit)                  0      128,000    (135,000)
                                      ---------    ---------   ---------
PROVISION (CREDIT) FOR INCOME TAXES   $  (3,500)   $ 132,000   $(175,000)
                                      =========    =========   =========

A reconciliation of the provision (credit) for income taxes and the amount computed by applying the statutory federal income tax rates to earnings is as follows:

                                                              1997        1996        1995
                                                              ----        ----        ----

Federal income tax on earnings  at statutory rates (35%
  in 1997, 1996 and 1995)                                 $ (24,000)   $(292,000)   $(188,000)

Effect of federal tax rate difference as the result of
  surtax exemptions                                               0            0        6,000

Foreign Sales Corporation tax (benefit)                           0       (2,000)     (10,000)

Other                                                        20,500      426,000       17,000
                                                          ---------    ---------    ---------

PROVISION (CREDIT) FOR INCOME TAXES                       $  (3,500)   $ 132,000    $(175,000)
                                                          =========    =========    =========


No federal corporate tax payments were made in fiscal years 1997, 1996 and 1995.

The temporary differences that give rise to deferred tax assets and liabilities at July 31, 1997 and 1996 are as follows:

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES



                         DEFERRED TAX ASSET (LIABILITY)



                                         1997                        1996
                                         ----                        ----
                                        SHORT-         LONG-      SHORT-        LONG-
                                         TERM          TERM        TERM         TERM
                                        ------         -----      ------       ------
Net operating loss carryforward                       $385,000                   $379,000

Accrued  personal leave                   $14,300                   $14,000

Inventory reserve                          24,700                    32,000

Warranty reserve                            8,700                     8,900

Capitalized software                                                (11,000)

Depreciation                                           (26,000)                   (34,000)

Valuation allowance                       (50,000)    (359,000)     (47,000)     (345,000)

Other                                       2,300                     3,100
                                        ---------    ---------    ---------     ---------

                                      $         0     $      0    $       0     $       0
                                      ===========    =========    =========     =========


For the current fiscal year, DEI has limited the recognition of income tax benefit for its current operating losses due to cumulative losses realized in recent years. DEI recorded a valuation allowance of $409,000 as of July 31,1997 and $392,000 as of July 31, 1996. The increase in the valuation allowance during fiscal 1997 and 1996 was $17,000 and $392,000, respectively. At July 31, 1997, DEI had approximately $1,328,000 of net operating loss carryforward for tax purposes as follows:

                   Expiration Date   Net Operating Loss
                   -------------------------------------
                          2009               $42,000
                          2010               506,000
                          2011               775,000
                          2012                 5,000
                                          ----------
                                          $1,328,000
                                          ==========

NOTE  F - STOCK OPTIONS AND STOCK PURCHASE PLANS

DEI reserved 100,000 shares of common stock for sale to eligible employees through payroll deductions over six-month periods pursuant to the 1983 Employee Stock Purchase Plan (the "Purchase Plan"). The purchase price is the lower of 90% of the fair market value of the stock on the first or last day of the purchase period. Under the Purchase Plan, 1,100, 1,011, and 3,079 shares were issued during fiscal 1997, 1996 and 1995 at an average price of $2.16, $2.36 and $3.56 per share, respectively. At July 31, 1997 and 1996, there were 65,568 and 66,918 shares, respectively, available for future purchase.

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


DEI has an incentive stock option plan established in 1983 and a long-term incentive plan and a non-employee director stock option plan established in 1995 (collectively the "Plans"). The long-term incentive plan provides for the granting of options, restricted stock and/or performance awards to key employees and the non-employee director plan provides for the granting of options to outside members of the board of directors to purchase common stock of DEI at the fair value at the date of the grant. There are 64,000 and 21,000 shares of common stock reserved under the 1995 long-term incentive plan and the 1995 non-employee director stock option plan, respectively. There are 28,000 exercisable options outstanding and 3,000 stock appreciation rights outstanding under the 1983 incentive stock option plan; however, no additional options can be granted under this plan. Options granted pursuant to the Plans are generally exercisable ratably over a two to five year period and expire after ten years.





Transactions under the Plans during fiscal years 1997, 1996 and 1995 were as follows:



                                                                                          WEIGHTED
                                                                                          AVERAGE
                                                    NUMBER            OPTION              OPTION
                                                  OF SHARES           PRICE                PRICE
                                                  ---------           ------              --------
Outstanding July 31, 1994                           71,250         $2.75 - $7.00           $4.18
Options granted to non-employee directors           12,000             $3.94               $3.94
Options exercised                                     (950)            $3.00               $3.00
Options canceled                                    (5,100)         $3.00 - $6.75           $4.10
                                                   --------        -------------           -----

Outstanding July 31, 1995                           77,200         $2.75 - $7.00           $4.16

Options granted to employees                        15,000             $2.75               $2.75

Options exercised                                  (17,000)            $2.75               $2.75

Options canceled                                    (9,100)        $2.75 - $6.75           $4.64
                                                   -------         -------------           -----
Outstanding July 31, 1996                           66,100         $2.75 - $7.00           $3.60

Options granted to employees                        16,850             $2.25               $2.25

Options canceled in connection with SARs           (11,850)        $5.00 - $7.00           $6.63

Options canceled                                    (3,750)        $2.75 - $3.94           $3.70
                                                   --------        -------------           -----
Outstanding July 31, 1997                           67,350         $2.75 - $4.00           $3.25
                                                   ========        =============           =====


Of the outstanding options at July 31, 1997 and 1996, 54,425 and 52,350 are exercisable, respectively. Of the 67,350 shares covered by outstanding options at July 31, 1997, 3,000 were accompanied by stock appreciation rights. In addition to options granted under the Plans, non-qualified options to purchase 40,000 shares have been issued to two officers of DEI at $2.25 per share which expire on December 10, 2006, options to purchase 3,000 shares have been issued to the corporate secretary at $2.25 per share which expire on December 10, 2006 and

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES



options to purchase 2,000 shares have been issued to an employee at $4.00 per share which expire on September 1, 1999.

Total shares of common stock reserved pursuant to the Purchase Plan, the Plans and the non-qualified options were 224,118.

The weighted average estimated fair value of options granted during fiscal 1997 and 1996 was $1.03 and $1.49 per share, respectively. DEI applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its granted options. Accordingly, no compensation cost has been recognized for its granted options. Had compensation cost for DEI's granted options been determined based on the fair value at the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," DEI's net loss and loss per common share for the year ended July 31, 1997 would have been increased to the pro forma amounts indicated below:




                                                    1997              1996
                                                    ----              ----
Net loss to common shareholders
As reported                                      $  64,143         $966,585

Pro forma                                         $106,175         $977,768

Net loss per share

As reported                                          $0.12            $1.85

Pro forma                                            $0.20            $1.87

The fair value of options granted by DEI during 1997 and 1996 were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: no dividend yield, expected volatility of 51.1% and 83.3%, risk free rate of 6.23% and 5.78% and expected lives of five and ten years.

NOTE G- CUSTOMER-FUNDED PRODUCT DEVELOPMENT

DEI is engaged in customer-funded product development projects in which DEI shares a portion of the cost of developing the technology and retains all rights to the technology. DEI earned product development revenue of approximately $789,000, $430,000, and $1,278,000 while incurring related cost of revenue of approximately $661,000, $395,000, and $839,000 in fiscal years 1997, 1996 and
1995, respectively. In addition to these costs of revenue, DEI performed internal research and development of approximately $26,000 and $74,000 related to the customer- funded product development projects in fiscal years ended July 31, 1996 and July 31, 1995, respectively. There was no internal research and development performed in support of customer-funded product development projects in fiscal year 1997.

NOTE H - PENSION PLAN

DEI has a qualified defined contribution plan ("Pension Plan") and a 401(k) employee savings plan ("Savings Plan") covering all employees meeting age and length of service requirements. The Pension Plan provides only for

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


Company contributions of 10% of the active participants' eligible wages. Pension expense, which is funded quarterly, was $99,000, $96,000 and $135,000 in 1997, 1996 and 1995, respectively. The Savings Plan requires no Company contributions; however, DEI may make contributions at the discretion of the Board of Directors. No contributions were made to the Savings Plan during fiscal years 1997, 1996 or 1995. DEI has no other postretirement benefits.

NOTE I - EARNINGS PER SHARE

DEI uses the treasury stock method to calculate diluted earnings per share. No adjustment was made to either the net loss or the number of shares outstanding for common stock equivalents in calculating earnings per share for fiscal 1997, 1996, and 1995 as such adjustments would have been antidilutive.

Weighted average number of shares outstanding and earnings per share for the three years ended July 31 are computed as follows:






                                                       1997         1996           1995
                                                       ----         ----           ----

Weighted average number of shares  outstanding       533,464        522,597       513,287

Additional shares using the treasury
   stock method                                            0              0             0
                                                   ---------  ------------- -------------


          AVERAGE NUMBER OF SHARES

       OUTSTANDING AND EQUIVALENTS                   533,464        522,597       513,287
                                                   =========       ========      ========

Net loss                                            $(64,143)     $(966,585)    $(361,773)
                                                   =========     ==========    ==========

                    LOSS PER SHARE                    $(0.12)        $(1.85)       $(0.70)
                                                   =========  =============   ===========

NOTE J - SEGMENT INFORMATION

DEI manufactures products for, and performs development projects in, the field broadly described as "remote sensing". Remote sensing is defined as the detection or measurement of various physical parameters of an object or system without direct contact with the object or system being observed. The principal products manufactured by DEI are airborne imaging systems which are installed in aircraft for acquisition of data on environmental parameters. A principal application of DEI'S remote sensing products has been the measurement of environmental parameters in support of pollution control programs and environmental impact studies.

DEI is also engaged in customer-funded projects for the development of advanced systems in the remote sensing field. Some of these projects lead to the incorporation of newly developed technology into the standard product line. These two portions of the business are conducted by the same pool of personnel using the same operating space and equipment and constitute a single industry segmant.

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES



The following table sets forth information with respect to domestic and international sales of DEI's products and services:

                                   1997           1996           1995
                                   ----           ----           ----
International
     Government agencies

          Asia                   $1,145,330             $0             $0

          Europe                    125,668        540,173      2,255,232

          Other                           0              0         43,299
                                 ----------     ----------     ----------

                                  1,270,998        540,173      2,298,531

          Industry                   61,255        836,147          7,377
                                 ----------     ----------     ----------

                                 $1,332,253     $1,376,320     $2,305,908
                                 ==========     ==========     ==========


Domestic

     U.S. Government agencies    $1,625,433     $  617,842     $1,228,389

     Other                           30,650         92,624         83,500
                                 ----------     ----------     ----------


                                  1,656,083        710,466      1,311,889
                                 ----------     ----------     ----------
                                 $2,988,336     $2,086,786     $3,617,797
                                 ==========     ==========     ==========

DEI's revenue each year is derived from a small number of high dollar value equipment sales and contracts with a relatively small number of customers. These customers change from year-to-year and no single customer has generated a majority of DEI's revenue during any consecutive years. Sales to major customers in each of the three years ended July 31, 1997 are as follows:

                                                FISCAL YEAR ENDED
                                                     JULY 31,
                                           ----------------------


    CUSTOMER  DESCRIPTION                   1997         1996          1995
                                            (000)        (000)         (000)
                                            -----        -----         -----
Asian standard product customer            1,144          562              0

European standard product customer             0          436          1,152

European standard product customer             0          186            917

European product development customer          0            0             90


                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


U.S. Government                            1,625           618         1,228

NOTE K - GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended July 31, 1997, 1996 and 1995, DEI incurred losses of $64,143, $966,585 and $361,773, respectively, and has classified all of its debt as current for the years ended July 31, 1997 and 1996. These factors among others may indicate that DEI will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should DEI be unable to continue as a going concern. As described in Note D, since DEI's debt facility is in the form of a secured master demand note, DEI has classified the balance of its mortgage debt ($221,000 related to its mortgage) as a current liability. DEI's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its financing agreement, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability. DEI is also actively pursuing additional equity financing through discussions with potential customers possessing related technological and/or marketing capabilities that can help it develop the new markets for its facility management information technology.

DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                                                Three Months Ended
                                                                    October 31,
                                                              1997              1996
                                                              ----              ----
OPERATING REVENUE
     Standard products                                      $356,588         $586,746
     Product development                                     113,589          256,331
                                                            --------         --------
                                                             470,177          843,077
     Other Income                                             13,492            2,740
                                                            --------         --------
                                                             483,669          845,817
COST AND EXPENSES
     Cost of revenue - standard products                     218,619          307,455
     Cost of revenue - product development                   136,958          213,808
     Research and development                                  9,855           29,128
     Selling and administrative                              204,333          256,949
     Interest                                                 10,507           15,618
                                                            ---------        --------
                                                             580,272          822,958
         NET EARNINGS (LOSS) BEFORE INCOME TAXES             (96,603)          22,859
                CREDIT FOR INCOME TAXES - NOTE C                   0                0
                            NET EARNINGS ( LOSS)            $(96,603)        $ 22,859

                   NET EARNINGS (LOSS) PER SHARE-BASIC        $(0.18)           $0.04
                   NET EARNINGS (LOSS) PER SHARE-DILUTED      $(0.18)           $0.04

The accompanying notes are an integral part of these condensed financial statements.

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                    October 31,            July 31,
                                                                       1997                  1997
                                                                       ----                  ----
                                                                    (unaudited)
ASSETS - Note D

CURRENT ASSETS
   Cash and cash equivalents                                      $      7,293            $    39,068
   Accounts receivable, less allowance of $2,500                       137,279                239,703
   Unbilled accounts receivable                                        225,117                 28,500
   Inventories - Note B                                                575,842                601,462
   Other current assets                                                 19,151                 18,075
                                                                  ------------            -----------
                TOTAL CURRENT ASSETS                                   964,682                926,808

PROPERTY AND EQUIPMENT
   Land                                                                177,131                177,131
   Building                                                          1,433,898              1,433,898
   Machinery and equipment                                             841,766                831,767
   Special equipment                                                   464,921                445,310
                                                                  -------------           -----------
                                                                     2,917,716              2,888,106
   Less accumulated depreciation                                    (1,774,447)            (1,745,474)
                                                                  ------------            -----------
                                                                     1,143,269              1,142,632
OTHER ASSETS                                                               250                    250

                                                                  $  2,108,201            $ 2,069,690
                                                                  ============            ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Note payable to bank - Note D                                  $    310,000            $         0
   Accounts payable                                                     71,233                197,563
   Accrued compensation and related costs                               76,817                103,369
   Customer deposits                                                    33,300                 57,142
   Reserve for product warranties                                       30,000                 30,000
   Other accrued liabilities                                            33,935                 28,274
   Mortgage debt - Note D                                              237,332                242,238
                                                                  ------------            -----------
                TOTAL CURRENT LIABILITIES                              792,617                658,586
STOCKHOLDERS' EQUITY
   Common stock $.01 par value
      Authorized--2,000,000 shares                                      5,346                   5,340
      Issued and outstanding--534,574 shares
                        (July 31, 1997--534,024 shares)
   Additional paid-in capital                                       1,165,778               1,164,700
   Retained earnings                                                  144,460                 241,064
                                                                  -----------             -----------
                                                                    1,315,584               1,411,104
                                                                  -----------             -----------
                                                                  $ 2,108,201             $ 2,069,690
                                                                  ===========             ===========

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                         Three Months Ended
                                                                             October 31,
                                                                        1997             1996
                                                                        ----             ----
OPERATING ACTIVITIES
   Net earnings (loss)                                               $    (96,603)     $   22,859
   Adjustments to reconcile net income to net cash provided by operating activities
       Depreciation                                                        28,973          34,363
       Amortization of software                                                 0          14,594
       Net book value of special equipment sold                                 0         138,726
       Decrease (increase) in accounts receivable                         (94,193)        181,153
       Decrease in inventory                                               25,620          69,928
       Increase in other assets                                            (1,076)         (1,347)
       Increase (decrease) in accounts payable and accrued expenses      (147,222)          3,118
       Decrease in customer deposits                                      (23,842)              0
                                                                     ------------      ----------
                CASH PROVIDED (USED) BY OPERATING ACTIVITIES             (308,343)        463,394

INVESTING ACTIVITIES
   Purchase of property and equipment                                     (29,610)       (109,859)
                                                                     ------------      ----------
                           CASH USED IN INVESTING ACTIVITIES
                                                                          (29,610)       (109,859)

FINANCING ACTIVITIES
   Proceeds from revolving line of credit                                 555,000         332,000
   Payments on revolving line of credit                                  (245,000)       (679,000)
   Payments on long-term debt                                              (4,906)         (4,583)
   Proceeds of stock issued pursuant to stock option and
     stock purchase plan                                                    1,084             708
                                                                     ------------      ----------
                CASH PROVIDED (USED) IN FINANCING ACTIVITIES              306,178        (350,875)

INCREASE (DECREASE) IN CASH                                               (31,775)          2,660
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                             39,068          56,768
                                                                     ------------      ----------
                 CASH AND CASH EQUIVALENTS AT END OF QUARTER         $       7,293     $   59,428
                                                                     =============     ==========

The accompanying notes are an integral part of these condensed financial statements.

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OCTOBER 31, 1997

NOTE A -  BASIS OF PRESENTATION

The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results of operations, financial position and cash flows for the periods presented. The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information necessary to be in conformity with generally accepted accounting principles.

Reference is made to the Notes to Consolidated Financial Statements in the Annual Report to Stockholders for the year ended July 31, 1997.

The results of operations for the three months ended October 31, 1997 are not necessarily indicative of the results to be expected for the full year.

NOTE B -INVENTORY

Inventory includes work-in-process of approximately $90,000 and $115,000 as of October 31, 1997 and July 31, 1997, respectively. The remaining inventory consists of parts and subassemblies, both purchased and manufactured, that can be used in the manufacturing process or sold as spare parts.

NOTE C - INCOME TAXES

DEI estimates its provision for income taxes using its estimated annual effective rate. DEI has limited the recognition of income tax benefit for its net operating loss carryforwards due to cumulative losses realized in recent years. The valuation allowance for deferred taxes is $437,000 at October 31, 1997 and $409,000 at July 31, 1997.

NOTE D - REVOLVING CREDIT

On October 31, 1997, DEI had a $1,550,000 line of credit with a bank, with availability subject to a formula, bearing interest at one and one-half percent above the bank's prime rate (effective rate of 10%). The formula is $950,000 based on the value of the real estate, with the remaining available borrowings based on 50% of the value of certain receivables specified in the line of credit agreement. As of October 31, 1997, total remaining availability was $581,000 based on the formula. The outstanding balance under this line of credit agreement was approximately $310,000 at October 31, 1997, with $59,000 of the line of credit agreement reserved for a standby letter of credit. This compares to an outstanding balance of zero (effective rate of 10%) at July 31, 1997 with an additional $59,000 reserved for a standby letter of credit.

DEI has classified its total mortgage liability as current because the mortgage agreement is cross-collateralized and cross-defaulted with the line of credit, which is a secured master demand note.

NOTE F - EARNINGS PER SHARE

The computation of net earnings per share is based on the weighted average number of shares of common stock outstanding during the three month periods ended October 31, 1997 and 1996. The weighted average number of shares used in the computation was 534,391 and 533,124 for the three months ended October 31, 1997 and 1996, respectively, all of which were issued and outstanding. No adjustments were made to either net earnings (loss) or the number of shares outstanding in calculating earnings (loss) per share as such adjustments would have been antidilutive.

                 DAEDALUS ENTERPRISES, INC. AND SUBSIDIARIES



NOTE G - SUBSEQUENT EVENT

DEI announced an agreement in principle to enter into a merger agreement (the "Merger") with S. T. Research Corporation ("STR"), a Virginia corporation, on November 11, 1997. Under the agreement, each of the outstanding shares of STR
would be exchanged for   newly issued shares of DEI's common stock and STR
would become a wholly owned subsidiary of DEI. STR is a supplier of technology-driven solutions for communications and radar intercept equipment to the U. S. government (its principal customer) and a major supplier of threat warning systems to the surface and subsurface community. STR had revenues of approximately $24 million during its last fiscal year, and total assets of approximately $10.7 million and working capital of approximately $1.5 million at September 30, 1997. The Merger is expected to close in the first quarter of calendar 1998 and will be subject to the negotiation and execution of a definitive merger agreement and the satisfaction of various conditions, including the approval of the Merger by the shareholders of STR and approval by DEI's stockholders of an amendment to its Certificate of Incorporation to permit the issuance of shares pursuant to the Merger.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
S.T. Research Corporation:



We have audited the accompanying balance sheet of S.T. Research Corporation (the Company) as of September 30, 1997 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of S.T. Research Corporation as of September 30, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania
December 22, 1997, except for
  Note 16, as to which the date is
  January 30, 1998

                          S.T. RESEARCH CORPORATION

                                BALANCE SHEETS


                                    ASSETS

                                                           September 30,            December 31,
                                                              1997                      1997
                                                              ----                      ----
                                                                                      (unaudited)
CURRENT ASSETS
   Cash and cash equivalents                                $   140,438             $   119,524
   Accounts receivable                                        2,915,548               4,045,201
   Unbilled contract costs, net (Note 3)                      6,197,676               5,374,597
   Inventories (Note 5)                                         110,902                 203,311
   Deferred tax assets (Note 8)                                 264,451                 226,737
   Other current assets                                         107,572                 174,553
   Prepaid income taxes                                          75,438                 155,152
                                                            -----------             -----------

         Total current assets                                 9,812,025              10,299,075

PROPERTY AND EQUIPMENT (Note 6)                                 932,302                 875,532

OTHER ASSETS                                                     60,137                  83,975
                                                            -----------             -----------

TOTAL ASSETS                                                $10,804,464             $11,258,582
                                                            ===========             ===========



The accompanying notes are an integral part of these financial statements.

                          S.T. RESEARCH CORPORATION

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                              September 30,         December 31,
                                                                  1997                  1997
                                                                  ----                  ----
                                                                                     (unaudited)
CURRENT LIABILITIES
   Note payable - line of credit (Note 7)                       $ 3,911,091         $ 4,208,614
   Accounts payable                                               2,880,022           3,038,408
   Accrued salaries, benefits, and related expenses               1,213,392           1,370,998
   Other accrued expenses                                           174,073             112,225
   Capital leases (Note 12)                                          75,891              52,055
                                                                -----------         -----------

            Total current liabilities                             8,254,469           8,782,300

LONG-TERM LIABILITIES
   Capital leases (Note 12)                                          13,953               8,993
                                                                -----------         -----------

            TOTAL LIABILITIES                                     8,268,422           8,791,293

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock, $.10 par value, 3,000,000 shares
     authorized, of which 723,792 were issued
     at September 30, 1997 and December 31, 1997                     72,379              72,379
   Additional paid-in capital                                     1,232,716           1,232,716
   Retained earnings                                              1,230,947           1,162,194
                                                                -----------         -----------

            Total stockholders' equity                            2,536,042           2,467,289
                                                                -----------         -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $10,804,464         $11,258,582
                                                                ===========         ===========



The accompanying notes are an integral part of these financial statements.

                          S.T. RESEARCH CORPORATION

                              STATEMENTS OF INCOME


                                                    Year Ended           Three Months Ended
                                                   September 30,             December 31,
                                                   -------------             ------------
                                                       1997             1996            1997
                                                       ----             ----            ----
                                                                              (unaudited)
REVENUE
   Contract revenue                                $23,953,070       $ 5,606,100      $ 5,837,376
                                                   -----------       -----------      -----------

COSTS AND EXPENSES
   Cost of revenues                                 20,761,886         4,908,274        5,134,910
   General and administrative expenses               2,654,218           651,297          710,076
                                                   -----------       -----------      -----------

         Total costs and expenses                   23,416,104         5,559,571        5,844,986
                                                   ------------      -----------      -----------

INCOME (LOSS) FROM OPERATIONS                          536,966            46,529           (7,610)

OTHER INCOME (EXPENSES)
   Interest expense                                   (345,086)          (74,461)        (103,143)
                                                   -----------       -----------      -----------

INCOME (LOSS) BEFORE INCOME TAXES                      191,880           (27,932)        (110,753)

INCOME TAX BENEFIT (PROVISION) (Note 8)                (72,000)           10,000           42,000
                                                   -----------       -----------      -----------

NET INCOME (LOSS)                                  $   119,880          ($17,932)        ($68,753)
                                                   ===========       ===========      ===========

PER SHARE AMOUNT
   Basic earnings (loss) per share                 $       .17      ($       .02)    ($       .09)
                                                   ===========       ===========      ===========
   Diluted earnings (loss) per share               $       .16      ($       .02)    ($       .09)
                                                   ===========       ===========      ===========

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING
   Basic                                               723,827          723,950          723,792
   Diluted                                             748,216          752,460          744,116



The accompanying notes are an integral part of these financial statements.

                          S.T. RESEARCH CORPORATION

                      STATEMENT OF STOCKHOLDERS' EQUITY


                                                               Additional                        Total
                                                    Common      Paid-in         Retained     Stockholders'
                                                     Stock      Capital         Earnings         Equity
                                                     -----      -------         --------         ------
BALANCE, OCTOBER 1, 1996                           $72,421     $1,236,306     $1,111,067     $2,419,794

   Common stock repurchase (418 shares at cost)        (42)        (3,590)             -         (3,632)

   Net income                                            -              -        119,880        119,880
                                                   -------     ----------     ----------     ----------

BALANCE, SEPTEMBER 30, 1997                         72,379      1,232,716      1,230,947      2,536,042

   Net loss (unaudited)                                  -              -        (68,753)       (68,753)
                                                   -------    -----------     ----------     ----------

BALANCE, DECEMBER 31, 1997 (unaudited)             $72,379     $1,232,716     $1,162,194     $2,467,289
                                                   =======     ==========     ==========     ==========


The accompanying notes are an integral part of these financial statements.

                          S.T. RESEARCH CORPORATION
                            STATEMENTS OF CASH FLOWS


                                                                    Year Ended            Three Months Ended
                                                                   September 30,             December 31,
                                                                   -------------             ------------
                                                                       1997               1996           1997
                                                                       ----               ----           ----
                                                                                             (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                               $   119,880          ($17,932)      ($68,753)
   Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
       Depreciation                                                    359,679            74,590         74,597
       Deferred tax expense                                             11,000                 -         37,714
       Cash provided by assets
         and liabilities:
         Accounts receivable and unbilled
           contract costs                                           (2,461,676)          (53,406)      (306,574)
         Inventories                                                   130,461           190,153        (92,409)
         Other current assets                                          (59,121)            2,161        (66,981)
         Prepaid income taxes                                          (75,438)                -        (79,714)
         Other assets                                                  (12,687)          (11,573)        (4,993)
         Accounts payable                                            1,579,559           582,834        158,386
         Accrued expenses                                             (457,223)         (552,470)        95,758
         Income taxes payable                                          (50,500)          (52,500)             -
         Other                                                           9,446                 -              -
                                                                   -----------          --------      ---------

         Net cash provided by (used in)
         operating activities                                         (906,620)          161,857       (252,969)
                                                                   -----------         ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capitalized acquisition costs                                             -                 -        (18,845)
   Acquisitions of property and equipment                             (462,211)         (232,680)       (17,827)
                                                                   ----------          ---------      ---------

   Net cash used in investing
   activities                                                         (462,211)         (232,680)       (36,672)



The accompanying notes are an integral part of these financial statements.

                          S.T. RESEARCH CORPORATION

                                                           Year Ended         Three Months Ended
                                                          September 30,           December 31,
                                                          -------------           ------------
                                                             1997             1996          1997
                                                             ----             ----          ----
                                                                                   (unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds under line of credit                     $1,583,600          $82,867      $297,523
   Principal payments on capital lease
     obligations                                           (111,907)         (26,341)      (28,796)
   Repurchase of common stock                              (  3,632)         ( 3,632)            -
                                                         ----------          -------      --------

         Net cash provided by financing
         activities                                       1,468,061           52,894       268,727
                                                         ----------          -------      --------

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                                             99,230          (17,929)      (20,914)

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD                                          41,208           41,208       140,438
                                                         ----------          -------      --------

CASH AND CASH EQUIVALENTS,
END OF PERIOD                                            $  140,438          $23,279      $119,524
                                                         ==========          =======      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash payments for interest                            $  310,457          $69,545      $ 99,580
                                                         ==========          =======      ========

   Cash payments for income taxes                        $  186,938          $42,500      $      -
                                                         ==========          =======      ========


The accompanying notes are an integral part of these financial statements.

                          S.T. RESEARCH CORPORATION
                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 - STR AND ITS SIGNIFICANT ACCOUNTING POLICIES:

Business Activities:

S.T. Research Corporation ("STR") designs, develops, manufactures, and markets reconnaissance systems and related products primarily through U.S. Government contracts.

Revenue Recognition:

The estimated revenue of performance under Government fixed-price and cost-type contracts is recognized under the percentage of completion method of accounting whereunder the estimated revenue is determined on the basis of completion to date (the total contract amount multiplied by percent of performance to date less revenue value recognized in previous periods) and general and administrative expenses are expensed as incurred. Revenues under cost-reimbursement contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The fees under certain Government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties, which historically are not material, are included in revenue at the time the amounts can be determined reasonably. Anticipated losses are recognized at the time they become known.

Inventories:

Inventories are stated at the lower of cost or market, determined on the first-in, first-out basis.

Property and Equipment:

Furniture and equipment are recorded at cost and are depreciated over estimated useful lives ranging from three to eight years using straight- line and accelerated methods. Leasehold improvements are amortized over the life of the improvement using the straight-line method. Amortization of leasehold improvements and capital lease obligations are included in depreciation expense. The cost and accumulated depreciation or amortization of assets sold or retired are removed from the respective accounts and any gain or loss is reflected in other income (expenses).

STR reviews long-lived assets for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and recognizes an impairment loss under certain circumstances in the amount by which the carrying value exceeds the fair value of the asset.

Cash and Cash Equivalents:

For purposes of the statement of cash flows, STR considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes:

STR accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities have been established for the temporary differences between financial statement and tax basis of assets and liabilities existing at the balance sheet date using expected tax rates. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized.

Use of Estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Accordingly, actual results could differ from those estimates.

Operating Cycle:

In accordance with industry practice, STR classifies as current assets amounts relating to long-term contracts which may have terms extending beyond one year but are expected to be realized during the normal operating cycle of STR. The liabilities in the accompanying balance sheets which have been classified as current liabilities are those expected to be satisfied by the use of assets classified as current assets.

Earnings Per Share:

Effective December 31, 1997, STR adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This Statement requires the discussion of basic and diluted earnings per share and revises the method required to calculate these amounts under previous standards. Basic earnings per share is computed using the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during each period. Earnings per share data for periods prior to the three months ended December 31, 1997 have been restated to reflect adoption of this Statement.

                                                Year Ended      Three Months      Three Months
                                                September 30,   Ended December    Ended December
                                                1997            31, 1996          31, 1997
                                                -------------   --------------    --------------
Net income(loss)                                 $119,880        $ (17,932)        $ (68,753)
Weighted average shares
outstanding - basic                               723,827          723,950           723,792
Basic earnings(loss) per share                   $    .17        $    (.02)        $    (.09)

Effect of dilutive securities:
Shares issuable upon exercise of
stock options                                      24,389           28,510            20,324
                                                 --------         --------           -------
Weighted average shares
outstanding - diluted                             748,216          752,460           744,116
Diluted earnings(loss) per share                 $    .16        $    (.02)         $   (.09)



Unaudited Financial Statements:

The unaudited balance sheet as of December 31, 1997, and the unaudited statements of income, changes in stockholders' equity and cash flows for the three months ended December 31, 1997 and 1996, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. Operating results for the three-month period ended December 31, 1997, are not necessarily indicative of the results for the entire year.

NOTE 2 - CASH HELD IN TRUST - RESTRICTED:

On January 1, 1990, STR established a health and disability benefit plan pursuant to the Employee Retirement Income Security Act of 1974 for employees and their dependents. STR funds the plan by making monthly contributions to a trust established and administered by an independent third party. The monthly contribution is based on a predetermined rate for each enrolled employee. The excess contributions over claims are maintained in trust to cover future claims of the enrolled employees. STR may terminate the trust at any time, for any reason, by resolution of its Board of Directors, and upon written notice to the enrolled employees. Distribution of trust assets shall be determined by STR. STR maintains individual claim and aggregate stop loss coverage. STR records a liability in the financial statements for known claims outstanding and an estimate, based on prior experience, of incurred but not reported claims in excess of amounts remaining in the trust fund. The trust cash account had a zero balance as of September 30, 1997. STR accrued a liability of $143,688 at September 30, 1997 under its health and disability plan.

NOTE 3 - UNBILLED CONTRACT COSTS, NET:

Net unbilled contract costs consist of the following at September 30, 1997:


    Unbilled costs and accrued profit on
    contracts in progress                        $12,128,273

    Progress payments                             (5,930,597)
                                               -------------

      Total                                    $   6,197,676
                                               =============

Unbilled costs and accrued profit on contracts in progress comprise principally amounts of revenue recognized on contracts for which billings had not been presented to the contractor because the amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts receivable at September 30, 1997, will be billed over the next 270 days as products and/or services are delivered. Retainages, which approximate $70,000 at September 30, 1997, will be billed and collected as contracts are finalized with the contractor. As of September 30, 1997, there are no significant unrecovered costs or estimated profits subject to future negotiation.

Receivables under certain Government contracts are based on provisional rates that permit recovery of overhead not exceeding certain limits. These overhead rates are subject to audit on an annual basis by the Defense Contract Audit Agency (DCAA). When final determination and approval of the allowable rates have been made, receivables may be adjusted accordingly. In management's opinion, any adjustments will not be material. The DCAA has completed their audit of the rates through September 30, 1996.

NOTE 4 - RESEARCH AND DEVELOPMENT:

Research and development costs are included in general and administrative expenses in the statement of income and are expensed until product feasibility is established. The amount of net research and development costs expensed during 1997 was $516,830. No research and development costs were capitalized in 1997.

NOTE 5 - INVENTORIES:

Inventories consist of the following at September 30 and December 31, 1997:

                                    September 30       December 31
                                    ------------       -----------

         Materials                  $  107,277         $  199,686
         Work-in-process                 3,625              3,625
                                    ----------         ----------

                 Total              $  110,902         $  203,311
                                    ==========         ==========

NOTE 6 - PROPERTY AND EQUIPMENT:

Property and equipment are summarized as follows at September 30, 1997:

         Furniture and fixtures                      $   95,814
         Machinery and equipment                      1,942,415
         Leasehold improvements                         316,824
         Equipment capitalized under capital leases     328,350
                                                     ----------

                 Subtotal                             2,683,403

         Less accumulated depreciation               (1,751,101)
                                                     ----------

                 Total                               $  932,302
                                                     ==========


Depreciation expense was approximately $360,000 for the year ended September 30, 1997.

NOTE 7 - NOTE PAYABLE - LINE OF CREDIT:

Effective July 31, 1997, STR's bank loan agreement (bank agreement) was amended and extended to June 30, 1998. The amended agreement provides a maximum available line of credit of $4,000,000. However, the total borrowing base generally cannot exceed the sum of 90 percent of qualified Government accounts receivable, 80 percent of qualified non-Government accounts receivable and 50 percent of qualified unbilled Government accounts receivable up to a maximum of $700,000. On October 23, 1997, the bank amended STR's bank agreement to allow an over-advance of $500,000 through January 31, 1998. The over-advance will allow STR to drawdown $500,000 in excess of its existing $4,000,000 line of credit.

The bank agreement amendment establishes the interest rate at the bank's prime (8.5 percent at September 30, 1997) plus 1.5 percent. The amendment also contains various covenants as to dividend restrictions, working capital, net worth, earnings and debt-to-equity ratios. STR was not in compliance with the net worth and the debt-to-equity covenants at September 30, 1997. In December 1997, the events of non-compliance were waived by the bank for September 30, 1997, and the covenants were amended. Management anticipates that it will be able to comply with these amended covenants through the term of the agreement.

On July 29, 1997, STR established an additional line of credit (line of credit) for the sole purpose of bid bond financing. The line of credit provides for additional financing of $750,000, bears interest at the bank's prime rate plus 2 percent and expires on June 30, 1998. Bid bonds of approximately $65,000 have been applied to the line of credit as of September 30, 1997.

STR's accounts receivable, inventory and equipment are pledged as collateral against the bank agreement and the line of credit. The bid bond financing line of credit and over-advance are personally guaranteed by STR's president.

NOTE 8 - INCOME TAXES:

STR's components of income tax expense are as follows for the year ended September 30, 1997:

                                                    Federal                 State                 Total
                                                    -------                 -----                 -----
  Current tax expense                              $  51,000             $    10,000            $  61,000
  Deferred tax expense                                10,000                   1,000               11,000
                                                   ---------             -----------            ---------

  Income tax expense                               $  61,000             $    11,000            $  72,000
                                                   ==========            ===========            =========


  STR's deferred tax assets by tax jurisdiction is as follows at September 30, 1997:

                                                      Amount
                                                      ------
            Federal                                $  220,500
            State                                      43,951
                                                   ----------

            Total                                  $  264,451
                                                   ==========

  Deferred tax assets consist of the following at September 30, 1997:

            Deferred compensation                  $  111,227
            Accrued vacation                          134,641
            Other, net                                 18,583
                                                   ----------

                                                   $  264,451
                                                   ==========

Income taxes at statutory rates are reconciled to STR's actual provision as follows:

                                                                        Percent of
                                                                          Pretax
                                                          Amount          Income
                                                        ---------         -----
   Tax at federal statutory rate                        $  65,000            34%
   State income taxes, net of federal tax benefit          11,000             6
   Other                                                   (4,000)           (2)
                                                        ---------         -----
   Provision for income taxes                           $  72,000            38%
                                                        =========         =====


No valuation allowance was established at September 30, 1997, in view of STR's ability to carry back deferred tax assets to recover taxes paid in previous years.


NOTE 9 - EMPLOYEE BENEFIT PLANS:

STR's employee benefit plan (the Plan) consists of three segments. The Plan is comprised of a nonleveraged Employee Stock Ownership Plan (ESOP), a 401(k) plan and a profit sharing plan. Eligible employees must have attained 21 years of age, and have completed 500 hours of service during the eligibility computation period. Contributions to the Plan are at the sole discretion of the Board of Directors.

Company contributions to the ESOP totaled $118,000 in 1997. The total number of ESOP shares at September 30, 1997, all of which are allocated, is 240,547. At termination or retirement, the Plan will repurchase the participant's vested number of allocated shares for cash at the then fair market value of STR's stock. At December 31, 1996, the fair market value of STR's common stock, as determined by an independent appraisal, was $8.07 per share. There were no purchases of STR's common stock by the ESOP in 1997.

Eligible employees may elect to participate in STR's 401(k) plan. In 1997, STR matched 40 percent of the first 5 percent of employee contributions, which amounted to $112,000.

STR did not make a contribution to the profit sharing plan in 1997.

NOTE 10 - STOCK OPTIONS:

STR currently has two stock option plans (1991 Option Plan and 1996 Option
Plan). Under the 1991 Option Plan, the option terms are for five years and are fully vested upon grant. Under the 1996 Option Plan, the option terms are for ten years with a five-year vesting period for employees and immediate vesting for directors. Stock option activity is summarized as follows:

                                              1991         Weighted Average    1996           Weighted Average
                                           Option Plan      Exercise Price   Option Plan       Exercise Price
                                           -----------     ---------------   -----------       --------------
Balance at October 1, 1996                    44,000           $ 3.06           6,000              $8.69

Granted                                         -                   -          18,000              $8.62
Expired                                       (4,000)          $ 3.93            -                   -
Forfeited                                    (10,000)          $ 4.08            -                   -
                                             -------                           ------
Balance at September 30, 1997                 30,000           $ 2.60          24,000              $8.64
                                             =======                           ======


The weighted average grant date fair value of options granted during 1997 was $11.87 per share.

The Black-Scholes model was used to estimate the fair value of the options. Significant assumptions include a risk-free interest rate of 7.5 percent and an expected life equal to the term of the options.

The following summarizes information about stock options outstanding at September 30, 1997:

                                        Number               Range of            Weighted Average
                                     Outstanding          Exercise Prices         Remaining Life
                                     -----------          ---------------       ------------------
1991 Option Plan                         30,000            $1.94 to $3.93           3.3 years
1996 Option Plan                         24,000            $8.07 to $8.69           9.1 years
                                         ------
                                         54,000
                                         ======

STR does not recognize compensation costs for its stock option plan in the determination of net income. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan, STR's net income and earnings per share would have been reduced to the pro forma amounts indicated below at September 30, 1997:

                                                                          Basic           Diluted
                                                                        earnings          earnings
                                                   Net income           per share         per share
                                                   ----------           ---------         ---------
                 As reported                       $   119,880          $     .17         $   .16
                 Pro forma                         $   114,080          $     .16         $   .15


NOTE 11 - CONCENTRATIONS OF CREDIT RISK:

As of September 30, 1997, STR had funds on deposit in excess of the federally insured amount with NationsBank. Approximately 95 percent of STR's revenues are generated from contracts with U.S. Government agencies or U.S. Government contractors.

NOTE 12 - LEASE COMMITMENTS:

Operating Leases:

The facilities at STR's principal location have been leased from partnerships in which certain officers and employees of STR are partners. The risk and rewards associated with the facilities and the obligations imposed by the partnerships' debt reside with the partnerships.

In 1993, STR entered into a letter agreement to extend the lease commitment for its principal facilities. The terms of the letter agreement extended the lease through December 31, 1998, with an option to renew the lease for an additional five years, and provided for minimum lease payments of $347,000 a year.
The landlord may cancel the lease by providing 180 days written notice and a cash payment of $250,000 to STR.

STR also has an additional facility lease agreement for three years. The terms of the lease provide for annual minimum lease payments of $30,713 and an annual escalation of three percent.

In connection with an acquisition (Note 14), STR assumed a lease of a corporation for a facility used in the corporation's operations. The terms of the lease provide for annual minimum lease payments of $84,744 plus operating expenses through April 30, 1998. It also contains an option to extend for five years.

STR leases various equipment under noncancellable operating leases.

There were no amounts unpaid on these leases at September 30, 1997. Rent expense for the year ended September 30, 1997 was $759,295. As of September 30, 1997, minimum rental payments under operating leases for facilities and equipment are as follows:


                                                     Amount
                                                     ------
                              1998                 $  803,176
                              1999                    283,889
                              2000                     64,345
                              2001                     36,133
                              2002                      4,724
                                                   ----------

                              Total                $1,192,267
                                                   ==========



STR subleases a portion of its facility at its principal location. As of September 30, 1997, minimum rentals to be received under the sublease are as follows:

                                                    Amount
                                                    ------

                            1998                   $36,648
                            1999                    18,774
                                                   -------

                            Total                  $55,422
                                                   =======

Capital Leases:

At September 30, 1997, STR was obligated on capital leases for equipment having an aggregate book value of $328,350. The following schedule illustrates the future minimum lease payments:

             Years Ending September 30,
             --------------------------
                                                             Amount
                                                             ------
                        1998                                 $81,898
                        1999                                  14,597
                                                             -------

                      Subtotal                                96,495
             Less amount representing interest                (6,651)
                                                             -------
             Present value of minimum lease obligations       89,844
             Less current portion                            (75,891)
                                                             -------

             Capital leases payable - long-term portion      $13,953
                                                             =======


NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS:

Based on existing rates, economic conditions and the short maturities, the carrying amounts of all the financial instruments at September 30, 1997 are reasonable estimates of their fair values. STR's financial instruments include cash and cash equivalents, accounts receivable, the note payable - line of credit, accounts payable and the capital lease obligations.

NOTE 14 - ACQUISITIONS:

On January 17, 1997, STR acquired a division of a corporation for an aggregate purchase price of $110,150 plus liabilities assumed of $53,855. The acquisition was accounted for as a purchase and was included with operations from the acquisition date through September 30, 1997. Pro forma results of operations would not differ significantly from STR's historical operating results.

The total purchase price of $164,005 was allocated as follows:

    Property and equipment            $141,375
    Prepaid expenses and deposits       22,630
                                      --------

             Total                    $164,005
                                      ========

NOTE 15 - NEW ACCOUNTING PRONOUNCEMENTS:

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 129, "Disclosure of Information about Capital Structure," for fiscal years beginning after December 15, 1997. The provisions of SFAS No. 129 established standards for disclosing information about an entity's capital structure. STR believes that the adoption of this standard will not have a material effect on STR's current disclosure requirements.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," for fiscal years beginning after December 15, 1997. The provisions of SFAS No. 130 establish standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the financial statements and displayed with the same prominence as other financial statements.

The provisions of SFAS No. 131 establish standards for the way that enterprises report information about operating segments in annual financial statements and require that selected information about operating segments in interim financial statements be reported. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. STR is currently reviewing these new standards of disclosure for adoption in 1999.

NOTE 16 - SUBSEQUENT EVENTS:

On November 11, 1997, STR announced it had reached an agreement in principle to merge with Daedalus Enterprises, Inc. ("Daedalus"). Daedalus is a publicly traded company. Under the agreement, STR will become a wholly owned subsidiary of Daedalus. An agreement and plan of merger was executed on December 23, 1997, wherein each of STR's shares issued and outstanding, other than dissenter's shares, will be converted on the effective date of the merger into the right to receive 2.58 Daedalus shares of common stock. The merger, which is subject to regulatory approval, is expected to be finalized during the second quarter of calendar 1998.

On January 30, 1998, STR completed a private placement of securities, whereby STR issued 582,000 shares of common stock. The common stock was issued for cash of $6.50 per share for aggregate proceeds of $3,783,000.

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
S.T. Research Corporation:


We have audited the accompanying balance sheets of S.T. Research Corporation as of September 30, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of STR's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of S.T. Research Corporation as of September 30, 1996 and 1995, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.






ROSS, LANGAN & MCKENDREE, L.L.P.

McLean, VA
November 20, 1996

                           S.T. RESEARCH CORPORATION

                                 BALANCE SHEETS



                                     ASSETS


                                                                         September 30,
                                                                ----------------------------------
                                                                              (Restated - Note 15)
                                                                   1996              1995
                                                                   ----              ----
CURRENT ASSETS
   Cash and cash equivalents (Note 1)                           $    41,208       $   184,785
   Cash held in trust - restricted (Note 2)                           9,446             7,942
   Accounts receivable                                            2,266,138         1,026,201
   Unbilled contract costs, net (Note 3)                          4,385,410         3,343,609
   Inventories - at cost (Note 5)                                   241,363            41,034
   Deferred tax asset (Note 8)                                      275,451           252,427
   Other current assets                                              48,451            42,210
                                                                -----------       -----------

           Total current assets                                   7,267,467         4,898,208
                                                                -----------       -----------

PROPERTY AND EQUIPMENT (Note 6)                                     829,770           707,839
                                                                -----------       -----------
OTHER ASSETS
   Deposits                                                          47,450            36,090
                                                                -----------       -----------

TOTAL ASSETS                                                    $ 8,144,687       $ 5,642,137
                                                                ===========       ===========



The accompanying notes are an integral part of these financial statements.

                           S.T. RESEARCH CORPORATION

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                         September 30,
                                                                 -----------------------------------
                                                                                (Restated - Note 15)
                                                                    1996              1995
                                                                    ----              ----
CURRENT LIABILITIES
   Note payable - line of credit (Note 7)                        $2,327,491        $  321,282
   Accounts payable                                               1,300,463         1,677,549
   Accrued salaries, benefits, and related expenses               1,629,551         1,043,727
   Other accrued expenses                                           215,137           173,435
   Capital leases (Note 13)                                         111,907            80,707
   Income taxes payable                                              50,500           101,600
                                                                 ----------        ----------

           Total current liabilities                              5,635,049         3,398,300

LONG-TERM LIABILITIES
   Capital leases (Note 13)                                          89,844           150,698
                                                                 ----------        ----------

TOTAL LIABILITIES                                                 5,724,893         3,548,998
                                                                 ----------        ----------
COMMITMENTS AND CONTINGENCIES                                             -                 -

STOCKHOLDERS' EQUITY
   Common stock, $.10 par value, 3,000,000 shares
     authorized, of which 724,204 were issued
     at September 30, 1996 and 1995                                  72,421            72,421
   Additional paid-in capital                                     1,236,306         1,236,306
   Retained earnings                                              1,111,067           784,412
                                                                 ----------        ----------

   Total stockholders' equity                                     2,419,794         2,093,139
                                                                 ----------        ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $8,144,687        $5,642,137
                                                                 ==========        ==========





The accompanying notes are an integral part of these financial statements.

                           S.T. RESEARCH CORPORATION

                              STATEMENTS OF INCOME
                              FOR THE YEARS ENDED


                                                                        September 30,
                                                               -------------------------------------
                                                                               (Restated - Note 15)
                                                                  1996                1995
                                                                  ----                ----
REVENUE
   Contract revenue                                             $21,654,578        $16,561,840
                                                                -----------        -----------
COSTS AND EXPENSES
   Cost of revenues                                              18,607,490         13,732,783
   General and administrative expenses                            2,343,024          2,331,319
                                                                -----------        -----------

         Total costs and expenses                                20,950,514         16,064,102
                                                                -----------        -----------

INCOME FROM OPERATIONS                                              704,064            497,738

OTHER INCOME (EXPENSES)
   Interest expense                                                (232,409)           (90,706)
                                                                -----------        -----------

INCOME BEFORE INCOME TAXES                                          471,655            407,032

INCOME TAX PROVISION (Note 8)                                       145,000             90,000
                                                                -----------        -----------

NET INCOME                                                      $   326,655        $   317,032
                                                                ===========        ===========

PER SHARE AMOUNT
   Basic earnings per share                                     $       .45        $       .44
                                                                ============       ===========
   Diluted earnings per share                                   $       .42        $       .42
                                                                ===========        ===========
WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING
   Basic                                                            724,204            719,743
   Diluted                                                          769,507            757,149



The accompanying notes are an integral part of these financial statements.

                           S.T. RESEARCH CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995



                                                                                               Total
                                                      Additional      Retained             Stockholders'
                                            Common      Paid-in       Earnings               Equity
                                             Stock      Capital    (Restated - Note 15)  (Restated - Note 15)
                                            -------    ----------    ----------             ----------
BALANCE, OCTOBER 1, 1994                    $71,350    $1,187,377    $  467,380             $1,726,107

   Sale of common stock (Note 9)              1,071        48,929             -                 50,000
   Net income                                     -             -       317,032                317,032
                                            -------    ----------    ----------             ----------

BALANCE, SEPTEMBER 30, 1995                  72,421     1,236,306       784,412              2,093,139

   Net income                                     -             -       326,655                326,655
                                            -------    ----------    ----------             ----------

BALANCE, SEPTEMBER 30, 1996                 $72,421    $1,236,306    $1,111,067             $2,419,794
                                            =======    ==========    ==========             ==========



The accompanying notes are an integral part of these financial statements.

                           S.T. RESEARCH CORPORATION

                            STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED



                                                                                 September 30,
                                                                        ------------------------------------
                                                                                        (Restated - Note 15)
                                                                           1996                1995
                                                                           ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                           $   326,655       $   317,032
                                                                        -----------       -----------
   Adjustments to reconcile net income
      to net cash provided by (used in) operating activities:
         (Gain) loss on disposition of property and equipment                (1,275)            4,846
         Depreciation                                                       281,355           190,120
         Deferred tax expense                                               (23,024)          (34,927)
         Changes in assets and liabilities
           (Increase) decrease in cash held in trust                         (1,504)              126
           Increase in accounts receivable                               (2,281,738)         (969,183)
           (Increase) decrease in inventories                              (200,329)           47,214
           Increase in other current assets                                  (6,241)          (3,222)
           Increase in deposits                                             (11,360)          (2,652)
           Increase (decrease) in accounts payable                         (377,085)        1,056,464
           Increase in accrued expenses                                     627,526            70,464
           Increase (decrease) in income taxes payable                      (51,100)           98,222
                                                                        -----------       -----------

               Total adjustments                                         (2,044,775)          457,472
                                                                        -----------       -----------

           Net cash provided by (used in) operating activities           (1,718,120)          774,504
                                                                        -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisitions of property and equipment                                  (349,728)         (400,537)
   Proceeds from disposition of property and equipment                        4,100
                                                                        -----------       -----------

           Net cash used in investing activities                           (345,628)         (400,537)
                                                                        -----------       -----------

The accompanying notes are an integral part of these financial statements.

                           S.T. RESEARCH CORPORATION

                              FOR THE YEARS ENDED


                                                                             September 30,
                                                                             -------------
                                                                                      (Restated - Note 15)
                                                                       1996                  1995
                                                                       ----                  ----
CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds (payments) under line of credit                     $2,006,209             ($538,073)
   Principal payments on capital lease obligations                     (86,038)              (36,156)
   Issuance of common stock                                                  -                50,000
                                                                    ----------            ----------

        Net cash provided by (used in) financing activities          1,920,171              (524,229)
                                                                    ----------            ----------

NET DECREASE IN CASH
AND CASH EQUIVALENTS                                                  (143,577)             (150,262)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           184,785               335,047
                                                                    ----------            ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $   41,208            $  184,785
                                                                    ==========            ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash payments for interest                                       $  224,906            $   93,904
                                                                    ==========            ==========

   Cash payments for income taxes                                   $  219,123            $   15,900
                                                                    ==========            ==========

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING TRANSACTIONS:

DEI incurred capital lease obligations of $56,383 in 1996 and $271,968 in 1995 in conjunction with fixed asset leases.




The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS


NOTE 1 - STR AND ITS SIGNIFICANT ACCOUNTING POLICIES:

Business Activities:

S. T. Research Corporation ("STR") designs, develops, manufactures, and markets reconnaissance systems and related products primarily through U.S. Government contracts.

Revenue Recognition:

Revenue under Government fixed-price and cost-type contracts is recognized using the percentage of completion method. Revenue recognized in the current period is calculated by multiplying the completion percentage by the total contract value, less revenue recognized in previous periods. The completion percentage is the ratio of the total costs incurred to date to the total anticipated costs. Revenue under cost-reimbursement contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The fees under certain Government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties, which historically are not material, are included in revenue at the time the amounts can be determined reasonably. Anticipated losses are recognized at the time they become known.

Inventories:

Inventories are stated at the lower of cost or market, determined on the first-in, first-out basis.

Property and Equipment:

Property and equipment are recorded at cost and are depreciated over estimated useful lives ranging from three to eight years using straight-line and accelerated methods. Leasehold improvements are amortized over the life of the improvement using the straight-line method. Amortization of leasehold improvements and capital lease obligations are included in depreciation expense. The cost and accumulated depreciation or amortization of assets sold or retired are removed from the respective accounts and any gain or loss is reflected in other income (expenses).

Cash and Cash Equivalents:

For purposes of the statement of cash flows, STR considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes:

STR accounts for income taxes in accordance with Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities have been established for the temporary differences between financial statement and tax basis of assets and liabilities existing at the balance sheet date using expected tax rates. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized.

Use of Estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Accordingly, actual results could differ from those estimates.

Operating Cycle:

In accordance with industry practice, STR classifies as current assets amounts relating to long-term contracts which may have terms extending beyond one year but are expected to be realized during the normal operating cycle of STR. The liabilities in the accompanying balance sheets which have been classified as current liabilities are those expected to be satisfied by the use of assets classified as current assets.

Earnings Per Share:

Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This Statement requires the discussion of basic and diluted earnings per share and revises the method required to calculate these amounts under previous standards. Basic earnings per share is computed using the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during each period. Earnings per share data for periods prior to December 31, 1997 have been restated to reflect adoption of this Statement. The following summary is presented for the years ended:


                                                        September 30,
                                                        -------------
                                                        1996     1995
                                                        ----     ----
Net income                                             $326,655  $317,032
Weighted average shares
  outstanding - basic                                   724,204   719,743
Basic earnings per share                               $    .45  $    .44

Effect of dilutive securities:
  shares issuable upon
    exercise of stock options                            29,083    18,217
  shares issuable upon
    exercise of warrants                                 16,220    19,189

Weighted average shares
  outstanding - diluted                                 769,507   757,149
Diluted earnings per share                             $    .42  $    .42



NOTE 2 - CASH HELD IN TRUST - RESTRICTED:

On January 1, 1990, STR established a health and disability benefit plan pursuant to the Employee Retirement Income Security Act of 1974 for employees and their dependents. STR funds the plan by making monthly contributions to a trust established and administered by an independent third party. The monthly contribution is based on a predetermined rate for each enrolled employee. The excess contributions over claims are maintained in trust to cover future claims of the enrolled employees. STR may terminate the trust at any time, for any reason, by resolution of its Board of Directors, and upon written notice to the enrolled employees. Distribution of trust assets shall be determined by STR. STR maintains individual claim and aggregate stop loss coverage. STR records a liability in the financial statements for known claims outstanding and an estimate, based on prior experience, of incurred but not reported claims in excess of amounts remaining in the trust fund. The trust cash account had a balance of $9,446 and $7,942 at September 30, 1996 and 1995, respectively. STR accrued a liability of $155,410 at September 30, 1996 and $142,969 at September 30, 1995 under its health and disability plan.

NOTE 3 - UNBILLED CONTRACT COSTS, NET:

   Net unbilled contract costs consist of the following:

                                                        September 30,
                                            ---------------------------------
                                                1996                   1995
                                                ----                   ----
Unbilled costs and accrued profit on
      contracts in progress                 $10,680,854            $10,900,698

   Progress payments                         (6,295,444)            (7,557,089)
                                            -----------            ----------

        Total                               $ 4,385,410             $3,343,609
                                            ===========            ==========


Unbilled costs and accrued profit on contracts in progress represent revenue recognized in excess of billings at the balance sheet date. It is anticipated that such unbilled amounts receivable will be billed over the next 270 days as the products and/or services are delivered. Retainages, which approximate $120,000 and $88,000 at September 30, 1996 and 1995, respectively, will be billed and collected as contracts are finalized. As of September 30, 1996 and 1995, there were no significant unrecovered costs or estimated profits subject to future negotiations.

Receivables under certain government contracts are based on provisional rates that permit recovery of overhead not exceeding certain limits. These overhead rates are subject to audit on an annual basis by the Defense Contract Audit Agency (DCAA). When final determination and approval of the allowable rates have been made, receivables may be adjusted accordingly. In management's opinion, any adjustments will not be material.

NOTE 4 - RESEARCH AND DEVELOPMENT:

Research and development costs are included in general and administrative expenses in the statement of income and are expensed until product feasibility is established. The amount of research and development costs expensed totaled $817,100 and $683,400 for 1996 and 1995, respectively. No research and development costs were capitalized in 1996 and 1995.

NOTE 5 - INVENTORIES:

Inventories consist of the following:

                                                        September 30,
                                            ---------------------------------
                                                1996                   1995
                                                ----                   ----
         Materials                            $139,226               $     -
         Work-in-process                       102,137                41,034
                                              --------               -------

              Total                           $241,363               $41,034
                                              ========               =======


NOTE 6 - PROPERTY AND EQUIPMENT:

   Property and equipment are summarized as follows:

                                                        September 30,
                                            ---------------------------------
                                                1996                   1995
                                                ----                   ----
    Furniture and fixtures                  $   113,214            $    94,958
    Machinery and equipment                   1,744,578              1,659,320
    Leasehold improvements                      295,658                249,075
    Equipment capitalized under
      capital leases                            328,350                253,551
                                            -----------           ------------

         Subtotal                             2,481,800              2,256,904

    Less accumulated depreciation            (1,652,030)            (1,549,065)
                                            -----------           ------------

         Total                              $   829,770           $    707,839
                                            ===========           ============


   Depreciation expense for the years ended September 30, 1996 and 1995 was $281,355 and $190,120, respectively.

NOTE 7 - NOTE PAYABLE - LINE OF CREDIT:

STR's bank loan agreement has been amended and extended to April 30, 1997. The amended agreement provides a maximum available line of credit of $3,000,000. However, the total borrowing base generally cannot exceed the sum of 90 percent of qualified government accounts receivable, 80 percent of qualified non-government accounts receivable and 50 percent of qualified unbilled government accounts receivable up to a maximum of $700,000.

The amendment establishes the interest rate at the bank's prime plus 1.5 percent. The amendment also contains various covenants as to working capital, net worth, interest coverage and a debt-to-equity ratio. STR was in compliance with these covenants at September 30, 1996.

The line of credit is secured by STR's accounts receivable and equipment and is personally guaranteed by STR's president.

NOTE 8 - INCOME TAXES:

STR's components of income tax expense from continuing operations are as follows:

                                              September 30, 1996
                                  --------------------------------------------
                                  Federal            State             Total
                                  -------            -----             -----
   Current tax expense           $134,500           $33,500           $168,000
   Deferred tax benefit           (19,000)           (4,000)           (23,000)
                                 --------           -------           --------

   Income tax expense            $115,500           $29,500           $145,000
                                 ========           =======           ========


                                              (Restated - Note 15)
                                               September 30, 1995
                                              --------------------
                                  Federal            State             Total
                                  -------            -----             -----

   Current tax expense           $ 95,000           $30,000           $125,000
   Deferred tax benefit           (31,000)           (4,000)           (35,000)
                                 --------           -------           --------

      Income tax expense         $ 64,000           $26,000           $ 90,000
                                 ========           =======           ========

STR's deferred tax assets by tax jurisdiction are as follows:


                                        September 30,
                                 -----------------------------------
                                                (Restated - Note 15)
                                   1996               1995
                                   ----               ----
   Federal                       $230,500           $212,000
   State                           44,951             40,427
                                 --------           --------

        Total                    $275,451           $252,427
                                 ========           ========

   Deferred tax assets consist of the following:

                                        September 30,
                                 -----------------------------------
                                                (Restated - Note 15)
                                   1996               1995
                                   ----               ----
   Deferred compensation         $101,786           $ 88,235
   Accrued vacation               158,141            120,628
   Tax credits                          -             15,500
   Other, net                      15,524             28,064
                                 --------           --------

        Total                    $275,451           $252,427
                                 ========           ========


Income taxes at statutory rates are reconciled to STR's actual provision as follows:

                                                              Year Ending September 30,
                                            ----------------------------------------------------------------
                                                                                     (Restated - Note 15)
                                                      1996                                   1995
                                                      ----                                   ----
                                                            Percent of                            Percent of
                                                              Pretax                                Pretax
                                             Amount           Income               Amount           Income
                                             ------           ------               ------           ------
   Tax at federal statutory rate            $160,000            34%               $138,000            34%
   State income taxes, net of
      federal tax benefit                     28,000             6                  24,000             6
   Research and development
      credit benefit                         (37,000)           (8)                (63,000)          (16)
   Other                                      (6,000)           (1)                 (9,000)           (2)
                                            --------           ---                --------          ----

   Provision for income taxes               $145,000            31%               $ 90,000            22%
                                            ========           ===                ========          ====


At September 30, 1995, STR had $15,500 of available research and development credits. During 1996, STR generated an additional $21,625 of research and development credits. All the available credits were applied in 1996. No valuation allowance was established at September 30, 1996 and 1995.

NOTE 9 - EMPLOYEE BENEFIT PLANS:

STR's employee benefit plan (the Plan) consists of three segments. The Plan is comprised of a nonleveraged Employee Stock Ownership Plan (ESOP), a 401(k) plan and a profit sharing plan. Eligible employees must have attained 21 years of age, and have completed 500 hours of service during the eligibility computation period. Contributions to the Plan are at the sole discretion of the Board of Directors.

During 1995, the ESOP purchased 10,706 shares of STR's common stock for an average purchase price of $4.67 per share. The purchase price per share was based on an independent appraisal of STR's common stock. The total purchases were $50,000 in 1995. There were no purchases in 1996. The total number of ESOP shares at September 30, 1996, all of which are allocated, is 240,547. At December 31, 1995, the fair market value of STR's common stock, as determined by an independent appraisal, was $8.69 per share. Company contributions totaled $105,000 in 1996 and $27,232 in 1995. At termination or retirement, the Plan will repurchase the participant's vested number of allocated shares for cash at the then fair market value of STR's stock.

Eligible employees may elect to participate in STR's 401(k) plan. During 1996, STR elected to match 50 percent of the first 5 percent of the employee contribution. STR elected to match 45 percent of the total employee contribution in 1995. Company contributions to the 401(k) plan totaled $95,000 in 1996 and $97,769 in 1995.

STR did not contribute to the profit sharing plan in either 1996 or 1995.

NOTE 10 - STOCK OPTIONS:

STR has established a stock option plan in order that Board members and certain key employees may purchase shares of common stock. Outstanding options are as follows:

                                                                Shares                   Option
                                                              Outstanding                 Price
                                                              -----------                 -----
         Balance at October 1, 1994                             44,000
            Granted                                                -
            Revoked                                                -
                                                                ------

         Balance at September 30, 1995                          44,000
            Granted                                              6,000              $8.69 per share
            Revoked                                                -
                                                                ------

         Balance at September 30, 1996                          50,000
                                                                ======

         Year exercisable:                                      Shares

            1997                                                10,000              $3.93 per share
            1998                                                 4,000              $4.30 per share
            1999                                                   -
            2000                                                   -
            2001-2006                                           36,000            $1.94 - $8.69 per share
                                                                ------

            Total                                               50,000
                                                                ======

NOTE 11 - STOCK WARRANTS:

On July 13, 1989, STR executed a loan agreement with MetCap. The loan has been repaid, but under the terms of the original agreement, MetCap obtained a stock purchase warrant to acquire 20,000 shares of STR's stock. A subsequent amendment and anti-dilution provisions of the agreement have resulted in MetCap holding warrants for 31,394 shares at $1.73 per share as of September 30, 1995. The warrants were redeemed for $18,000 during 1996.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK:

As of September 30, 1996 and 1995, STR had funds on deposit in excess of the federally insured amount with NationsBank. Approximately 95 percent of STR's revenues are generated from contracts with U.S. Government agencies or U.S. Government contractors.

NOTE 13 - LEASE COMMITMENTS:

Operating Leases:

The facilities at STR's principal location have been leased from partnerships in which certain officers and employees of STR are partners. The risk and rewards associated with the facilities and the obligations imposed by the partnerships' debt reside with the partnerships.

In 1993, STR entered into a good faith letter agreement to extend the lease commitment for its principal facilities. The terms of the letter agreement extended the lease through December 31, 1998 with an option to renew the lease for an additional five years, and provided for minimum lease payments of $347,000 a year. As of the report date, STR had not entered into the formal lease agreement. The landlord may cancel the lease by providing 180 days written notice, and a cash payment of $250,000 to STR.

STR also leases various equipment under non-cancellable operating leases.

There were no amounts unpaid on this lease at September 30, 1996 and 1995. Total sublease income was $26,922 for 1996 and $26,300 for 1995. Total rent expense was $510,642 and $567,350 for 1996 and 1995, respectively. As of September 30, 1996, minimum rental payments under operating leases for facilities and equipment are as follows:

             Years Ending September 30,              Amount
             --------------------------              ------
                    1997                          $  489,957
                    1998                             443,636
                    1999                             121,781
                    2000                               4,567
                                                  ----------

                    Total                         $1,059,941
                                                  ==========

As of September 30, 1996, minimum rentals to be received under subleases are as follows:

             Years Ending September 30,              Amount
             --------------------------              ------
                    1997                          $    34,500
                    1998                               36,648
                    1999                               18,774
                                                  -----------

                    Total                         $    89,922
                                                  ===========

Capital Leases

At September 30, 1996, STR was obligated on capital leases for equipment having an aggregate book value of $328,350. The following schedule illustrates the future minimum lease payments:

             Years Ending September 30,                              Amount
             --------------------------                              ------
                    1997                                          $132,977
                    1998                                            81,898
                    1999                                            14,597
                                                                  --------

                    Subtotal                                       229,472
                    Less amount representing interest              (27,721)
                                                                  --------
                    Present value of minimum lease obligations     201,751
                    Less current portion                          (111,907)
                                                                  --------
                    Capital leases payable - long-term portion    $ 89,844
                                                                  ========


NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENT:

Based on existing rates, economic conditions, and the short maturities, the carrying amounts of all the financial instruments at September 30, 1996 and 1995 are reasonable estimates of their fair value. STR's financial instruments include cash and cash equivalents, cash held in trust, accounts receivable, the note payable - line of credit, accounts payable and the capital lease obligations.

NOTE 15 - PRIOR PERIOD RESTATEMENT:

The income tax provision, income taxes payable and the deferred tax asset was incorrectly computed for the year ended September 30, 1995. As a result, the 1995 financial statements have been restated. The adjustment to the income tax provision increased net income and retained earnings for the year ended September 30, 1995 by $10,000 over the amount previously reported.

NOTE 16 - SUBSEQUENT EVENTS:

On November 13, 1996, STR entered into a letter of intent agreement to purchase the business and assets, including the assumption of lease agreements, of a division of a major corporation. Final settlement on the purchase is anticipated to occur in early 1997.

On December 9, 1996, the Board of Directors ratified actions taken by STR's management to form a Virginia corporation primarily to develop and protect its commercial line of communication services. It is anticipated that all business activities of the new corporation will be consolidated within STR as a communications division.

NOTE 17 - NEW ACCOUNTING PRONOUNCEMENTS:

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," for fiscal years beginning after December 15, 1995. The provisions of SFAS No. 121 establish standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of.

In October 1995, the FASB issued SFAS No.123, "Accounting for Stock-Based Compensation." SFAS No.123 is effective for fiscal years beginning after December 15, 1995 and establishes financial accounting and reporting standards for stock-based employee compensation plans.

STR believes the adoption of these standards in 1997 will not have a material impact on STR's current disclosure requirements.

                                                                         ANNEX A
                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made as of December 23, 1997, by and among Daedalus Enterprises, Inc., a Delaware corporation ("DEI"), DEI Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of DEI ("Merger Sub"), and S. T. Research Corporation, a Virginia corporation ("STR"). DEI, Merger Sub and STR may be referred to individually as a "Party" or collectively as the "Parties".

                              W I T N E S S E T H

     WHEREAS, STR, Merger Sub and DEI desire that Merger Sub merge with and into STR (the "Merger"), with STR being the surviving corporation of the Merger;

     WHEREAS, DEI, Merger Sub and STR desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

     WHEREAS, the Merger is intended to constitute a tax-free reorganization as described in Section 368 of the Code.

     NOW, THEREFORE, subject to the terms and conditions of this Agreement and the Articles of Merger to be filed in the Commonwealth of Virginia in order to effectuate the Merger, and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms will have the following meanings:

     "Acquisition Proposal" has the meaning set forth in Section 5.7.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Agreement" has the meaning set forth in the Preamble to this Agreement.

     "Articles of Merger" means the Articles of Merger to be filed with the Virginia State Corporation Commission setting forth the terms of the Merger.

     "Balance Sheet" has the meaning set forth in Section 4.1(h).

     "Certificate" has the meaning set forth in Section 3.1(a).

     "Closing" has the meaning set forth in Section 8.1.

     "Closing Date" has the meaning set forth in Section 8.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Constituent Corporations" has the meaning set forth in Section 2.1(b).

     "DEI" has the meaning set forth in the Preamble to this Agreement.

     "DEI Amended Certificate" means the Amended and Restated Certificate of Incorporation of DEI in the form attached as Exhibit 5.2.

     "DEI Balance Sheet" has the meaning set forth in Section 4.2(o).

     "DEI Common Stock" means the common stock, $.01 par value, of DEI.

     "DEI License Agreement" has the meaning set forth in Section 4.2(l).

     "DEI SEC Documents" has the meaning set forth in Section 4.2(d).

     "DEI Share" means any share of DEI Common Stock.

     "DEI Subsidiaries" has the meaning set forth in Section 4.2(b).

     "DGCL" means the Delaware General Corporation Law.

     "Dissenters' Shares" has the meaning set forth in Section 3.1(e).

     "Effective Time" has the meaning set forth in Section 2.2(a).

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, including medical, dental, disability and other welfare benefits plan, and material fringe benefit plan or program, (e) employee, severance and termination agreements and arrangements, and (f) all plans, programs and arrangements with respect to stock options, restricted stock, phantom stock and other stock-based or stock-related compensation.

     "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

     "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

     "Employment Agreement" means an employment agreement in the form attached hereto as Exhibit 8.2(a)(iii).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974 (including any amendments thereof, and the regulations and published interpretations thereunder).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means American Stock Transfer and Trust Company.

     "Financial Statements" has the meaning set forth in Section 4.1(f).

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

     "Higher Offer" has the meaning set forth in Section 5.7.

     "Intellectual Property Rights" means all of the right, title and interest of the party in and to (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means present actual knowledge, without independent investigation.

     "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "License Agreement" has the meaning set forth in Section 4.1(l).

     "Merger" has the meaning set forth in the first recital to this Agreement.

     "Merger Consideration" has the meaning set forth in Section 3.1(a).

     "Merger Sub" has the meaning set forth in the Preamble to this Agreement.

     "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

     "Ordinary Course of Business" means the ordinary course of business consistent with current and past custom and practice (including with respect to quantity and frequency).

     "Party" and "Parties" have the meaning set forth in the Preamble of this Agreement.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, or a governmental entity (or any department, agency, or political subdivision thereof).

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "STR" has the meaning set forth in the Preamble to this Agreement.

     "STR Share" means any share of STR common stock, $.10 par value.

     "Subject Company" has the meaning set forth in Section 5.11.

     "Surviving Corporation" has the meaning set forth in Section 2.1(a).

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "VSCA" means the Virginia Stock Corporation Act.

2. MERGER.

     2.1 The Merger.

         (a) Subject to the terms and conditions of this Agreement, the Articles of Merger, the DGCL and the VSCA, at the Effective Time (as defined in
Section 2.2(a) below) (i) Merger Sub will be merged     with and into STR and
(ii) the separate corporate existence of Merger Sub will cease and STR will continue as the "Surviving Corporation".

         (b) At the Effective Time (i) the Surviving Corporation will continue its corporate existence under the laws of the Commonwealth of Virginia and will possess all of the rights, privileges, immunities, powers, franchises and purposes of STR and Merger Sub immediately prior to the Merger (STR and Merger Sub will sometimes be referred to in this Agreement as the "Constituent Corporations"), (ii) all property of the Constituent Corporations will be the property of the Surviving Corporation and (iii) the Surviving Corporation will, by operation of law, assume all of the liabilities and obligations of the Constituent Corporations.

         (c) The Articles of Incorporation of STR in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

         (d) The Bylaws of STR in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

         (e) The existing directors and officers of STR in office immediately prior to the Effective Time will remain the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation, bylaws and applicable law.

     2.2 Effectiveness of the Merger.

         (a) The Articles of Merger will be filed with the Virginia State Corporation Commission on the day of the Closing or as soon thereafter as is practicable. The Merger will become effective at the time at which the Articles of Merger are filed with the Virginia State Corporation Commission, or at such later time as is agreed upon by the Parties and specified in the Articles of Merger (the "Effective Time").

         (b) If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any further deeds, assignments or other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason or as a result of, the Merger, the Constituent Corporations and their officers and directors, on behalf of the Constituent

Corporations, to the extent permitted by law, will execute and deliver all such deeds and assignments and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such actions.

3. MERGER CONSIDERATION.

     3.1 Merger Consideration and Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

         (a) Each STR Share issued and outstanding at the Effective Time, other than Dissenters' Shares (as defined in Section 3.1(e)), shall be converted into the right to receive 2.58 DEI Shares in accordance with Section 3.2 (the "Merger Consideration"). At the Effective Time, each STR Share shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist. Each holder of a stock certificate which immediately prior to the Effective Time represented outstanding STR Shares (a "Certificate") shall cease to have any rights with respect thereto except the right to receive, without interest, the Merger Consideration upon the surrender of such Certificate in accordance with Section 3.2. No transfers of the STR Shares shall be made on the stock transfer books of STR at or after the Effective Time.

         (b) Each STR Share issued and held by STR immediately prior to the Effective Time, if any, shall cease to be outstanding, shall automatically be canceled and retired without payment of any consideration therefor and shall cease to exist.

         (c) DEI Shares issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unaffected by the Merger. Outstanding certificates representing DEI Shares will continue to represent the number of shares of common stock of DEI following the Effective Time and need not be exchanged for new certificates of DEI by any holders thereof.

         (d) Each share of common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the same number of shares of common stock of the Surviving Corporation.

         (e) Notwithstanding anything in this Agreement to the contrary, the STR Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who do not vote in favor of the approval and adoption of this Agreement and who comply with all of the relevant provisions of Sections 13.1-729 through 13.1-741 of the VSCA (the "Dissenters' Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration. Dissenters' Shares shall, from and after the Effective Time, no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of Dissenters' Shares shall thereafter cease to have any rights with respect to such Shares except the right, if any, to receive payment pursuant to the relevant provisions of Sections 13.1-729 through 13.1-741 of the VSCA. If any holder of STR Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the STR Shares held thereby shall thereupon be treated as though converted into the Merger Consideration pursuant to Section 3.1(a) and such shares shall be deemed not to be Dissenters' Shares. Any Merger Consideration otherwise to have been paid to holders of Dissenters' Shares shall be retained by DEI.

         (f) Any option outstanding at the Effective Time to purchase DEI Shares shall be unaffected by the Merger unless the terms of the agreement evidencing such option provide otherwise. Each and every option outstanding at the Effective Time to purchase STR Shares shall automatically, at the Effective Time, become an option to purchase a number of DEI Shares equal to the product of (i) the number of STR Shares for which the option is exercisable, multiplied by (ii) the Merger Consideration to be exchanged for each STR Share in the Merger. The terms of options to purchase STR Shares shall not otherwise be affected or modified as a result of the Merger.

     3.2 Exchange of Certificates; Transmittal Letter. (a) Promptly after the Effective Time, DEI shall mail or cause to be mailed to each holder of record (other than STR and holders of Dissenters' Shares) of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration as contemplated by Section 3.1(a) with respect to each of the STR Shares represented thereby.

         (b) No dividends or other distributions that are declared after the Effective Time on DEI Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive DEI Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the DEI Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such DEI Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name the DEI Shares are issued any dividends or other distributions on such DEI Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. Notwithstanding the foregoing, neither the Exchange Agent nor any Party hereto shall be liable to any holder of STR Shares for any DEI Shares or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the DEI Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such DEI Shares for the account of the persons entitled thereto.

         (c) If any certificate representing DEI Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such DEI Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         (d) If a Certificate is lost or destroyed, the registered owner thereof shall be entitled to receive the Merger Consideration to which such registered owner would otherwise be entitled on the surrender of such Certificate by presenting an affidavit to DEI or the Exchange Agent attesting to the loss or destruction of such Certificate. DEI or the Exchange Agent may require such registered owner, as a condition precedent to receiving the Merger Consideration, to furnish DEI or the Exchange Agent with a bond or agreement of indemnity, in such form and amount and with such sureties, or without sureties, as DEI or the Exchange Agent may direct or approve.

         (e) No certificates or scrip representing a fraction of a DEI Share shall be issued upon the surrender of Certificates for exchange pursuant to this Section. In lieu of any such fractional shares, each holder of STR Shares shall be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a DEI Share to which such holder would have been entitled (computed based upon the aggregate number of STR Shares owned by such holder and the aggregate number of DEI Shares to which such holder is entitled) and (ii) the average of the published bid and asked prices per DEI Share for the trading day immediately prior to the Effective Time.

4. REPRESENTATIONS AND WARRANTIES.

     4.1 Representations and Warranties of STR. STR represents and warrants to DEI and Merger Sub as follows:

         (a) Authorization of Transaction. STR has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of STR enforceable in accordance with its terms and conditions. Except for the filing of the Articles of Merger with the Virginia State Corporation Commission, STR is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (b) Organization and Qualification. (i) STR is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. STR is duly authorized to conduct its business and is in good standing as a foreign corporation under the laws of each jurisdiction where the failure to be so authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a material adverse effect on STR. Such jurisdictions are listed on Schedule 4.1(b)(i). STR has all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1(b)(i) also lists the directors and officers of STR. STR has delivered to DEI correct and complete copies of the Articles of Incorporation and Bylaws of STR (as amended to the date hereof). STR is not in violation of any provision of its Articles of Incorporation or Bylaws.

              (ii) Except as set forth in Schedule 4.1(b)(ii), STR does not own and has never owned, directly or indirectly, a 50% or greater interest in the outstanding voting securities of any Person.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which STR is subject or any provision of its Articles of Incorporation or Bylaws, (ii) except as set forth in Schedule 4.1(c), result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which STR is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of any Security Interest upon any of STR's assets.

         (d) Capitalization. The entire authorized capital stock of STR consists of 3,000,000 shares of STR Common Stock, of which 723,786 shares are issued and outstanding, and 140 shares of STR's preferred stock, none of which are issued and outstanding. Each of the holders of STR Shares owns the STR Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws). All of the issued and outstanding STR Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the shareholders and in the amounts listed in Schedule 4.1(d) to this Agreement. Except as set forth on Schedule 4.1(d), STR has no outstanding subscriptions, warrants, options, rights, convertible securities or other agreements or commitments obligating STR to issue any additional shares. STR holds 418 of its authorized shares in treasury.

         (e) Equity Interests. Except as set forth in Schedule 4.1(e), STR does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

         (f) Financial Statements. Attached as Schedule 4.1(f) are the following financial statements of STR (collectively the "Financial Statements"): (i) an audited balance sheet as of September 30, 1997 and 1996 and related statements of operations, stockholders' equity and cash flows for the fiscal years ended September 30, 1997, 1996 and 1995 for STR. The Financial Statements have been prepared in accordance with GAAP and present fairly the financial condition of STR as of such dates and the results of operations of STR for such periods. The Financial Statements are correct and complete, to the extent required by GAAP, and are consistent with the books and records of STR (which books and records are correct and complete).

         (g) Subsequent Events. Except as set forth in Schedule 4.1(g), since September 30, 1997, STR has not:

              (i) issued, sold, purchased or redeemed any shares of its capital stock; granted any stock options or made any other commitment to issue or sell shares of its capital stock; amended its Articles of Incorporation or Bylaws; or declared, set aside or made any payment or distribution upon its capital stock;

              (ii) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the Ordinary Course of Business; issued any notes or other corporate debt securities; or waived any of its rights;

              (iii) mortgaged, pledged or subjected to any lien any asset or, except in the Ordinary Course of Business, entered into any lease of real property, machinery, equipment or buildings, or sold or transferred any intangible asset;

              (iv) effected any increases in salary, wage or other compensation of any kind, whether current or deferred, to any officer, employee, agent, broker or consultant, other than routine increases in the Ordinary
Course of Business; entered into any salary, wage or other compensation agreement with a term of one year or longer with any employee or made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect;

              (v) entered into any material transaction other than in the Ordinary Course of Business;

              (vi) suffered any damage, destruction or loss to any of its properties or assets (whether or not covered by insurance);

              (vii) suffered any adverse changes which in the aggregate have had or are reasonably likely to have a material adverse effect on the business, financial condition or prospects of STR; or

              (viii) become (A) subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) a party or, to the Knowledge of STR, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction of before any arbitrator.

         (h) Undisclosed Liabilities. STR does not have any Liability, except for (i) Liabilities set forth on the audited balance sheet of STR as of September 30, 1997 (the "Balance Sheet") and (ii) Liabilities which have arisen after September 30, 1997 in the Ordinary Course of Business (none of which liabilities resulted from, arose out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or provisions in the Articles of Incorporation or bylaws of STR providing for indemnification of directors, officers or employees).

         (i) Legal Compliance; Licenses and Authorizations.

              (i) STR has complied in all material respects with all applicable laws, statutes, rules, regulations and orders of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

              (ii) STR holds all licenses and other permits and authorizations necessary for the operation of the business of STR as presently conducted and such licenses, permits and authorizations will be in full force and effect for the entire duration of their respective unexpired license terms, unimpaired by any acts or omissions of STR, except for such licenses, permits and authorizations with respect to which the failure of STR to hold such licenses, permits and authorizations would not have a material adverse effect on STR. There is not now pending or, to the Knowledge of STR, threatened any action by the grantor of any such license, permit or authorization to revoke, cancel or refuse to renew any such license, permit or authorization.

         (j) Tax Returns and Taxes. (i) STR has filed all federal, state, local and other Tax returns and reports which are required to be filed; (ii) STR has paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to such returns; (iii) STR has not received any notice of assessment of additional Taxes or executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes; (iv) there are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the Knowledge of STR, threatened against STR; (v) STR is current in the payment of all withholding and other employee taxes which are due and payable;
(vi) there are no Tax liens on any of the assets or properties of STR; (vii) the accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes of STR for all periods ending on or before the date of such statement; (viii) all Taxes for periods beginning after the date of such statement up to the Closing have been paid or are adequately reserved against on the books of STR; (ix) STR has not been audited by the Internal Revenue Service, has not received any notice of an audit and has not been threatened with an audit.

         (k) Litigation. None of STR or any director or officer of STR is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of STR, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No director or officer of STR has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against STR.

         (l) Intellectual Property. Except as set forth in Schedule 4.1(l), STR does not hold, own or use any domestic or foreign patents and registered trademarks, tradenames and service marks, or patent, trademark, tradename and service mark applications filed in connection with the business of STR. Set forth on Schedule 4.1(l) is a correct and complete list of all license and other agreements allowing STR to use intellectual property rights of third parties in the United States or foreign countries entered into by STR or affecting the business of STR (the "License Agreements").

     Except as set forth on Schedule 4.1(l), (y) STR has and owns all right, title and interest in and to all of the Intellectual Property Rights (including the exclusive right to use, sell, license or dispose of such rights and to bring actions for infringement thereof) which are required or necessary for STR to conduct its business in the normal course in accordance with past practice, free and clear of any claims, liens, licenses or encumbrances and (z) no Person has a right to receive a royalty or similar payment in respect of any of the Intellectual Property Rights. STR has no Knowledge of and has not received any notice of any infringements of, or claims or assertions of infringement of, any of the Intellectual Property Rights, and STR has not taken or omitted to take any action which would have the effect of waiving any of its rights relating to any of the Intellectual Property Rights. There have been no claims and, to the Knowledge of STR, there is no basis for any claim challenging the scope, validity or enforceability of any of the Intellectual Property Rights which are material to the conduct of STR's business. The manufacture, sale or use of any products now or heretofore manufactured or sold by STR did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others. Each of the License Agreements is in full force and effect and there has occurred no default which is continuing in respect of any License Agreement.

         (m) Tangible Assets. STR owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted, free and clear of all liens and encumbrances except as set forth on Schedule 4.1(m). Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

         (n) Contracts. Except as set forth on Schedule 4.1(n), STR is not a party to any outstanding:

         (i) written contract (or collective bargaining agreement) with any labor union or representative of employees;

              (ii) written or oral commitment, contract, or agreement involving an obligation or liability on the part of STR of more than $10,000 (excluding orders for the purchase of standard products and services from STR accepted in the Ordinary Course of Business and providing for prevailing prices and customary conditions of sale);

              (iii) written or oral lease of real property or personal property;

              (iv) written or oral agreement, contract or commitment containing any covenant limiting the freedom of STR to engage in any line of business or compete with any Person;

              (v) written or oral employment, consulting, sales representative, agency or distributor agreement that is not cancelable by STR pursuant to its stated terms on notice of not longer than three months and without liability, penalty or premium;

              (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

              (vii) written or oral agreement or contract relating to any indebtedness or the mortgaging, pledging or the placing of a lien on any of the properties or assets of STR which is not reflected in the Financial
Statements;

              (viii) guaranty of any obligation;

              (ix) loans to or from officers, directors or affiliates;

              (x) any agreement with any shareholder of STR or any of its affiliates; or

              (xi) any other written or oral agreement which is material to the operations or business prospects of STR.

STR has delivered to DEI a correct and complete copy of each written agreement listed in Schedule 4.1(n) (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.1(n). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time could constitute a breach or default, or permit termination, modification, or acceleration, under the agreement and (D) no party has repudiated any provision of the agreement. Except as set forth in Schedule 4.1(n), no contract or agreement described in
Schedule 4.1(n) requires the consent of any party to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

         (o) Notes and Accounts Receivable.   Except as set forth in Schedule
4.1(o), all notes and accounts receivable of STR are reflected properly on its books and records, are subject to no known setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of STR.

         (p) Inventories. (i) All inventory of STR, including, without limitation, raw materials, work in process, finished goods, returned products, goods in transit and all other materials used or consumed in their business and reflected on the Balance Sheet: (A) was acquired and has been maintained in the Ordinary Course of Business; (B) is of good and merchantable quality; (C) consists substantially of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business; (D) is valued at reasonable amounts based on the Ordinary Course of Business during the past six months; and (E) is not subject to any write-down or write-off. (ii) STR is not under any Liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. (iii) All inventory has been valued on the Balance Sheet and on STR's records and books of account at the lower of cost (determined on a first in, first out basis) or market value on a basis consistent with that reflected in the Financial Statements. (iv) Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of realizable market value. (v) All of the work-in-process, raw materials and supplies inventory can be used or consumed in the Ordinary Course of Business and are not in amounts in excess of normal requirements. (vi) Since the date of the Balance Sheet, there has been no change in the amount of inventory except changes as a result of the purchase and sale of, or adjustment to, inventory in the Ordinary Course of Business, including, but not limited to, established seasonal patterns.

         (q) Insurance. Set forth on Schedule 4.1(q) is a complete and correct list of all policies of insurance of STR, indicating for each policy the carrier, risks insured against, coverage limits, deductible amounts, premium rate, expiration date, all outstanding claims thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect.

         (r) [reserved]

         (s) Payments. STR has not directly or indirectly, nor has any agent, representative or employee of STR, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the operations of STR and which is, or may be with the passage of time or discovery, illegal under any federal, state or local law (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction. STR has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and STR has at all times done business in an open and ethical manner.

         (t) Employee Benefits.

              (i) Schedule 4.1(t) to this Agreement lists each Employee Benefit Plan that STR maintains or to which it contributes.

                   (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its underlying documents, the applicable requirements of ERISA, the Code, and other applicable laws.

                   (B) All applicable disclosure and filing requirements have been timely satisfied in all material respects with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of
Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                   (C) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                   (D) With respect to each such Employee Benefit Plan, STR has delivered to DEI correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, if applicable, and all related insurance contracts, or trust or other funding agreements which, if applicable, implement each such Employee Benefit Plan.

              (ii) STR does not contribute to, has never contributed to, nor has ever been required to contribute to any Multiemployer Plan, and has no Liability (including withdrawal Liability) under any Multiemployer Plan.

              (iii) STR does not maintain, has never maintained, does not contribute, has never contributed, nor has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

              (iv) There is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Knowledge of STR, threatened with respect to any such Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

              (v) Except as disclosed in Schedule 4.1(t), with respect to each Employee Pension Benefit Plan:

                   (A) each such plan which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service
(copies of which have been delivered to DEI) as to qualification of such plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                   (B) no event has occurred and no condition exists relating to any such plan that would subject STR or DEI to any tax under Code
Sections 4972 or 4979, or to any Liability under ERISA Section 502; and

                   (C) neither any such plan nor any other Person has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code Section
4975) with respect to such Plan, for which no individual or class exemption exists.

         (u) Insider Interests. Except as set forth on Schedule 4.1(u), (i) no officer or director of STR, nor any shareholder of STR, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of STR, and (ii) no such person has any business relationship with STR, except as an officer, employee, director or shareholder thereof.

         (v) Brokers' Fees. STR has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (w) Form S-4 Registration Statement.   None of the information
supplied or to be supplied by STR for inclusion or incorporation by reference in the Form S-4 registration statement (including the joint proxy statement contained therein) to be filed with the SEC pursuant to Section 5.10 hereof will, on the date the joint proxy statement (including any amendment or supplement thereto) is first mailed to stockholders and at the time of the meeting of STR's stockholders and the time of the meeting of DEI's stockholders to approve this Agreement, or, in the case of the Form S-4 registration statement, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         (x) Anti-Takeover Statutes. No "fair price", "moratorium", "control share acquisition", "business combination", or other similar anti-takeover statute or regulation is applicable to the Merger or the transactions contemplated thereby.

     4.2 Representations and Warranties of DEI. DEI and Merger Sub represent and warrant to STR as follows:

         (a) Authorization of Transaction. DEI has full corporate power and authority to execute and deliver this Agreement and each Employment Agreement being executed and delivered by DEI and, subject to obtaining the approval of its stockholders, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and each Employment Agreement to which DEI is a party constitutes the valid and legally binding obligation of DEI enforceable in accordance with its
terms and conditions.   Except for the filing of the Articles of Merger with
the Virginia State Corporation Commission, DEI is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (b) Organization and Qualification. (i) DEI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. DEI is duly authorized to conduct its business and is in good standing as a foreign corporation under the laws of each jurisdiction where the failure to be so authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a material adverse effect on the business of DEI and the DEI Subsidiaries, taken as a whole. Such jurisdictions are listed on Schedule 4.2(b)(i). DEI has all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. DEI has delivered to STR correct and complete copies of the Certificate of Incorporation and Bylaws of DEI (as amended to the date hereof). DEI is not in violation of any provision of its Certificate of Incorporation or Bylaws.

                    (ii) The DEI SEC Documents set forth the name and jurisdiction of incorporation of each Person in which DEI directly or indirectly owns a 50% or greater interest in the outstanding voting securities thereof (the "DEI Subsidiaries"). DEI owns all of the issued and outstanding securities of each DEI Subsidiary free and clear of all liens, charges, encumbrances and other rights of third parties, and all such securities have been duly and validly issued and are fully paid and non-assessable. Each DEI Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state or jurisdiction of incorporation, each has the corporate power to own or lease its properties and to carry on its business as presently conducted, and each is duly authorized to do business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify would have a material adverse effect on the business of DEI and the DEI Subsidiaries, taken as a whole. None of the DEI Subsidiaries is in violation of any provision of its charter or bylaws. Merger Sub was formed solely for the purpose of the Merger and to engage in the transactions contemplated thereby, is 100% owned by DEI and has not done any business, incurred any liabilities or obligations or entered into any contracts other than this Agreement.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Employment Agreements to which it will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which DEI is subject or any provision of its Certificate of Incorporation or bylaws, (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which DEI is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of any Security Interest upon DEI's assets.

         (d) DEI SEC Documents; Options and Warrants. DEI has delivered to STR true and complete copies of its Form 10-K for the year ended July 31, 1997 and all other documents that DEI has filed with the SEC since such date pursuant to the Exchange Act (the "DEI SEC Documents"). Such reports are complete and correct in all material respects. The financial statements included in such Form 10-K have been prepared in accordance with GAAP and present fairly the consolidated financial condition of DEI and the DEI Subsidiaries as of such dates and the consolidated results of operations of DEI and the DEI Subsidiaries for such periods. The Financial Statements are correct and complete, to the extent required by GAAP, and are consistent with the books and records of DEI and the DEI Subsidiaries (which books and records are correct and complete). Except as set forth on Schedule 4.2(d), DEI has no outstanding subscriptions, warrants, options, rights, convertible securities or other agreements or commitments obligating DEI to issue any additional shares.

         (e) Merger Consideration. The shares of DEI Common Stock to be issued and delivered pursuant to this Agreement and the Merger are duly authorized and, when issued and delivered as contemplated herein, will be duly and validly issued, fully paid and non-assessable.

         (f) Equity Interests. Except for the DEI Subsidiaries, DEI does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

         (g) Subsequent Events.  Except as set forth in the DEI SEC Documents or
Schedule 4.2(g), or as otherwise contemplated by this Agreement, since July 31, 1997, neither DEI nor any DEI Subsidiary has:

              (i) issued, sold, purchased or redeemed any shares of its capital stock; granted any stock options or made any other commitment to issue or sell shares of its capital stock; amended its Certificate of Incorporation or Bylaws; or declared, set aside or made any payment or distribution upon its capital stock;

              (ii) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the Ordinary Course of Business; issued any notes or other corporate debt securities; or waived any of its rights;

              (iii) mortgaged, pledged or subjected to any lien any asset or, except in the Ordinary Course of Business, entered into any lease of real property, machinery, equipment or buildings, or sold or transferred any intangible asset;

              (iv) effected any increases in salary, wage or other compensation of any kind, whether current or deferred, to any officer, employee, agent, broker or consultant, other than routine increases in the Ordinary Course of Business; entered into any salary, wage or other compensation agreement with a term of one year or longer with any employee or made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect;

              (v) entered into any material transaction other than in the Ordinary Course of Business;

              (vi) suffered any damage, destruction or loss to any of its properties or assets (whether or not covered by insurance);

              (vii) suffered any adverse changes which in the aggregate have had or are reasonably likely to have a material adverse effect on the business, financial condition or prospects of DEI and the DEI Subsidiaries, taken as a whole; or

              (viii) become (A) subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) a party or, to the Knowledge of DEI, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction of before any arbitrator, which, with respect to (A) or (B), would be required to be disclosed in a report filed by DEI under the Exchange Act.

         (h) Undisclosed Liabilities. Neither DEI nor any DEI Subsidiary has any Liability, except for (i) Liabilities set forth in the DEI SEC Documents and
(ii) Liabilities which have arisen after the date of the current period balance sheet contained in the most recent DEI SEC Document in the Ordinary Course of Business (none of which liabilities resulted from, arose out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or provisions in the Certificate of Incorporation or bylaws of DEI or a DEI Subsidiary providing for indemnification of directors, officers or employees).

         (i) Legal Compliance; Licenses and Authorizations.

              (i) DEI and the DEI Subsidiaries have complied in all material respects with all applicable laws, statutes, rules, regulations and orders of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

              (ii) DEI and the DEI Subsidiaries hold all licenses and other permits and authorizations necessary for the operation of the business of DEI and the DEI Subsidiaries as presently conducted and such licenses, permits and authorizations will be in full force and effect for the entire duration of their respective unexpired license terms, unimpaired by any acts or omissions of DEI or a DEI Subsidiary, except for such licenses, permits and authorizations with respect to which the failure of DEI or a DEI Subsidiary to hold such licenses, permits and authorizations would not have a material adverse effect on DEI and the DEI Subsidiaries, taken as a whole. There is not now pending or, to the Knowledge of DEI, threatened any action by the grantor of any such license, permit or authorization to revoke, cancel or refuse to renew any such license, permit or authorization.

         (j) Tax Returns and Taxes. Except as set forth in Schedule 4.2(j), (i) DEI and the DEI Subsidiaries have filed all federal, state, local and other Tax returns and reports which are required to be filed; (ii) DEI and the DEI Subsidiaries have paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to such returns; (iii) DEI and the DEI Subsidiaries have not received any notice of assessment of additional Taxes or executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes; (iv) there are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the Knowledge of DEI, threatened against DEI or a DEI Subsidiary; (v) DEI and the DEI Subsidiaries are current in the payment of all withholding and other employee taxes which are due and payable; (vi) there are no Tax liens on any of the assets or properties of DEI or a DEI Subsidiary; (vii) the accruals for Taxes set forth in the current period balance sheet contained in the most recent DEI SEC Document are adequate to cover all liabilities for Taxes of DEI and the DEI Subsidiaries for all periods ending on or before the date of such statement;
(viii) all Taxes for periods beginning after the date of such statement up to the date hereof and the Closing have been paid or are adequately reserved against on the books of DEI and the DEI Subsidiaries; (ix) DEI and the DEI Subsidiaries have not been audited by the Internal Revenue Service since the fiscal 1989 Tax return, have not received any notice of an audit and have not been threatened with an audit.

         (k) Litigation. Except as set forth in Schedule 4.2(k), none of DEI, the DEI Subsidiaries or any director or officer of DEI or the DEI Subsidiaries is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of DEI, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No director or officer of DEI or the DEI Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against DEI or the DEI Subsidiaries.

         (l) Intellectual Property. Except as set forth in Schedule 4.2(l),
DEI and the DEI Subsidiaries do not hold, own or use any domestic or foreign patents and registered trademarks, tradenames and service marks, or patent, trademark, tradename and service mark applications filed in connection with the business of DEI and the DEI Subsidiaries. Set forth on Schedule 4.2(l) is a correct and complete list of all license and other agreements allowing DEI and the DEI Subsidiaries to use intellectual property rights of third parties in the United States or foreign countries entered into by DEI and the DEI Subsidiaries or affecting the business of DEI and the DEI Subsidiaries (the "DEI License Agreements"). Except as set forth on Schedule 4.2(l), (y) DEI and the DEI Subsidiaries have and own all right, title and interest in and to all of the Intellectual Property Rights (including the exclusive right to use, sell, license or dispose of such rights and to bring actions for infringement thereof) which are required or necessary for DEI and the DEI Subsidiaries to conduct their business in the normal course in accordance with past practice, free and clear of any claims, liens, licenses or encumbrances and (z) no Person has a right to receive a royalty or similar payment in respect of any of the Intellectual Property Rights. Except as set forth on Schedule 4.2(l), DEI and the DEI Subsidiaries have no Knowledge of and have not received any notice of any infringements of, or claims or assertions of infringement of, any of the Intellectual Property Rights, and DEI and the DEI Subsidiaries have not taken or omitted to take any action which would have the effect of waiving any of its rights relating to any of the Intellectual Property Rights. There have been no claims and, to the Knowledge of DEI, there is no basis for any claim challenging the scope, validity or enforceability of any of the Intellectual Property Rights which are material to the conduct of the business of DEI and the DEI Subsidiaries. The manufacture, sale or use of any products now or heretofore manufactured or sold by DEI and the DEI Subsidiaries did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others. Each of the DEI License Agreements is in full force and effect and there has occurred no default which is continuing in respect of any DEI License Agreement.

         (m) Tangible Assets. DEI and the DEI Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets used in the conduct of their business as presently conducted, free and clear of all liens and encumbrances except as set forth on Schedule 4.2(m). Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

         (n) Contracts. All material contracts which are required to be attached to or incorporated by reference in the DEI SEC Documents have been so attached or incorporated. With respect to each such contract filed with or incorporated by reference into a DEI SEC Document: (A) the contract is legal, valid, binding and enforceable; (B) the contract will continue to be legal, valid, binding and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time could constitute a breach or default, or permit termination,


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modification, or acceleration, under the contract and (D) no party has repudiated any provision of the contract. Except as set forth in Schedule 4.2(n), none of such contracts requires the consent of any party to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

         (o) Notes and Accounts Receivable.   All notes and accounts receivable
of DEI and the DEI Subsidiaries are reflected properly on its books and records, are subject to no known setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the audited balance sheet (rather than in any notes thereto) filed as part of the DEI SEC Documents (the "DEI Balance Sheet") as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DEI and the DEI Subsidiaries.

         (p) Inventories. (i) All inventory of DEI and the DEI Subsidiaries, including, without limitation, raw materials, work in process, finished goods, returned products, goods in transit and all other materials used or consumed in their business and reflected on the DEI Balance Sheet: (A) was acquired and has been maintained in the Ordinary Course of Business; (B) is of good and merchantable quality; (C) consists substantially of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business; (D) is valued (after taking into account the reserve set forth on the DEI Balance Sheet) at reasonable amounts based on the Ordinary Course of Business during the past six months; and (E) is not subject to any write-down or write-off in excess of the reserve set forth on DEI Balance Sheet. (ii) DEI and the DEI Subsidiaries are not under any Liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. (iii) All inventory has been valued on the DEI Balance Sheet and on DEI's records and books of account at the lower of cost (determined on a first in, first out basis) or market value (after taking into account the reserve set forth on the DEI Balance Sheet). (iv) Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of realizable market value (after taking into account the reserve set forth on the DEI Balance Sheet). (v) All of the work-in-process, raw materials and supplies inventory can be used or consumed in the Ordinary Course of Business and are not in amounts in excess of normal requirements. (vi) Since the date of the DEI Balance Sheet, there has been no change in the amount of inventory except changes as a result of the purchase and sale of, or adjustment to, inventory in the Ordinary Course of Business, including, but not limited to, established seasonal patterns.

         (q) Insurance. Set forth on Schedule 4.2(q) is a complete and correct list of all policies of insurance of DEI and the DEI Subsidiaries, indicating for each policy the carrier, risks insured against, coverage limits, deductible amounts, premium rate, expiration date, all outstanding claims thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect.

         (r) [reserved]

         (s) Payments. Neither DEI nor any DEI Subsidiary has directly or indirectly, nor has any agent, representative or employee of any of them, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which



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is in any manner related to the operations of DEI and the DEI Subsidiaries and which is, or may be with the passage of time or discovery, illegal under any federal, state or local law (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction. Neither DEI nor any DEI Subsidiary has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and DEI and the DEI Subsidiaries have at all times done business in an open and ethical manner.

         (t) Employee Benefits.

              (i) Schedule 4.2(t) to this Agreement lists each Employee Benefit Plan that DEI or a DEI Subsidiary maintains or to which it contributes.

                   (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its underlying documents, the applicable requirements of ERISA, the Code, and other applicable laws.

                   (B) All applicable disclosure and filing requirements have been timely satisfied in all material respects with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                   (C) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                   (D) With respect to each such Employee Benefit Plan, DEI has delivered to STR correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, if applicable, and all related insurance contracts, or trust or other funding agreements which, if applicable, implement each such Employee Benefit Plan.

              (ii) DEI and the DEI Subsidiaries do not contribute to, have never contributed to, nor have ever been required to contribute to any Multiemployer Plan, and have no Liability (including withdrawal Liability) under any Multiemployer Plan.

              (iii) DEI and the DEI Subsidiaries do not maintain, have never maintained, do not contribute, have never contributed, nor have ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

              (iv) There is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Knowledge of DEI, threatened with respect to any such Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.


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



         (v) Except as disclosed in SCHEDULE 4.2(T), with respect to each Employee Pension Benefit Plan:

                   (A) each such plan which is intended to qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service
(copies of which have been delivered to STR) as to qualification of such plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                   (B) no event has occurred and no condition exists relating to any such plan that would subject STR or DEI to any tax under Code
Sections 4972 or 4979, or to any Liability under ERISA Section 502; and

                   (C) neither any such plan nor any other Person has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code
Section 4975) with respect to such Plan, for which no individual or class exemption exists.

         (u) Insider Interests. No officer or director of DEI or any DEI Subsidiary, nor any shareholder of DEI, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of DEI and the DEI Subsidiaries, and no such person has any business relationship with DEI or any DEI Subsidiary, except as an officer, employee, director or shareholder thereof.

         (v) Brokers' Fees. Except as set forth in Schedule 4.2(v), DEI and the DEI Subsidiaries have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (w) Form S-4 Registration Statement. None of the information supplied or to be supplied by DEI for inclusion or incorporation by reference in the Form S-4 registration statement (including the joint proxy statement contained therein) to be filed with the SEC pursuant to Section 5.10 hereof will, on the date the joint proxy statement (including any amendment or supplement thereto) is first mailed to stockholders and at the time of the meeting of STR's stockholders and the time of the meeting of DEI's stockholders to approve this Agreement, or, in the case of the Form S-4 registration statement, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         (x) Anti-Takeover Statutes. No "fair price", "moratorium", "control share acquisition", "business combination", or other similar anti-takeover statute or regulation is applicable to the Merger or the transactions contemplated thereby.


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



5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     5.2 Stockholder Meetings. As soon as practicable following the date hereof, each of DEI and STR, acting through its Board of Directors, will take all action necessary in accordance with its Certificate of Incorporation and Bylaws and applicable law to duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting, in the case of STR, upon the approval of this Agreement and the transactions contemplated hereby and, in the case of DEI, upon the approval of the DEI Amended Certificate (in the form attached hereto as Exhibit 5.2, which increases the number of authorized DEI Shares to 5,000,000 and changes DEI's name to "Sensys Technologies Inc.") and an amendment to the DEI Long-Term Incentive Plan increasing the number of shares available thereunder to 400,000. Subject to the fiduciary duties of DEI's Board of Directors and STR's Board of Directors under applicable law (as determined following consultation with counsel) and the next succeeding sentence, the Board of Directors of each of DEI and STR shall recommend and declare advisable such approval and use its best efforts to solicit votes in favor of the matters set forth above. The Board of Directors of each of DEI or STR, as the case may be, may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement and the Merger (in the case of STR) or the approval of the DEI Amended Certificate and the amendment to the DEI Long-Term Incentive Plan (in the case of DEI), or recommend and declare advisable any other offer or proposal, if (i) such Board of Directors determines that the failure to so withdraw, modify, or change its recommendation and declaration would cause the Board of Directors to breach its fiduciary duties to DEI's or STR's stockholders, as the case may be, under applicable law as advised in writing by counsel, or (ii) another Person or group makes a Higher Offer that the Board of Directors reasonably believes, in the good faith exercise of its business judgment, is likely to lead to consummation of an agreement to acquire all of the stock of DEI or STR, as the case may be, and, notwithstanding anything contained in this Agreement to the contrary, any such withdrawal, modification, or change of recommendation shall not constitute a breach of this Agreement by DEI or STR, as the case may be; provided that neither Board of Directors may withdraw, modify or change its recommendation or declaration with respect to this Agreement or the Merger because of the trading price of DEI Shares between the date hereof and the date of the applicable stockholder meeting.

     5.3 Notices and Consents. DEI and STR will give any notices to third parties, and use their best efforts to obtain any third-party authorizations, consents, or approvals required in order to consummate the transactions contemplated by this Agreement.

     5.4 Operation of Business. From the date of this Agreement until the Effective Time, STR and DEI will each operate its business in the Ordinary Course of Business. STR and DEI will each use its best efforts to preserve intact its present business organization, maintain in effect all material licenses, permits and approvals of governmental authorities necessary for the conduct of its present business and maintain its present operations, physical facilities, working conditions and relationships with lessors, suppliers, customers, clients and employees. Each of STR and DEI agree not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of DEI (in the case of STR) or STR (in the case of DEI). Without limiting the generality of the foregoing and except as otherwise specifically provided in this Agreement, from the date of this Agreement until the Effective Time, each of STR and DEI will not, without the prior written consent of the other Party:

         (a) amend its Articles of Incorporation or Certificate of Incorporation, as the case may be, or its Bylaws;

         (b) pay or declare any cash dividend, or other dividend or distribution with respect to its capital stock;

         (c) issue, transfer, sell or deliver, or commit to issue, transfer, sell or deliver, any shares of its capital stock (or any options, warrants or any rights thereto including, without limitation, any securities convertible into or exchangeable, with or without additional consideration, for such capital stock) except pursuant to the exercise of stock options or warrants existing on the date of this Agreement or under the conditions set forth in Schedule 5.4(c);

         (d) increase or reduce the number of shares of its capital stock by split-up, reverse split, reclassification or distribution of stock dividends;

         (e) purchase or otherwise acquire for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or convertible into or exchangeable for such stock, with or without additional consideration;

         (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of any corporation, partnership, association or other business organization or division thereof, or make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation;

         (g) incur additional indebtedness for borrowed money except pursuant to existing lines of credit;

         (h) adopt or materially modify any bonus, pension, profit-sharing or other compensation plan or enter into any contract of employment with any employee which is not terminable at will without cost or other liability;

         (i) adopt, enter into or amend in any material respect any collective bargaining, employment, severance or termination agreement or arrangement with any person or make any change in its key management structure, including, but not limited to, the hiring of additional employees or the termination of existing employees;


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



         (j) discharge or satisfy any lien or encumbrance or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except current liabilities incurred in the Ordinary Course of Business;

         (k) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance any of its assets or property;

         (l) transfer or lease any of its assets or property except in the Ordinary Course of Business except as set forth in Schedule 5.4(l);

         (m) cancel or compromise any debt or claim other than in the Ordinary Course of Business in an aggregate amount in excess of $10,000;

         (n) waive or release any rights, or settle any claim, in an aggregate amount which is in excess of $10,000;

         (o) transfer or grant any rights under any leases, licenses or other agreements, other than in the Ordinary Course of Business;

         (p) make or grant any general or individual wage or salary increase to any of its officers;

         (q) fail to pay or discharge its accounts payable, debts or liabilities when due;

         (r) suffer any material adverse change in its financial condition, properties or business;

         (s) except in the Ordinary Course of Business, make or enter into any contract, commitment or transaction which involves an expenditure in excess of $10,000, or renew, extend, amend or modify any contract, commitment or transaction involving in excess of $10,000;

         (t) enter into or amend any contract, agreement or other transaction with any of its officers, directors or shareholders, or any affiliate of such an officer, director or shareholder, on terms that are less favorable than could be obtained from an unrelated third party on an arm's length basis.

     5.5 Full Access to and Provision of Information. Each of STR and DEI will permit the other Party and its designees to have access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to it and will deliver such other documentation and information which is reasonably requested in accordance with that certain Non-Disclosure Agreement, dated as of October 28, 1996, between DEI and STR.

     5.6 Notice of Developments. Upon becoming aware of such facts or circumstances, each Party will give prompt written notice to the other Party of
(a) the occurrence or failure to occur of any event the effect of which is that any representation and warranty made by such Party herein is untrue and (b) the receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. To the extent such facts or circumstances would cause a Schedule to this Agreement to become incorrect or incomplete, such Schedule shall be amended and delivered promptly to the other Party (and, in any event, prior to the Closing). No disclosure by any Party pursuant to this Section 5.6, however, will be deemed to amend or supplement this Agreement or the Schedules (except to increase the number of STR Shares outstanding as stated in Section 4.1(d) and to disclose the sale of STR Shares in Schedule 4.1(g), in each case to the extent STR Shares are sold under the conditions set forth in Schedule 5.4(c)), or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless such misrepresentation or breach is waived in accordance with
Section 11.10; provided, however, that if the Effective Time occurs notwithstanding such disclosure, the representations and warranties contained in this Agreement shall be deemed amended to include such disclosure and such misrepresentation or breach shall be deemed waived.

     5.7 Exclusivity. (a) Neither DEI nor any of the DEI Subsidiaries nor any of their respective officers and directors shall, and DEI and the DEI Subsidiaries will use their best efforts to cause their employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by DEI) not to, initiate, solicit, encourage or take any other action to facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction or series of transactions involving DEI or any of DEI Subsidiary, or any purchase of all or any significant portion of the assets of DEI (other than DEI's real estate) or any equity interest in DEI other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the Board of Directors on behalf of DEI may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if (i) the failure to provide such information or participate in such negotiations and discussions would cause the members of the Board of Directors to breach its fiduciary duties to DEI's stockholders under applicable law as advised in writing by counsel or (ii) another Person or group makes a bona fide offer or proposal with respect to all DEI Shares which, based upon the identity of the Person making it and the terms thereof, the Board of Directors believes, in the good faith exercise of its business judgment, could reasonably be expected to lead to a transaction involving all DEI Shares more favorable to DEI's stockholders from a financial point of view than the transaction contemplated hereby; provided, however, that such Person must have required, as a condition to his or its highest offer or proposal (or to the making thereof), that DEI terminate this Agreement (in either case, a "Higher Offer"). DEI will notify STR immediately, orally and in writing, if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with DEI and will keep STR informed, on a current basis, of the status and terms of any such proposals and status of any such negotiations or discussions. The provisions of this Section 5.7(a) shall not prohibit DEI from taking any position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

         (b) Neither STR nor any of its officers and directors shall, and STR will use its best efforts to cause its employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by STR) not to, initiate, solicit, encourage or take any other action to facilitate, directly or indirectly, any inquiries or the making of any Acquisition Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the Board of Directors on behalf of STR may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if (i) the failure to provide such information or participate in such negotiations and discussions would cause the members of the Board of Directors to breach its fiduciary duties to STR's stockholders under applicable law as advised in writing by counsel or (ii) another Person or group makes a bona fide offer or proposal with respect to all STR Shares which, based upon the identity of the Person making it and the terms thereof, the Board of Directors believes, in the good faith exercise of its business judgment, could reasonably be expected to lead to a transaction involving all STR Shares more favorable to STR's stockholders from a financial point of view than the transaction contemplated hereby; provided, however, that such Person must have required, as a condition to his or its Highest Offer (or to the making thereof), that STR terminate this Agreement. STR will notify DEI immediately, orally and in writing, if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with STR and will keep DEI informed, on a current basis, of the status and terms of any such proposals and status of any such negotiations or discussions.

     5.8 WARN Act. STR agrees that, if requested by DEI, it shall, on behalf of DEI, issue such notices as are required under the Worker Adjustment and Retraining Notification Act of 1988 or any similarly applicable state or local law. No such notices shall be given without the prior approval of DEI.

     5.9 Press Releases and Public Announcements. Neither DEI nor STR will issue any press release or make any public announcement relating to the subject matter of this Agreement or any Employment Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld.

     5.10 Registration Statement. DEI and STR will, as promptly as practicable, prepare and DEI will file with the SEC a Form S-4 registration statement containing a joint proxy statement/prospectus and forms of proxy in connection with the vote of DEI's and STR's stockholders with respect to the Merger and the issuance of the DEI Shares pursuant to the Merger. DEI and STR will, and will cause their accountants and lawyers to, use their best efforts to have or cause the Form S-4 registration statement to be declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. DEI and STR will use their respective best efforts to cause the joint proxy statement included as part of the Form S-4 registration statement to be mailed or delivered to stockholders of DEI and STR at the earliest practicable date and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings as soon as practicable after the date hereof.

     5.11 Affiliates of the Company and Parent. Prior to the Effective Time, DEI and STR (each of which is referred to in this Section as a "Subject Company") shall deliver to each other a list identifying all persons who, at the time this Agreement is submitted for approval to the stockholders of the Subject Company, may be deemed to be Affiliates of the Subject Company. STR shall use its best efforts to cause each person who is identified as an Affiliate in the list furnished pursuant to this Section 5.11 to deliver to DEI, on or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any DEI Shares issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     5.12. Representations and Warranties. Except as otherwise expressly provided by this Agreement, neither STR nor DEI or Merger Sub will take any action that would cause any of the representations and warranties set forth in Sections 4.1 or 4.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time; provided, that STR shall not be prohibited from selling STR Shares under the conditions set forth in
Schedule 5.4(c).

     5.13 Board of Directors of DEI. Effective at the Effective Time and conditional upon the consummation of the Merger, William Panschar and Charles Stanich shall have submitted their resignations as DEI Directors to the DEI Board of Directors, DEI's Board of Directors shall have resolved to increase the number of directors on the DEI Board of Directors to seven and DEI's Board of Directors shall have appointed S. R. Perrino, S. K. Rockwell, James Busey and Dr. Chuck Bernard to fill the resulting vacancies.

     5.14 Amended and Restated Certificate of Incorporation of DEI. If duly approved by DEI's stockholders as contemplated by Section 5.2, DEI shall, immediately prior to the Effective Time, execute and file the DEI Amended Certificate with the Delaware Secretary of State.

6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Employment Agreement, each of the Parties will, to the extent permitted by law, take such further action (including the execution and delivery of such further instruments and documents and obtaining such further consents) as any other Party may request, all at the sole cost and expense of the requesting Party. STR acknowledges and agrees that from and after the Closing, DEI will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data in STR's possession of any sort relating to STR.

     6.2 Employee Benefit Plans. DEI shall maintain or cause to be maintained after the Closing all of the Employee Benefit Plans of STR and DEI until such time as it has determined that termination of any such Employee Benefit Plan is in DEI's best interest.

7. CONDITIONS TO OBLIGATIONS TO CLOSE THE MERGER.

     7.1 Conditions to Obligation of DEI and Merger Sub. The obligation of DEI and Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions prior to the Effective Time:

         (a) The representations and warranties set forth in Section 4.1 shall be true and correct at and as of the Closing Date.

         (b) STR shall have performed and complied with all of its covenants under this Agreement in all material respects through the Closing.

         (c) This Agreement and the Merger shall have been duly approved by the holders of the requisite number of the STR Shares in accordance with applicable law and STR's Articles of Incorporation and Bylaws, and the DEI Amended Certificate shall have been duly approved by the holders of the requisite number of the DEI Shares in accordance with applicable law and DEI's Certificate of Incorporation and Bylaws.

         (d) There shall be no more than 35,000 Dissenters' Shares for which written demand for payment has been made in accordance with the VSCA.

         (e) STR and DEI shall each have procured all of the third party consents required in order for it to consummate the transactions contemplated by this Agreement.

         (f) All required governmental and regulatory approvals for the Merger, including any approvals required under federal or state securities laws, shall have been received.

         (g) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions as set forth in this Agreement to be rescinded following consummation, (iii) affect adversely the right of STR to own its assets and to operate its business as it currently operates, or (iv) if determined adversely to STR or any director, officer, employee or agent of STR, have a material adverse effect on the business, financial condition or prospects of STR and no such injunction, judgment, order, decree, ruling, or charge described in (i), (ii), (iii) or (iv) shall be in effect.

         (h) All actions to be taken by STR in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to DEI and its counsel.

         (i) STR shall have made, or caused to be made, all of the deliveries required by Section 8.2(b).

         (j) There shall not have occurred since the date hereof any event which has had or with the passage of time, is reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of STR.

         (k) The Form S-4 registration statement containing the joint proxy statement to be used at the DEI and STR stockholder meetings at which approval of the Merger is considered shall have become effective, no stop order suspending the effectiveness of the Form S-4 registration statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. DEI shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue DEI Shares pursuant to the Merger as contemplated by this Agreement.

         (l) Each Affiliate of STR shall have executed and delivered to DEI the letters contemplated by Section 5.11, together with such other documents and instruments as DEI may reasonably request related to compliance with the Securities Act.

     7.2 Conditions to Obligation of STR to Close the Merger. The obligation of STR to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

         (a) The representations and warranties set forth in Section 4.2 shall be true and correct at and as of the Closing Date.

         (b) DEI and Merger Sub shall have performed and complied with all of their covenants under this Agreement in all material respects through the Closing.

         (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling, or charge described in (i) and (ii) shall be in effect.

         (d) DEI and Merger Sub shall have made, or caused to be made, all of the deliveries required by Section 8.2(a).

         (e) This Agreement and the Merger shall have been duly approved by the holders of the requisite number of the STR Shares in accordance with applicable law and STR's Articles of Incorporation and Bylaws, and the DEI Amended Certificate shall have been duly approved by the holders of the requisite number of the DEI Shares in accordance with applicable law and DEI's Certificate of Incorporation and Bylaws.

         (f) All required governmental and regulatory approvals for the Merger, including any approvals required under federal or state securities laws, shall have been received.

         (g) All actions to be taken by DEI and Merger Sub in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to STR and its counsel.

          (h) There shall not have occurred since the date hereof any event which has had or with the passage of time, is reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of DEI and the DEI Subsidiaries, taken as a whole.

         (i) The Form S-4 registration statement containing the joint proxy statement to be used at the DEI and STR stockholder meetings at which approval of the Merger is considered shall have become effective, no stop order suspending the effectiveness of the Form S-4 registration statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. DEI shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue DEI Shares pursuant to the Merger as contemplated by this Agreement.

8. CLOSING.

     8.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at such location, on such date and at such time as the Parties mutually agree at the earliest practicable time after the satisfaction or waiver of all conditions to the Merger set forth in Article 7 hereof (the "Closing Date").

     8.2 Deliveries at the Closing.

         (a) At the Closing, DEI will deliver or cause to be delivered to STR the following:

              (i) A certificate of DEI, dated the Closing Date, signed by the President and the Treasurer of DEI, to the effect that the conditions of
Section 7.2 have been fulfilled;

              (ii) The written opinion of Dykema Gossett PLLC, counsel to DEI, dated the Closing Date, in the form attached as Exhibit 8.2(a)(ii);

              (iii) Employment Agreements executed by DEI, Mr. Thomas Ory and Mr. Charles Stanich; and

              (iv) The Articles of Merger executed by Merger Sub.

         (b) At the Closing, STR will deliver or cause to be delivered to DEI the following:

              (i) A certificate of STR, dated the Closing Date, signed by the President and the Treasurer of STR, to the effect that the conditions of
Section 7.1 have been fulfilled;

              (ii) The opinion of Michaels, Wishner & Bonner, P.C., counsel to STR, dated the Closing Date, in the form attached as Exhibit 8.2(b)(ii);

              (iii) The Articles of Merger executed by STR; and

              (iv) Such other information, documents or instruments from STR as DEI may reasonably request for the purpose of effectuating the transactions contemplated by the Agreement.

9. TERMINATION.

     9.1 Termination. Notwithstanding the adoption of this Agreement by DEI, Merger Sub and STR, this Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time in any of the following ways:

         (a) by the mutual written agreement of the Parties;

         (b) by DEI if (i) any of the conditions set forth in Section 7.1 have not been satisfied at Closing and have not been waived by DEI, (ii) STR shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by STR at or prior to such date of termination and which failure to comply has not been cured within five business days following receipt by STR of written notice of such failure to comply, (iii) any representation or warranty of STR contained in this Agreement shall not be true in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time, (iv) the STR Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to DEI or shall have resolved to do any of the foregoing, (v) the STR Board of Directors shall have recommended to the stockholders of STR any Acquisition Proposal or resolved to do so, or (vi) DEI enters into a definitive agreement accepting a Higher Offer;

         (c) by STR if (i) any of the conditions set forth in Section 7.2 have not been satisfied at Closing and have not been waived by STR, (ii) DEI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by DEI at or prior to such date of termination and which failure to comply has not been cured within five business days following receipt by DEI of written notice of such failure to comply, (iii) any representation or warranty of DEI contained in this Agreement shall not be true in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time, (iv) the DEI Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to STR or shall have resolved to do any of the foregoing, (v) the DEI Board of Directors shall have recommended to the stockholders of DEI any Acquisition Proposal or resolved to do so, or (vi) STR enters into a definitive agreement accepting a Higher Offer; or

         (d) by STR or DEI if the Closing Date does not occur on or before May 31, 1998; provided, that the right to terminate this Agreement under this paragraph (d) shall not be available to any Party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure of the consummation of the Merger to occur on or before such date.

A Party desiring to terminate this Agreement must give written notice of such termination to the other Parties, specifying the paragraph of this Section 9.1 pursuant to which such termination is made and the reason(s) therefor.

     9.2 Effect of Termination. In the event this Agreement is terminated and the Merger abandoned (a) pursuant to Section 9.1(b)(v) or Section 9.1(c)(vi), or (b) as a result of the failure of STR's stockholders to approve the Merger, DEI shall be entitled to receive from STR all costs and out-of-pocket expenses (including reasonable attorneys', accountants and investment banking fees and expenses related to the Merger and any related financing) which DEI may have incurred in connection with the negotiation and preparation of this Agreement and related documentation, due diligence investigations undertaken with respect to STR and DEI, and the preparation, filing, printing and mailing of the Form S-4 registration statement and the joint proxy statement included therein and the response to SEC comments thereon. In the event this Agreement is terminated and the Merger abandoned (x) pursuant to Section 9.1(c)(v) or Section 9.1(b)(vi), or (y) as a result of the failure of DEI's stockholders to approve the Merger, STR shall be entitled to receive from DEI all costs and out-of-pocket expenses (including reasonable attorneys', accountants and investment banking fees and expenses related to the Merger and any related financing) which STR may have incurred in connection with the negotiation and preparation of this Agreement and related documentation, due diligence investigations undertaken with respect to STR and DEI, and the preparation, filing, printing and mailing of the Form S-4 registration statement and the joint proxy statement included therein and the response to SEC comments thereon. Upon termination of this Agreement (and the Merger) pursuant to
Section 9.1 for any other reason, each Party will be responsible for its out-of-pocket expenses (including professional fees and expenses) and the cost of printing the Form S-4 Registration Statement and the related joint proxy statement shall be borne equally by DEI and STR.

10. SURVIVAL OF REPRESENTATIONS.

     10.1 No Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate furnished or to be furnished pursuant hereto shall not survive the Closing Date.

11. MISCELLANEOUS.

     11.1 Complete Agreement; Amendment. This Agreement and the Employment Agreements, including the Exhibits, the Schedules and other writings referred to in or delivered pursuant to or simultaneously with this Agreement, contain the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof will have any force and effect unless the same is in writing and validly executed by the Parties hereto.

     11.2 Notices. All notices or other communications required or permitted hereunder will be in writing and will be deemed to have been duly given if sent by registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

           (a) if to DEI or Merger Sub, to:

           Mr. Thomas R. Ory, President
           Daedalus Enterprises, Inc.
           300 Parkland Plaza
           Ann Arbor, Michigan  48106

     with a copy to:

           Mark A. Metz, Esq.
           Dykema Gossett PLLC
           400 Renaissance Center
           Detroit, Michigan  48243

     (b)   If to STR, to:

           S. R. Perrino, President
           S. T. Research Corporation
           8419 Terminal Road
           Newington, Virginia 22122

     with a copy to:

           Mark Wishner, Esq.
           Michaels, Wishner & Bonner, P.C.
           Suite 900
           1140 Connecticut Avenue
           Washington, D.C. 20036

or to such other address as will be furnished in writing by any Party, and any such notice or communication will be deemed to have been given as of the date so mailed. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.3 Expenses. Accept as otherwise provided in this Agreement, each Party will be responsible for the payment of the fees and expenses which he or it incurs for counsel, accountants, brokers and otherwise in connection with this Agreement.
     11.4 Assignment. This Agreement will be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by STR without the prior written consent of DEI; and further provided, that DEI may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of DEI.

     11.5 Counterparts. This Agreement may be executed in counterparts, all of which together will be deemed an original of this Agreement.

     11.6 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to its rules regarding choice of law.

     11.7 Interpretation. The titles of the Sections have been inserted as a matter of convenience and reference only and will not control or affect the meaning or construction of this Agreement. References to Sections refer to Sections of this Agreement unless otherwise stated. Words such as "herein", "hereof", "hereby" and "hereunder", and words of similar import, unless the context requires otherwise, refer to this Agreement. As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

     11.8 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References to this Agreement herein shall be construed as references to the Agreement with all Exhibits and Schedules.

     11.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     11.10 Waivers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any waiver of any obligation contained in this Agreement is freely, knowingly and voluntarily given by each Party, without any duress or coercion, after each Party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement. No Party will be deemed to have made any waiver unless it has been made in writing and signed by the Party to be charged with having made such waiver.

     IN WITNESS WHEREOF, the duly authorized officers of DEI and STR have hereunto set their hands and delivered this Agreement as of the date and year first above written.



DAEDALUS ENTERPRISES, INC.                  S. T. RESEARCH CORPORATION


By: /s/ Thomas R. Ory                       By: /s/ S. R. Perrino
---------------------------                    -----------------------
   Thomas R. Ory                                    S. R. Perrino
Its:  President                             Its:  President


DEI MERGER SUB, INC.


By: /s/ Thomas R. Ory
---------------------------

Its:  President

Schedules to the Agreement:

          4.1(b)(i)          Organization, qualification and corporation power
          4.1(b)(ii)         Subsidiaries and former subsidiaries
          4.1(d)             Capitalization
          4.1(e)             Equity interests
          4.1(f)             STR Financial Statements
          4.1(g)             Subsequent Events
          4.1(k)             Litigation
          4.1(l)             Intellectual property
          4.1(m)             Exceptions to tangible assets owned
          4.1(n)             Contracts
          4.1(o)             Setoffs and Counterclaims
          4.1(q)             Insurance
          4.1(t)             Employee benefits
          4.1(u)             Insider interests

          4.2(b)(i)          List of jurisdictions in which DEI is qualified as
                             a foreign corporation
          4.2(d)             Options and Warrants
          4.2(g)             Subsequent Events
          4.2(j)             Taxes
          4.2(k)             Litigation
          4.2(l)             Intellectual property
          4.2(m)             Exceptions to tangible assets owned
          4.2(n)             Contracts
          4.2(q)             Insurance
          4.2(t)             Employee benefits
          4.2(v)             Broker fees

          5.4(c)             Sales
          5.4(l)             Asset transfer

Exhibits to the Agreement:

          5.2                Form of DEI Amended Certificate
          8.2(a)(ii)         Form of Opinion of Dykema Gossett PLLC
          8.2(a)(iii)        Form of Employment Agreement
          8.2(b)(ii)         Form of Opinion of Michaels, Wishner & Bonner, P.C.

                                                                        ANNEX B


December 23, 1997

Board of Directors
Daedalus Enterprises, Inc.
300 Parkland Plaza Rd.
Ann Arbor, Michigan  48103

Gentlemen:

We understand that Daedalus Enterprises, Inc. ("Daedalus" or the "Company") intends to enter into a strategic merger with S.T. Research Corporation ("S.T. Research") pursuant to the Agreement and Plan of Merger by and among Daedalus, DEI Merger Sub, Inc. and S.T. Research datxed December 23, 1997 (referred to as the "Agreement"). Under the proposed terms contained in the Agreement, Daedalus will exchange 2.58 shares of its common stock for each outstanding share of S.T. Research common stock (the "Consideration"). Daedalus will be the surviving entity with a new name to be determined. You have requested that Roney & Co. render an opinion as to whether the Consideration as proposed under the Agreement is fair, from a financial point of view, to the shareholders of Daedalus.

Roney & Co. is a regional investment banking firm of recognized standing. As part of our investment banking services, we are regularly engaged in the valuation of corporate entities in connection with public offerings and merger and acquisition transactions.

In arriving at the opinion as set forth below, we have, among other things:

I. Reviewed the Annual Reports and related financial information for the fiscal years ended 1993 to 1997 for Daedalus;

II. Reviewed the audited financial statements for the fiscal years ended 1992 to 1997 for S.T. Research;

III.     Reviewed 1998 budgets for both Daedalus and S.T. Research;

IV.      Reviewed the Agreement

V. Reviewed the appraisal of Daedalus' facility prepared by Gerald Alcock Company, LLC as of June 30, 1995;

VI. Reviewed the fair market value of ESOP shares of S.T. Research prepared by Corporate Finance of Washington as of December 31, 1996;

VII. Researched current industry conditions and trends concerning the terms of recent comparable mergers and acquisitions as we deemed relevant;

Daedalus Enterprises, Inc.
December 23, 1997



VIII. Conducted discussions with members of senior management of Daedalus and S.T. Research concerning their respective business and prospects and the benefits of the Agreement; and

IX. Reviewed such other financial data and performed such other analysis and took into account such other matters as we deemed appropriate.

In preparing our opinion, we have relied on and assumed the accuracy and completeness of all financial and other information supplied or otherwise made available to us. We have not assumed any responsibility for independent verification of such information or any independent appraisal of the information. With respect to the financial forecasts furnished to us, we have assumed, without any further independent investigations and analysis by Roney, that they have been reasonably prepared and reflect the best currently available estimates and judgment of Daedalus' and S.T. Research's management as to their respective expected future financial performance.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Daedalus and S.T. Research. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do no purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in our analyses was identical to Daedalus or the Agreement. Accordingly, such analyses are not based solely on arithmetic calculations, rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect companies to which they are being compared. None of the analyses performed by us was assigned a greater significance than any other.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness to Daedalus and its shareholders, from a financial point of view, of the Consideration and does not address Daedalus' underlying business decision to effect the Transaction or any other terms of the Transaction.

Our opinion is directed to the Board of Directors of Daedalus and does not constitute a recommendation to the Board of Directors of Daedalus in connection with any matter relating to the Agreement and has been prepared solely for the confidential use of the Board of Directors and senior management of Daedalus and will not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the

Daedalus Enterprises, Inc.
December 23, 1997



foregoing, this opinion may be included in the registration statement or prospectus and proxy statement filed in connection with the Agreement, provided that this opinion will be reproduced in full, and any description of or reference to us or summary of the opinion in such registration statement or prospectus and proxy statement will be in a form acceptable to us and our counsel.

On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the Consideration, as proposed by the Agreement, is fair to the shareholders of Daedalus, from a financial point of view.

Sincerely,


RONEY & CO.

                                                                         ANNEX C

                           TITLE 13.1.  CORPORATIONS
                   CHAPTER 9.  VIRGINIA STOCK CORPORATION ACT
                        ARTICLE 15.  DISSENTERS' RIGHTS


Section 13.1-729.  Definitions.

         In this article:

         "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 13.1-730 and who exercises that right when and in the manner required by Sections 13.1-732 through 13.1-739.

         "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporate
action until the date of payment, at the average rate currently paid    by the
corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are
registered in the records of a corporation or the beneficial owner of   shares
to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

         "Shareholder" means the record shareholder or the beneficial shareholder.

Section 13.1-730.  Right to dissent.

         A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 13.1-719;

          2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          4.  Any corporate action taken pursuant to a shareholder vote to the
extent the articles of incorporation, bylaws, or a resolution of the    board
of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

       1. The articles of incorporation of the corporation issuing such shares provide otherwise;

       2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

           a.  Cash;

           b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

      c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

   3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in Section 13.1-725.

D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

   1.  The proposed corporate action is abandoned or rescinded;

   2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

   3. His demand for payment is withdrawn with the written consent of the corporation.

Section 13.1-731.  Dissent by nominees and beneficial owners.

           A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

           B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

              1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

              2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Section 13.1-732.  Notice of dissenters' rights.

           A. If proposed corporate action creating dissenters' rights under
Section 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

           B. If corporate action creating dissenters' rights under Section 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 13.1-734.

Section 13.1-733.  Notice of intent to demand payment.

           A. If proposed corporate action creating dissenters' rights under
Section 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

            B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

Section 13.1-734.  Dissenters' notice.

           A. If proposed corporate action creating dissenters' rights under
Section 13.1-730 is authorized at a shareholders' meeting, the corporation, during ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of Section 13.1-733.

           B. The dissenters' notice shall:

              1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

              2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

              3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

                4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

                5.  Be accompanied by a copy of this article.

Section 13.1-735.  Duty to demand payment.

    A. A shareholder sent a dissenters' notice described in Section 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of Section 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

    B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

    C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

Section 13.1-736.  Share restrictions.

    A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

    B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

Section 13.1-737.  Payment.

    A. Except as provided in Section 13.1-738, within thirty days after receipt of a payment demand made pursuant to Section 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

    B. The payment shall be accompanied by:

                1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

                3. A statement of the dissenters' right to demand payment under Section 13.1-739; and

                4.  A copy of this article.

Section 13.1-738.  After-acquired shares.

         A. A corporation may elect to withhold payment required by
Section 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 13.1-739.

Section 13.1-739.  Procedure if shareholder dissatisfied with payment or offer.

         A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 13.1-737), or reject the corporation's offer under Section 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under Section 13.1-737 or offered under Section 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

Section 13.1-740.  Court action.

          A. If a demand for payment under Section 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

          E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or
(ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 13.1-738.

Section 13.1-741.  Court costs and counsel fees.

          A. The court in an appraisal proceeding commenced under Section 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under Section 13.1-739.

          B. The court may also assess the reasonable fees and expenses of experts,excluding those of counsel, for the respective parties, in amounts the court finds equitable:

              1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 13.1-732 through 13.1-739; or

              2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

          C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

          D. In a proceeding commenced under subsection A of Section 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                        ANNEX D

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

  Daedalus Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

  1. The name of the corporation is Daedalus Enterprises, Inc. Daedalus Enterprises, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 13, 1969.

  2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation, and has been duly adopted in accordance with Sections 242 and 245.

  3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

     FIRST.  The name of the corporation is Sensys Technologies Inc.

     SECOND. Its registered office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware.

     THIRD. The nature of the business and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including, without limitation, research, development and manufacturing.

     FOURTH. The total number of shares of Common Stock which the corporation shall have authority to issue is five million (5,000,000) and the par value of each of such shares is $0.01, amounting to fifty thousand dollars ($50,000.00).

     FIFTH.  [RESERVED]

     SIXTH. [RESERVED]

     SEVENTH.  The corporation is to have perpetual existence.

     EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     NINTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     To make, alter or repeal the bylaws of the corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committee shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

     When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     TENTH. Meetings of stockholders may be held outside the State of Delaware, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by ballot unless the bylaws of the corporation shall so provide.

     ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TWELFTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 or Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     THIRTEENTH: A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law of the State of Delaware. Any repeal or modification of this Article THIRTEENTH by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director of the corporation existing at the time of such repeal or modification.

  IN WITNESS WHEREOF, the undersigned corporation has executed, signed and acknowledged this Amended and Restated Certificate of Incorporation this ___ day of _______, 1998.

                                             ___________________________________
                                             Thomas R. Ory
                                             President (authorized officer)
Acknowledged:

______________________________
Lloyd A. Semple, Secretary

                                                                         ANNEX E

                                                               December 23, 1997


Board of Directors
S.T. Research Corporation
Newington, Virginia


You have asked our opinion of fairness from a financial point of view to the shareholders of S.T. Research Corporation ("STR") of the Agreement and Plan of Merger dated 12/23/97 between S.T. Research and Daedalus Enterprises, Inc. This Agreement provides, in part, that Daedalus will exchange 2.58 shares of its Common Stock to acquire each share of STR.

In arriving at our opinion, we have analyzed: (1) the merger agreement, (2) financial information concerning the assets, operations, and prospects of S.T. Research and Daedalus as furnished by their respective managements, (3) the trading history of Daedalus' common stock, (4) the financial effects of the merger upon the Daedalus shares to be exchanged for S.T. Research shares, and
(5) the market price ratios of defense electronics manufacturers. We have visited the STR facilities and have discussed with its management the operations, financial condition and prospects and the potential strategic benefits of the merger to both companies. We have relied upon the accuracy and completeness of the financial and other information provided to us by the respective managements.

In brief, our analysis shows a reduction in revenues per STR share but a per share enhancement of assets, working capital, estimated EBITDA (earnings before interest, depreciation and amortization), and expected market price.

In our opinion, the exchange of shares by Daedalus Enterprises, Inc. for the shares of S.T. Research Corporation pursuant to the Merger Agreement is fair from a financial point of view to S.T. Research Corporation and its stockholders.


                                                 Peter W. Gavian
                                                 Chartered Financial Analyst and
                                                 Accredited Senior Appraiser,
                                                 American Society of Appraisers

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claims, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 21.  EXHIBITS

         A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

         1.      The undersigned Registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c)      To remove from registration by means of
post-effective amendment any of the foregoing securities being registered which remain unsold at the termination of the offering.

         2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant against which such claim is asserted will, unless in the opinion of its counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 14 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on the date indicated below.


                           DAEDALUS ENTERPRISES, INC.

Dated: March 2, 1998                  By: /s/ Thomas R. Ory
                                          ------------------------------
                                           Thomas R. Ory
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Ory and Charles G. Stanich, or either of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to the Registration Statement (including Post-Effective Amendments) and to file the same, with Exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated, in the City of Ann Arbor, State of Michigan.

Signature                         Title                                            Date
/s/ Thomas R. Ory          President, Chief Executive Officer and Director          March 2, 1998
--------------------
Thomas R. Ory              (Principal Executive Officer)

/s/ Jane E. Barrerr        Vice President - Finance and Treasurer                   March 2, 1998
-------------------        (Principal Financial and Accounting
Jane E. Barrett            Officer)


/s/ Charles G. Stanich     Vice President, Chief Operating Officer and              March 2, 1998
----------------------     Director
Charles G. Stanich

/s/ John D. Sanders        Director and Chairman of the Board                    February 21, 1998
-------------------
John D. Sanders

/s/ William S. Panschar    Director                                                 March 2, 1998
-----------------------
William S. Panschar

/s/ Philip H. Power        Director                                             February 23, 1998
-------------------
Philip H. Power

                                 EXHIBIT INDEX

         The Commission File Number for all reports filed on Forms 10-K, 10-Q or 8-K filed by DEI is 0-8193.

Exhibit No.      Description

2.01 Agreement and Plan of Merger, dated as of December 23, 1997, by and among DEI, DEI Merger Sub and STR (included as Annex A to the Joint Proxy Statement/Prospectus which is a part of this Registration Statement).

3.01 Certificate of Incorporation of DEI, with all amendments thereto, as presently in effect (filed as exhibit 3.01 to the 1994 Form 10-K and incorporated herein by reference)

3.03 Bylaws of DEI, with all amendments thereto, as presently in effect (filed as exhibit 3.03 to the Quarterly Report on Form 10-Q for the first quarter of fiscal 1998 and incorporated herein by reference)

4.43 Real Estate Mortgage in the amount of $425,000 dated March 1, 1991, between DEI and Manufacturers National Bank, Ann Arbor (formerly filed as exhibit 4.43, Term Note, to DEI's Quarterly Report on Form 10-Q for the second quarter of fiscal 1991 and incorporated herein by reference)

4.46 First Amendment to Real Estate Mortgage dated December 23, 1991 between DEI and Manufacturers Bank, N.A. (filed as exhibit 4.46 to DEI's Quarterly Report on Form 10-Q for the second quarter of fiscal 1992 and incorporated herein by reference)

4.55 Mortgage Extension Agreement between DEI and Comerica Bank, dated October 30, 1995 (filed as exhibit 4.55 to DEI's Quarterly Report on Form 10-Q for the first quarter of fiscal 1996 and incorporated herein by reference)

4.57 Master Revolving Note and Advance Formula Agreement between DEI and Comerica Bank, both dated October 25, 1996 (filed as exhibit 4.57 to the 1996 Form 10-K and incorporated herein by reference)

5.01             Opinion of Dykema Gossett PLLC (to be filed by amendment)

8.01 Opinion of Michaels, Wishner & Bonner, P.C. (to be filed by amendment)

10.60 1983 Incentive Stock Option Plan (filed as exhibit 10.60 to the 1994 Form 10-K and incorporated herein by reference)

10.607 Non-Qualified Stock Option Agreement with Mr. Thomas R. Ory, dated November 8, 1989 (filed as exhibit 10.607 to the 1993 Form 10-K and incorporated herein by reference)

10.608           Non-Qualified Stock Option Agreement with Mr. Charles G.
                 Stanich, dated November 8, 1989 (filed as exhibit 10.608 to the 1993 Form 10-K and incorporated herein by reference)

10.610 Long-term Incentive Plan (filed as exhibit 10.610 to the 1994 Form 10-K and incorporated herein by reference)

10.611           Stock Option Plan for Nonemployee Directors (filed as exhibit
                 10.611 to the 1994 Form 10-K and incorporated herein by reference)

10.612 Form of Senior Officer Severance Agreement with Messrs. Ory and Stanich, dated June 21, 1995 (filed as Exhibit 10.612 to the 1995 Form 10-K and incorporated herein by reference)

10.613 Form of Incentive Stock Option Agreement Under Long-Term Incentive Plan (filed as exhibit 10.613 to DEI's Quarterly Report on Form 10-Q for the first quarter of fiscal 1997 and incorporated herein by reference)

10.614 Form on Non-Qualified Stock Option Agreement Under Long-Term Incentive Plan (filed as exhibit 10.614 to DEI's Quarterly Report on Form 10-Q for the second quarter of fiscal 1997 and incorporated herein by reference)

10.901 Teaming agreement between DEI and Coastal Environmental Services, Inc., dated March 17, 1994. (filed as exhibit 10.901 to the 1994 Form 10-K and incorporated herein by reference)

10.902 Agreement between DEI and James W. Sewall Company, dated March 25, 1994, for the development of the Airborne Digital Camera and related software for pipeline right-of-way monitoring and other applications (filed as exhibit 10.902 to the 1994 Form 10-K and incorporated herein by reference)

10.903 Teaming agreement between DEI and Pacific Meridian Resources, dated August 17, 1994 (filed as exhibit 10.903 to the 1994 Form 10-K and incorporated herein by reference)

11.01 Computation of Earnings Per Share (filed as exhibit 11.01 to the 1997 Form 10-K and incorporated herein by reference)

21.01 Subsidiaries of DEI (filed as exhibit 21.01 to the 1997 Form 10-K and incorporated herein by reference)

23.01            Consent of Deloitte & Touche LLP (filed herewith)

23.02            Consent of Coopers & Lybrand L.L.P (filed herewith)

23.03            Consent of Ross, Langan & McKendree LLP (filed herewith)

23.04            Consent of Dykema Gossett PLLC (included in Exhibit 5.01)

23.05            Consent of Michaels, Wishner & Bonner, P.C. (included in
                 Exhibit 8.01)

23.06            Consent of Roney & Co. (filed herewith)

23.07 Consent of Corporate Finance of Washington, Inc. (filed herewith)

23.08            Consent of S. R. Perrino (filed herewith)

23.09            Consent of James Busey (filed herewith)

23.10            Consent of Charles Bernard (filed herewith)

23.11            Consent of S. Kent Rockwell (filed herewith)